      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 TELERGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 4813                                16-1493420
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)

                                 TELERGY, INC.
                              ONE TELERGY PARKWAY
                         EAST SYRACUSE, NEW YORK 13057
                           TELEPHONE: (315) 362-2000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                OF THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                STEVEN D. RUBIN
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                 TELERGY, INC.
                              ONE TELERGY PARKWAY
                         EAST SYRACUSE, NEW YORK 13057
                           TELEPHONE: (315) 362-2800
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

          JOEL S. KLAPERMAN                       MICHAEL I. KEYES                      STEPHEN A. GREENE
         SHEARMAN & STERLING               STEARNS WEAVER MILLER WEISSLER            CAHILL GORDON & REINDEL
         599 LEXINGTON AVENUE                ALHADEFF & SITTERSON, P.A.                   80 PINE STREET
       NEW YORK, NEW YORK 10022         150 WEST FLAGLER STREET, SUITE 2200          NEW YORK, NEW YORK 10005
      TELEPHONE: (212) 848-4000                 MIAMI, FLORIDA 33130                TELEPHONE: (212) 701-3000
      FACSIMILE: (212) 848-7179              TELEPHONE: (305) 789-3200              FACSIMILE: (212) 269-5420
                                             FACSIMILE: (305) 789-3395

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                 TITLE OF EACH CLASS OF                         PROPOSED MAXIMUM                 AMOUNT OF
              SECURITIES TO BE REGISTERED                      OFFERING PRICE(1)              REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Class A common stock, $0.0001 par value.................          $250,000,000                    $66,000
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION. DATED MAY 10, 2000.

                                               Shares

[LOGO]                           TELERGY, INC.

                              Class A Common Stock
                             ----------------------

     This is an initial public offering of shares of Class A common stock of
Telergy, Inc. All of the          shares of Class A common stock are being sold
by Telergy.

     Prior to this offering, there has been no public market for the Class A common stock. It is currently estimated that the initial public offering price
per share will be between $          and $          . Telergy intends to make
application for quotation of the Class A common stock on the Nasdaq National Market under the symbol "TLGY".

     Telergy has two classes of common stock, Class A common stock and Class C common stock. Holders of each class have identical rights, except for differences in voting. Holders of Class A common stock have one vote per share, while holders of Class C common stock have 90,000 votes per share. After this
offering, the holders of Class C common stock will have      % of the combined
voting power of the common stock.

     See "Risk Factors" beginning on page 6 to read about certain factors you should consider before buying shares of Class A common stock.
                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                              Per Share     Total
                                                              ---------     -----
Initial public offering price...............................  $            $
Underwriting discount.......................................  $            $
Proceeds, before expenses, to Telergy.......................  $            $

     To the extent that the underwriters sell more than          shares of Class
A common stock, the underwriters have the option to purchase up to an
additional          shares from Telergy at the initial public offering price,
less the underwriting discount.
                             ----------------------

     The underwriters expect to deliver the shares against payment in New York,
New York on                , 2000.
GOLDMAN, SACHS & CO.                                         MERRILL LYNCH & CO.
                             ----------------------

BANC OF AMERICA SECURITIES LLC
                 CIBC WORLD MARKETS
                                            RBC DOMINION SECURITIES
                             ----------------------

                    Prospectus dated                , 2000.

                                    ARTWORK
     [Network map depicting long-haul capacity, intracity rings and switch locations.]

                               PROSPECTUS SUMMARY

     The following summary contains basic information about Telergy and this offering. It may not contain all the information that may be important to you. You should read this entire prospectus before making an investment decision. References in this prospectus to "we" includes Telergy, Inc. and our subsidiaries and our investment in Telergy East.

                                  THE COMPANY

OVERVIEW

     We are a facilities-based provider of integrated broadband telecommunications services and high-bandwidth fiber optic capacity in the northeastern United States. Our network is designed to be a regional fiber optic intranet combining direct last-mile connections to our customers, intracity rings and long-haul capacity. We are building our network on what we believe to be the broadest contiguous rights-of-way in the region, primarily using access rights granted to us by four utility companies with which we have developed unique relationships. We currently offer both traditional telecommunications services as well as enhanced services such as video storage and streaming. We are installing equipment necessary to provide additional enhanced services, including data storage and disaster recovery, and expect to offer these services by the end of 2000. We market our services to large businesses and institutions in the healthcare, education, finance and government sectors, medium- and small-sized businesses with enterprise networking needs and telecommunications carriers.

     Our agreements with Niagara Mohawk Power Corporation, or Niagara Mohawk; Consolidated Edison Company of New York, or ConEd; New York State Electric and Gas, or NYSEG; and GPU Telcom Services, Inc., or GPU Telcom, provide us with last-mile access to virtually every customer and building in our region, including those in New York City. By the end of 2001, we expect our network to be comprised of approximately 586,000 fiber miles over 3,200 route miles extending from Washington, D.C. to Montreal. As of April 15, 2000, we had constructed or entered into agreements for indefeasible rights-of-use for approximately 202,000 fiber miles over 1,800 route miles in New York, New Jersey, Pennsylvania, Washington, D.C. and Maryland. Our agreements with utilities allow us to build our network in a capital efficient manner by significantly reducing the last-mile barriers to entry, construction time and associated costs. In addition, these agreements eliminate most recurring fees typically paid to owners of rights-of-way, in exchange for telecommunications capacity. Substantially all of the utility rights-of-way have never before been used for commercial telecommunications purposes, making our services attractive to customers seeking a geographically diverse network.

     In addition to our utility relationships, we have formed strategic relationships with MasTec North America, Inc.; or MasTec, Nortel Networks, or Nortel; and EMC Corp., or EMC. MasTec provides us with network construction expertise. Nortel offers advanced equipment, support services and vendor financing. Through our relationship with EMC, we are jointly developing customized data and video storage solutions for our customers. In connection with this relationship, we are the first telecommunications company to install and operate an EMC video server.

     Our goal is to leverage our network and relationships to become the preferred provider of broadband services in our markets. To achieve this goal, we are rapidly expanding our direct sales force and have entered into joint marketing agreements. As of April 15, 2000, we had a direct sales, marketing and customer care team of 129 employees located in five sales offices in our region. Our arrangements with Niagara Mohawk Energy, a subsidiary of Niagara Mohawk and GPU Telcom allow us to jointly market our services to their business and institutional customers. We believe these arrangements enhance our credibility with our target customers and our ability to enter new markets quickly.

     Since our formation in 1995, we have raised more than $133.0 million in equity capital.

BUSINESS STRATEGY

     Our business strategy includes the following elements:

     - Build an end-to-end network to maximize profitability.

     - Complete our network build-out and pursue additional utility relationships.

     - Build out our network efficiently and cost effectively.

     - Offer enhanced video and data services.

     - Enhance our access to customers through joint marketing with utilities.

     - Leverage our operational support system.

     - Capitalize on management ability and relationships.

PRINCIPAL OFFICES

     Our principal executive offices are located at One Telergy Parkway, East Syracuse, New York 13057, and our telephone number is (315) 362-2000. Our website address is www.telergy.net. Information on our website does not constitute part of this prospectus.

                                  THE OFFERING

Class A common stock offered.................                     shares
Common stock to be outstanding after this
  offering:
  Class A common stock.......................                     shares
  Class C common stock.......................                   100 shares
          Total..............................                     shares
Voting rights................................  Holders of each class of our common stock have identical rights, except for differences
                                               in voting. Holders of our Class A common
                                               stock have one vote per share, while holders
                                               of our Class C common stock have 90,000 votes
                                               per share. After this offering, the holders
                                               of our Class C common stock will have      %
                                               of the combined voting power of the common
                                               stock. Brian P. Kelly and Kevin J. Kelly,
                                               through their ownership of our Class C common
                                               stock, will continue to have the power to
                                               elect all of our directors and control
                                               stockholder decisions.
Proposed Nasdaq National Market symbol.......  TLGY
Use of proceeds..............................  We expect to use the net proceeds for further development of our network, expansion of our
                                               sales and marketing organization, working
                                               capital, capital expenditures, acquisitions
                                               and other general corporate purposes.

     The number of shares of our Class A common stock outstanding excludes shares issuable:

     - upon the exercise of outstanding stock options and warrants except for warrants to acquire 564,227 shares of our Class A common stock which expire upon completion of this offering; and

     - for payment of current returns on 358,239 shares of our Class A common stock. See "Description of Capital Stock -- Minimum Returns on Investment".

     Except as otherwise indicated, all information in this prospectus assumes:

     - no exercise of the underwriters' over-allotment option;

     - the conversion or exchange of all of our preferred stock for shares of our Class A common stock; and

     - the conversion of Niagara Mohawk Energy's membership interest in Telergy Central into shares of our Class A common stock.
                            ------------------------

     You should refer to the section entitled "Risk Factors" for an explanation of certain risks of investing in our Class A common stock.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summarizes the consolidated financial data and operating data for our business. You should read this data along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes presented elsewhere in this prospectus. The pro forma as adjusted consolidated balance sheet data reflect:

     - the issuance in May 2000 of our Series B preferred stock and related warrants for aggregate proceeds of $20.0 million and the subsequent conversion of the Series B preferred stock and related warrants upon
       completion of this offering into      shares of our Class A common stock,
       assuming an initial public offering price of $     per share;

     - the exercise of warrants to acquire 564,227 shares of our Class A common stock which expire upon completion of this offering, and the cancellation and exchange of our Series A preferred stock along with the payment of
       $     in connection with that exercise;

     - the conversion of Niagara Mohawk Energy's membership interest in Telergy
       Central into           shares of our Class A common stock, assuming an
       initial public offering price of $     per share; and

     - the issuance of           shares of Class A common stock in this offering
       at an assumed initial public offering price of $       per share, but
       after deducting the underwriting discount and estimated expenses.

                                                                 YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                            1997          1998          1999
                                                         ----------    ----------    -----------
                                                          (IN THOUSANDS, EXCEPT OPERATING DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Service revenue........................................   $  2,516      $  5,206      $   7,944
Operating expenses:
  Cost of services.....................................      2,709         7,477         15,503
  Selling, general and administrative..................      4,642         8,998         19,659
  Depreciation and amortization........................        321         1,737          4,587
  Non-cash stock-based compensation....................        124         5,999          2,687
                                                          --------      --------      ---------
Total operating expenses...............................      7,796        24,211         42,436
                                                          --------      --------      ---------
Operating loss.........................................     (5,280)      (19,005)       (34,492)
Interest expense, net..................................       (522)      (14,625)       (28,879)
Net loss...............................................   $ (5,394)     $(34,957)     $ (62,874)
                                                          ========      ========      =========

OTHER CONSOLIDATED FINANCIAL DATA:
Capital expenditures(1)................................   $ 26,162      $ 35,599      $ 131,450
EBITDA(2)..............................................     (4,836)      (11,269)       (27,219)
Net cash used in operations............................       (418)      (14,764)       (34,751)
Net cash used in investing activities..................    (24,739)      (37,120)      (105,618)
Net cash provided by financing activities..............     26,174        52,451        138,409

OPERATING DATA AT END OF PERIOD:
Route miles............................................        325           650          1,000
Fiber miles............................................     31,200        76,500        170,000
Employees..............................................         57           127            341

                                                              AS OF DECEMBER 31, 1999
                                                              -----------------------
                                                                           PRO FORMA
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                          (UNAUDITED)
                                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $    278     $
Working capital deficit.....................................  (150,729)
Property and equipment, net.................................   201,806       201,806
Investment in Telergy East..................................     3,241         3,241
Total assets................................................   219,919
Unearned fiber lease revenue................................    10,386        10,386
Total debt..................................................   156,441       156,441
Stockholders' equity........................................    27,245

---------------
(1) Capital expenditures include cash expenditures plus additions to property and equipment financed through trade payables and capital lease obligations. Amounts also include capitalized interest.

(2) EBITDA is defined as operating income plus depreciation, amortization and non-cash stock-based compensation. EBITDA is used by management and some investors as an indicator of a company's historical ability to service debt. However, EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (1) operating income (as determined by generally accepted accounting principles) as an indicator of operating performance or (2) cash flows from operating, investing and financing activities (as determined by generally accepted accounting principles).

                                  RISK FACTORS

     An investment in our Class A common stock involves a high degree of risk. You should consider the following risk factors, together with the other information in this prospectus, when evaluating an investment in our Class A common stock. If any of the following risks occur, our business, operations or financial condition would likely suffer. If that happens, the trading price of our Class A common stock could fall and you may lose all or part of the money you paid to buy our Class A common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

                         RISKS RELATING TO OUR BUSINESS

GIVEN OUR LIMITED OPERATING HISTORY, YOU SHOULD CONSIDER OUR CLASS A COMMON STOCK TO BE A HIGHLY SPECULATIVE INVESTMENT

     We are a development stage company which began operations in early 1996 and have a limited operating history upon which you can base an evaluation of our performance, including the reliability of our network and future financial results. We are still in the early stages of our operations and have yet to complete construction of our planned network. You should consider the prospects for our success in light of the risks often encountered in establishing a new business in an industry subject to rapid technological and price changes and filled with many competitors. We can not assure you that we will be able to successfully build out our network or successfully establish our business.

WE HAVE A HISTORY OF OPERATING LOSSES AND WORKING CAPITAL DEFICITS AND WE MAY NOT BE PROFITABLE IN THE FUTURE

     We have incurred operating losses and experienced negative EBITDA and net income in each quarter since we began operations. As of December 31, 1999, our accumulated deficit totaled approximately $112.1 million and our working capital deficit totaled approximately $150.7 million. We expect to incur significant additional expenses in connection with the development and expansion of our network infrastructure as well as increases in our sales and marketing and general administrative expenses. As a result, we expect to continue to incur significant future operating losses and negative cash flow while we concentrate on the development and construction of our network and until we have established a profitable customer base. If our revenues do not increase significantly or if the increase in our expenses is greater than expected, we may not achieve or sustain profitability or generate positive cash flow in the future.

AN INABILITY TO MANAGE OUR RAPID GROWTH COULD IMPAIR OUR OPERATING RESULTS

     Our current business plan contemplates rapid expansion of our business for the foreseeable future. This growth has placed, and will place, a significant strain on our financial, management, operational and other resources. This rapid expansion will increase our operating complexity and will require that we, among other things, efficiently:

     - address the demand for our products and services;

     - control expenses and costs related to our business plan;

     - maintain effective quality controls; and

     - expand our internal management, technical, provisioning, information, billing, customer service and accounting systems.

     The significant size and complexity of our business and our planned network will make it more difficult for us to manage our growth. If we fail to manage any of these factors effectively, it could have a material adverse effect on our business, results of operations and financial condition.

OUR FAILURE TO MAINTAIN OUR ACCESS TO RIGHTS-OF-WAY, OR OBTAIN ADDITIONAL RIGHTS-OF-WAY IN THE FUTURE, COULD IMPAIR THE DEVELOPMENT OF OUR NETWORK

     We have entered into agreements with Niagara Mohawk, NYSEG, ConEd and GPU Telcom which provide us with non-exclusive access to certain specific rights-of-way. These rights-of-way are essential to the construction and installation of our telecommunications network. In some cases, these agreements require our fiber network to be moved or removed in the event that the utility needs its rights-of-way for public utility purposes or no longer owns its rights-of-way. See "Business -- Our Relationships with Utilities." If any of these agreements were terminated or could not be renewed, it could have a material adverse effect on our business, results of operations and financial condition.

     In addition, we may require supplemental rights-of-way and other permits from railroads, utilities, state highway authorities, local governments and transit authorities to install conduit and related telecommunications equipment for the expansion of our network into the remainder of the eastern United States. We can not assure you that we will be successful in obtaining and maintaining access to these rights-of-way on acceptable terms or at all. Some of these agreements may be short-term or revocable at will. If any of these agreements were terminated or could not be renewed and we were forced to remove our fiber optic cable from under these rights-of-way or abandon our networks, it would have a material adverse effect on our business, results of operations and financial condition.

IF ANY OF OUR EXISTING STRATEGIC RELATIONSHIPS TERMINATE, OUR ABILITY TO PENETRATE OUR TARGET MARKETS COULD BE ADVERSELY AFFECTED

     We have formed strategic relationships, both formally and informally, with various utility providers, hardware and software vendors, telecommunications companies and other entities for joint marketing and preferred pricing purposes and to expand our network quickly and efficiently. We plan to maintain these relationships and seek new marketing or other strategic arrangements in the future. Our ability to quickly penetrate our target markets may be adversely affected if we are unable to capitalize on these relationships and to develop similar relationships in the future.

WE HAVE SUBSTANTIAL INDEBTEDNESS THAT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR VARIOUS OBLIGATIONS, INCLUDING OBLIGATIONS IMPOSED BY OUR EXISTING CREDIT FACILITIES

     We are, and after the offering will continue to be, substantially leveraged. At December 31, 1999, we had or were subject to approximately:

     - $156.4 million of debt (including capital leases); and

     - $112.1 million of accumulated deficit incurred since our inception.

     The degree to which we are leveraged could have important consequences to our future operations, including:

     - limiting our ability to fund future capital expenditures, research and development costs, working capital and other general corporate requirements;

     - requiring us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our indebtedness;

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

     - placing us at a competitive disadvantage compared to our competitors that have less debt; and

     - increasing our vulnerability to general adverse economic and industry conditions.

     In addition, our existing credit facilities contain a number of significant limitations that could limit our ability to conduct our business, obtain future financing or withstand a future downturn in our business. Our credit facilities also require us to maintain specified financial ratios and satisfy financial tests. We recently amended our credit facilities to reduce these financial tests. We would not have satisfied these tests without these amendments and our ability to meet these tests or ratios in the future may be affected by events beyond our control. If we fail to comply with any of the covenants in our financing agreements, we will be in default. In the event of a default under our credit facilities, our lenders could terminate their commitments to lend to us or accelerate the loans and declare all amounts borrowed due and payable. Additionally, if we default, borrowings under our other debt agreements that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occur, we may not be able to make the necessary payments to the lenders and may not be able to find alternative financing. Even if we could obtain alternative financing, it may not be on terms that are favorable or acceptable to us.

A FAILURE TO FINANCE OUR SUBSTANTIAL CAPITAL REQUIREMENTS COULD ADVERSELY AFFECT OUR BUSINESS PLAN

     Our current business plan provides for the completion of our network build by the end of 2001. We will require additional funds from the conveyance of indefeasible rights-of-use or through the sale of additional equity or debt securities in order to complete our network and fund our operating losses. The timing and cost of developing our network and offering our telecommunications services will depend on a variety of factors, many of which are beyond our control. We may not be able to complete our network as planned and our actual costs may vary materially from those currently budgeted. We may not be able to convey indefeasible rights-of-use in the quantities or at the prices that we currently anticipate or sell debt or equity securities on terms or in amounts satisfactory to us. In the event that our actual costs exceed our current budget or we do not have the funds we anticipate, we will need to seek additional sources of financing or adjust the number or sequence of segments we develop.

     We may also require additional capital in the future for new business activities related to our current and planned businesses, or in the event we decide to make acquisitions or enter into further additional joint ventures and strategic relationships. If we do require additional financing in the future, we can not assure you that any additional funds would be available on commercially reasonable terms, or at all, or that we could obtain any other financing. If we fail to obtain the required financing, we may be required to delay or abandon some of our future expansion or spending plans.

     Future debt financing may limit our financial and operating flexibility. If we issue additional equity securities, you may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to our Class A common stock.

DIFFICULTIES IN COMPLETING OUR NETWORK COULD INCREASE ITS ESTIMATED COST TO US, DELAY ITS SCHEDULED COMPLETION AND SUBJECT US TO PENALTIES

     Our ability to increase revenues and generate positive cash flow will depend in large part upon the successful, timely and cost-effective completion of our network. Significant delays in completing our network could harm our business and financial performance. Administrative, technical, operational and other problems that could arise may be more difficult for us to address and solve due to the significant size and complexity of our planned network. Additionally, we have entered into agreements with other telecommunications carriers to deliver capacity or indefeasible rights-of-use over our network. These agreements typically require us to pay penalties if we fail to deliver the capacity or indefeasible rights-of-use by an agreed deadline. The successful and timely completion of our network will be affected by a variety of factors, many of which we can not control, including the following:

     - our ability to acquire additional sites, rights-of-way and required permits from utilities, governmental authorities or others on satisfactory terms and conditions;

     - our management of costs related to construction of route segments;

     - timely performance by contractors and subcontractors;

     - the technical performance of the fiber and equipment used in our network; and

     - our ability to attract and retain qualified personnel.

     Future expansions and adaptations of our network's electronic and software components may be necessary in order to respond to a growing number of customers or increased demands by our customers to transmit larger amounts of data. We can not guarantee that we will be able to achieve completion, or any future expansion, on time, within our anticipated budget or at all.

ANY FAILURE OF OUR NETWORK INFRASTRUCTURE COULD LEAD TO SIGNIFICANT COSTS, SERVICE DISRUPTIONS AND DATA LOSS, WHICH COULD REDUCE OUR REVENUES AND HARM OUR BUSINESS AND REPUTATION

     The success of our operations will require that our network provide competitive reliability, capacity and security. Some of the risks to our network and infrastructure include:

     - physical damage;

     - human error;

     - power loss;

     - capacity limitations;

     - software defects;

     - breaches of security, including computer viruses; and

     - other disruptions that are beyond our control.

     Despite precautions we have taken, the occurrence of a natural disaster or other problems could result in service interruptions, significant damage to equipment or loss of customer data. Any widespread loss of services would slow the adoption of our services and cause damage to our reputation, which could have a material adverse effect on our business, results of operations and financial condition.

IF OUR NETWORK SECURITY IS BREACHED, OUR BUSINESS AND REPUTATION WOULD SUFFER

     Our customers rely on us for the secure transmission of their data. Third parties may attempt to breach our security. If they succeed despite our security measures, they could obtain, destroy or damage confidential information of our customers. We may be liable to our customers for any breach in our security. Our failure to prevent security breaches may harm our reputation and thereby could have a material adverse effect on our business, results of operations and financial condition.

WE RELY ON THIRD PARTY SUPPLIERS FOR THE COMPONENTS OF OUR INFRASTRUCTURE AND THE PRODUCTS WE USE TO DELIVER OUR SERVICES AND ANY INTERRUPTION IN THE SUPPLY OF THESE PRODUCTS AND MATERIALS COULD HARM OUR BUSINESS

     We are dependent on other companies to supply the key components of our network infrastructure and the hardware and software products we use in delivering our services. Our infrastructure is based on materials, such as fiber, routers and switches, which, in the quantities and quality we demand, are available only from a limited number of suppliers. Recently, some companies have experienced a shortage of fiber optic cable. Similarly, we currently purchase a large portion of the software and hardware products used in our services offerings from a limited number of vendors. Any delay or extended interruption in our ability to obtain these products and materials, or comparable quality replacements, could have a material adverse effect on our business, results of operations and financial condition.

WE HAVE RECENTLY INSTALLED OUR BACK OFFICE INFORMATION AND PROCESSING SYSTEMS AND WE RELY ON THESE SYSTEMS FOR EFFECTIVE BILLING AND CUSTOMER SERVICE

     Our back office information and processing systems are vital to our growth and our ability to monitor and maintain our network, monitor costs and bill customers. We are currently designing and implementing significantly expanded operational support systems and expect the new systems will be operational during the third quarter of 2000. Our current systems are relatively new and the systems nearing completion are unproven and they may not perform as expected or provide efficient operational solutions if:

     - we fail to adequately identify or are unsuccessful in implementing all of our information and processing needs;

     - our processing or information systems fail; or

     - we fail to upgrade systems when required.

     A disruption in or failure of our operational support systems could result in:

     - partial or total failure of our network;

     - loss or diminution in service delivery or performance; and

     - loss of revenue from billings,

any of which could have a material adverse effect on our business, results of operations and financial condition.

IF WE DO NOT EXPAND OUR SALES EFFORTS, WE WILL HAVE DIFFICULTY ATTRACTING AND RETAINING CUSTOMERS

     The market for the enhanced data and video services we propose to offer is relatively new and many prospective customers are unfamiliar with these services. In addition, we have limited experience offering these services. As a result, our sales effort requires highly trained and experienced sales personnel. We need to expand our marketing and sales organization in order to increase market awareness of our services to a greater number of organizations and, in turn, to generate increased revenues. We are in the process of developing our sales force and require additional qualified sales personnel. Competition for these individuals is intense, and we might not be able to hire the number of qualified sales personnel we need. Moreover, even after we hire these individuals, they generally require extensive training. If we are unable to expand our sales operations and train new sales personnel rapidly, we may not be able to increase market awareness and sales of our services, which may prevent us from achieving and maintaining profitability.

WE DEPEND ON OUR KEY PERSONNEL TO MANAGE OUR BUSINESS EFFECTIVELY IN A RAPIDLY CHANGING MARKET, AND IF WE ARE UNABLE TO RETAIN OUR KEY EMPLOYEES, OUR ABILITY TO COMPETE COULD BE HARMED

     Our success depends upon the continued services of our executive officers and other key technology, sales, marketing and support personnel, who have critical industry experience and relationships that we rely on in implementing our business plan. The loss of the services of any of our key employees could delay the development and introduction of, and negatively impact our ability to sell, our services. Our future success will also depend on our ability to attract, train, retain and motivate highly qualified management, technical, sales, marketing and support personnel. Competition for such personnel is intense and we can not assure you that we will be able to attract or retain key personnel.

WE DEPEND ON THE CASH FLOW OF OUR SUBSIDIARIES TO SATISFY OUR OBLIGATIONS

     We are a holding company and depend on cash flow from our subsidiaries and their payments to us in the form of loans, dividends, or otherwise to meet our obligations. Our subsidiaries, two of which are joint investments with other parties, may become unable to pay distributions, management fees, loans or other payments to us. This could impair our ability to meet our obligations under our indebtedness and it could have a material adverse effect on our business, results of operations and financial condition.

WE DO NOT HAVE COMPLETE CONTROL OVER KEY OPERATING SUBSIDIARIES

     We do not have complete control over Telergy East and Telergy MidAtlantic. Many actions of Telergy East and Telergy MidAtlantic require the approval of our strategic partner in the subsidiary, including:

     - engaging in certain activities not contemplated by our agreement;

     - merging, consolidating or dissolving the subsidiary; and

     - selling substantially all of the subsidiary's assets.

If conflicts of interest arise with our strategic partners, or one or more of our partners fail to meet their financial or other obligations to us, these subsidiaries may become unable to pay distributions, management fees, loans or other payments to us.

                        RISKS RELATED TO OUR INDUSTRIES

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST COMPETITORS THAT HAVE SIGNIFICANTLY GREATER FINANCIAL, TECHNICAL AND MARKETING RESOURCES THAN WE DO

     The industries in which we operate are highly competitive and are affected by the introduction of new services by, and the market activities of, major industry participants. We expect competition will intensify in the market for the telecommunications services we provide and plan to provide. Many of our competitors are substantially larger and have greater financial, technical and marketing resources than we do. In particular, larger competitors have advantages over us which could cause us to lose customers and impede our ability to attract new customers, including:

     - long-standing relationships and brand recognition with customers;

     - financial, technical, marketing, personnel and other resources substantially greater than ours;

     - more funds to deploy telecommunications and data services;

     - the potential to lower prices of competitive telecommunications and data services; and

     - fully deployed networks.

     We face competition from other current and potential market entrants, including:

     - domestic and international long distance providers seeking to enter, re-enter or expand entry into the local telecommunications marketplace; and

     - other domestic and international competitive telecommunications providers, resellers, cable television companies and electric utilities.

     The rapid development of the telecommunications industry and the continuing trend toward combinations and strategic alliances could give rise to significant new competitors which could cause us to lose customers and impede our ability to attract new customers. For example, we believe that Global Crossing, one of our significant stockholders, has through combinations and alliances, entered into lines of business that compete with us. In addition, Global Crossing has the right to designate a member to our board of directors.

     Additionally, in the provision of data storage services, we face competition from storage hardware and software vendors, which sell storage products or consulting services, as well as managed storage services providers. Many of these vendors and providers have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we have. Many of these vendors and providers also have more extensive customer bases, broader customer relationships and broader industry alliances than us, including relationships with many of our current and potential customers.

     The lack of any substantial barriers to entry in our industries means that significant and potentially larger competitors could enter our market as a result of other regulatory changes, technological developments or the establishment of cooperative relationships, including potentially through use of the same rights-of-way that we use. Foreign telecommunications carriers may also compete in the United States market. Increased competition could lead to price reductions, fewer large-volume sales, reduced operating margins and loss of market share.

INCREASED INDUSTRY CAPACITY AND OTHER FACTORS MAY LEAD TO LOWER PRICES FOR OUR PRODUCTS AND SERVICES

     Prices for telecommunications services have historically declined over time. We anticipate that prices for our telecommunications services will continue to decline over the next several years. The prices that we can charge our customers for wholesale capacity and network services could decline due to many factors, including:

     - installation by us and our competitors of fiber and related equipment that provides substantially more transmission capacity than needed;

     - recent technological advances that permit substantial increases in, or better usage of, the capacity of transmission media; and

     - strategic alliances or similar transactions that decrease industry participants' costs.

     We can not predict to what extent we may need to reduce our prices to remain competitive or whether we will be able to maintain price competitiveness. Our failure to achieve or sustain market acceptance at desired pricing levels could impair our revenue and our ability to achieve profitability, which could have a material adverse effect on our business, results of operations and financial condition.

THE MARKETS FOR SOME OF OUR SERVICES ARE RELATIVELY NEW AND OUR BUSINESS WILL SUFFER IF THEY DO NOT DEVELOP AS WE EXPECT

     The markets for data and storage services are relatively new and may not develop as we expect. Growth of our customer base will depend on marketplace acceptance of our data and storage services and our ability to convince prospective customers to use our services. Furthermore, we incur operating expenses based largely on anticipated revenue trends which are difficult to predict given the recent emergence of the data and storage services markets. We can not assure you that our data and storage services will receive marketplace acceptance or that prices and demand for these services will be sufficient to sustain profitable operations.

OUR BUSINESS WILL SUFFER IF WE DO NOT ENHANCE AND EXPAND OUR SERVICES TO MEET CHANGING CUSTOMER REQUIREMENTS

     Our current and prospective customers may require features and capabilities that our current services do not offer. To achieve market acceptance for our services, we must anticipate and adapt to customer requirements in a timely and efficient manner. The development of new or enhanced services is a complex and uncertain process that requires the accurate anticipation of technological and market trends. We may experience design, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new services as well as enhancements to our existing services. The introduction of new or enhanced services also requires that we manage the transition from older services in order to minimize disruption in customer ordering patterns. Our failure to anticipate and meet changing customer requirements or to effectively manage transitions to new services could have a material adverse effect on our business, results of operations and financial condition.

OUR SUCCESS DEPENDS ON OUR ABILITY TO EXPAND OR ADAPT OUR NETWORK AND SYSTEMS TO RAPIDLY CHANGING TELECOMMUNICATIONS TECHNOLOGY AND INCREASING DEMAND

     The industries in which we operate are subject to rapid and significant changes in technology. We expect that new products and technologies will emerge, and we can not predict the effect of these technological changes on our business. These new products and technologies may render obsolete the products and technologies we use or offer. These changes could require us to incur significant expenditures and we can not assure you that technological changes in the telecommunications industry would not have a material adverse effect on our business, results of operations and financial condition.

     In addition to technological advances, other factors could require us to expand or adapt our network and systems, including:

     - an increasing number of customers;

     - demand for greater data transmission capacity;

     - changes in our customers' service requirements; and

     - emergence of new industry standards.

     Expanding or adapting our network could require substantial additional financial, operational and managerial resources, any of which may not be available to us. Moreover, technological advances may have the effect of encouraging our current or future customers to rely on in-house personnel and equipment to furnish the services we currently provide. We can not assure you that any expansions or adaptions of our network will be compatible with the rapidly changing technology and evolving industry standards. Any such incompatibility or obsolescence of any of our products and services could have a material adverse effect on our business, results of operations and financial condition.

OUR OPERATIONS ARE SUBJECT TO GOVERNMENTAL REGULATION, WHICH MAY CHANGE

     The operation of our network and the provision of our services in the United States are subject to regulation by federal, state, and local authorities. In addition, as we expand our operations into other states and Canada, we will become subject to regulation in those jurisdictions.

     In the United States, our interstate and international operations are governed by the Communications Act of 1934, as amended by the Telecommunications Act of 1996, or the Telecom Act, and are regulated by the Federal Communications Commission. Our intrastate activities are regulated by the state public utility commissions of the states in which we do business. Local governmental authorities also have authority over certain matters that may affect the operation of our business, such as zoning and access to rights of way. As we expand our network and services internationally, we also may become subject to national, provincial, state, and local regulation in those countries in which we operate.

     Government regulation of the telecommunications sector, both in the United States and abroad, is continually changing. In the United States, there are ongoing proceedings at the federal and state level, both by regulatory agencies and in the courts, regarding the provision of services in a competitive telecommunications environment. Many foreign regulatory agencies also are examining similar issues in their telecommunications markets. The decisions of governmental agencies in these proceedings may affect our business in ways that can not be accurately predicted and that may have a material adverse effect on our business, results of operations and financial condition. Moreover, there may be future changes in the regulatory environment in the United State and abroad that may affect the manner in which we are permitted to provide our services and that may have a material adverse effect on our business, results of operations and financial condition.

     In the ordinary course of constructing our networks and providing our telecommunications services, we are required to obtain and maintain a variety of national, state, and local telecommunications and other licenses and authorizations in the jurisdictions in which we operate. We also must comply with a variety of regulatory obligations, including the filing of regulatory reports and payment of regulatory fees. Our failure to obtain or maintain necessary licenses and authorizations, or our failure to comply with the obligations imposed upon license-holders in one or more jurisdictions, may result in sanctions, including fines or the revocation of our authority to provide services. Our inability to provide services in one or more jurisdictions could have a material adverse effect on our business, results of operations and financial condition.

                        RISKS RELATING TO THIS OFFERING

OUR PRINCIPAL STOCKHOLDERS OWN SHARES REPRESENTING   % OF THE VOTING POWER AND
CAN CONTROL THE ELECTION OF ALL DIRECTORS AND OTHER MAJOR DECISIONS

     After giving effect to this offering, Brian P. Kelly, our Chairman of the Board and Chief Executive Officer, his brothers Kevin J. Kelly, our Vice Chairman of the Board and Executive Vice President, and William M. Kelly, Jr., our Executive Vice President and one of our directors, together own, through a voting trust, approximately 1,442,693 shares of our Class A common stock and all
of our Class C common stock which together will constitute approximately      %
of the voting power of our outstanding common stock after this offering. In addition, shares of our Class A common stock held by third parties representing
     % of the voting power of our common stock, have also been deposited in a voting trust of which Kevin J. Kelly is the trustee. As a result, voting power is concentrated in Brian P. Kelly, Kevin J. Kelly and William M. Kelly, Jr. who control the election of all of our directors and all other major decisions involving us or our business. In addition, no third party could acquire control of us without reaching an agreement with Brian P. Kelly and Kevin J. Kelly.

OUR MANAGEMENT HAS BROAD DISCRETION OVER THE USE OF PROCEEDS FROM THE OFFERING AND YOU WILL NOT HAVE THE OPPORTUNITY TO EVALUATE INFORMATION CONCERNING THE APPLICATION OF PROCEEDS

     Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. We may use the net proceeds for corporate purposes that do not increase our profitability or our market value. Pending application of the proceeds, we may place them in investments that do not produce income or that lose value.

FUTURE SALES OF OUR STOCK, OR THE PERCEPTION THAT SALES MAY OCCUR, COULD ADVERSELY AFFECT OUR STOCK PRICE

     The market price of our Class A common stock may fall as a result of sales of a large number of shares of our Class A common stock in the market following this offering, or a perception that these sales could occur. Large sales of our stock in the market may make it more difficult for us to sell equity securities in the future at a time or at a price that we believe is appropriate. Immediately after this offering there will be approximately shares of our Class A common stock outstanding. Of these shares, all of the
shares sold in this offering and                shares held by our current
stockholders will be freely tradeable without restriction under the Securities Act of 1933, unless acquired by one of our "affiliates." An additional shares of Class A common stock will become freely tradeable 90 days from the date of this prospectus. After the lock-up agreements pertaining to this offering expire 180 days from the date of this prospectus, an additional shares of Class A common stock will be eligible for sale in the public market.

     Holders of approximately 1,458,297 shares of our Class A common stock, including securities exercisable for or convertible into our Class A common stock, also have contractual registration rights with respect to their shares. If the sale of those shares is registered, those shares will be freely tradeable without restriction under the Securities Act of 1933. Following this offering, we also intend to file a registration statement under the Securities Act of 1933 to register up to 2,000,000 shares of our Class A common stock subject to outstanding options or reserved for issuance under our stock incentive plans. The sale of these additional shares into the market may further adversely affect the market price of our Class A common stock.

THERE IS NO PRIOR PUBLIC MARKET FOR OUR CLASS A COMMON STOCK

     Prior to this offering, there has been no public market for our Class A common stock. We intend to make application for quotation of our Class A common stock on the Nasdaq National Market, but we can not predict the extent to which an active trading market for our stock may develop. We will determine the price that you will pay for your Class A common stock through negotiations with the underwriters but the initial public offering price may not be indicative of the market price for the Class A common stock that will prevail in the trading market after this offering. The prevailing market price for our Class A common stock after the offering could be less than the initial public offering price that you will pay for your shares.

THE MARKET PRICE OF OUR CLASS A COMMON STOCK COULD BE VOLATILE

     The market price at which our Class A common stock will trade after this offering is likely to be volatile and may fluctuate substantially due to many factors, some of which are beyond our control. In addition, in recent months, the stock market generally has experienced extreme price and volume fluctuations affecting the stock of telecommunications companies. These fluctuations may be unrelated or disproportionate to our performance and may result in a decline in the trading price of our Class A common stock. Volatility in the market price of our Class A common stock may prevent you from being able to sell your Class A common stock at or above our initial public offering price. In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies' common stocks. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources and could have a material adverse effect on our business, results of operations and financial condition.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION OF $          IN THE BOOK
VALUE OF YOUR INVESTMENT

     If you purchase shares of our Class A common stock in this offering you
will suffer immediate dilution of $     per share because the per share price
that you pay will be substantially greater than the per share net tangible book value of the shares you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the public offering price to purchase their shares. You will experience additional dilution upon the exercise of stock options and warrants to purchase Class A common stock.

PROVISIONS IN OUR CHARTER DOCUMENTS MAY DETER A THIRD PARTY FROM ACQUIRING US, EVEN IF THE ACQUISITION WOULD ECONOMICALLY BENEFIT OUR STOCKHOLDERS

     Our certificate of incorporation and by-laws include provisions that could delay, deter or prevent a future takeover or change in our control, including limiting the ability of stockholders to raise matters at a meeting of stockholders without giving us advance notice. These provisions may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of us, even though such a change in ownership could be economically beneficial to us and our stockholders.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements including, in particular, the statements about our plans, expectations, intentions, strategies and prospects under the headings "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These forward-looking statements include, among others, statements concerning:

     - anticipated growth of the telecommunications and information services industry;

     - expectations as to our future revenues, margins, expenses and capital requirements; and

     - anticipated dates on which we will begin providing certain services or reach specific milestones.

     We can not assure you that we will achieve our plans, intentions or expectations. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus include, but are not limited to, our failure to:

     - achieve and sustain profitability based on the creation and implementation of our network;

     - overcome significant early operating losses;

     - raise or generate sufficient funds to implement our business plan;

     - develop financial and management controls, as well as additional controls of operating expenses as well as other costs;

     - attract and retain qualified management and other key personnel; and

     - install on a timely and efficient basis the fiber optic cable and associated electronic systems required for successful implementation of our business plan.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus.

                                 INDUSTRY DATA

     We have included in this prospectus industry data developed by third party sources. While we believe that the data estimates are reasonable and reliable, we have not independently verified this information.

                                USE OF PROCEEDS

     Our net proceeds from this offering are estimated to be $          million,
at an assumed initial public offering price of $          (after deducting the
underwriting discount and estimated expenses). If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds
will be $     million. We expect to use the net proceeds primarily for further development of our network, expansion of our sales and marketing organization, working capital, capital expenditures, acquisitions and other general corporate purposes. Although we evaluate potential acquisitions from time to time, we currently have no agreement or understanding with any person to effect any material acquisition. We have not determined the specific amounts we plan to spend on any of these uses or the timing of these expenditures. Pending our use of the net proceeds, we intend to invest the net proceeds of this offering in short-term investments.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our Class A common stock. For the foreseeable future, we intend to retain our earnings for our operations and the expansion of our business and do not expect to pay dividends on our Class A common stock. The payment of any future dividends will be at the discretion of our board of directors and will depend on, among other factors, our earnings, financial condition, capital requirements and general business outlook at the time payment is considered. Our existing credit facilities do, and any future indebtedness incurred by us may, restrict our ability to pay dividends.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999:

     - on an actual basis; and

     - on a pro forma as adjusted basis to reflect:

        - the issuance in May 2000 of our Series B preferred stock and related warrants for aggregate proceeds of $20.0 million and the subsequent conversion of the Series B preferred stock and related warrants upon
          completion of this offering into      shares of our Class A common
          stock, assuming an initial public offering price of $     per share;

        - the exercise of warrants to acquire 564,227 shares of our Class A common stock which expire upon completion of this offering, and the cancellation and exchange of our Series A preferred stock along with
          payment of $     in connection with that exercise;

        - the conversion of Niagara Mohawk Energy's membership interest in
          Telergy Central into           shares of our Class A common stock,
          assuming an initial public offering price of $       per share; and

        - the issuance of           shares of Class A common stock in this
          offering at an assumed initial public offering price of $     per
          share, but after deducting the underwriting discount and estimated expenses:

                                                              AS OF DECEMBER 31, 1999
                                                              ------------------------
                                                                            PRO FORMA
                                                                           AS ADJUSTED
                                                               ACTUAL      (UNAUDITED)
                                                              ---------    -----------
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................  $     278     $
                                                              =========     =========
Debt:
  Long-term debt (including current portion)(1).............  $ 131,061     $ 131,061
  Capital lease obligations (including current portion).....     25,380        25,380
                                                              ---------     ---------
Total debt..................................................  $ 156,441     $ 156,441
Redeemable common stock(2)..................................        809
Redeemable preferred stock(3)...............................        809
Stockholders' equity (deficit):
  Common stock, Class A, par value $0.0001, 9,999,900 shares authorized; 3,383,000 shares issued and outstanding at
    December 31, 1999 actual and          shares issued and
    outstanding pro forma as adjusted.......................         --
  Common stock, Class C, par value $0.0001, 100 shares
    authorized, issued and outstanding actual, pro forma and
    pro forma as adjusted...................................         --
  8% Series A redeemable preferred stock par value $0.0001,
    404,576 shares authorized, issued and outstanding actual
    and no shares issued and outstanding pro forma as
    adjusted................................................         --
  10% Series B convertible redeemable preferred stock, par
    value $0.0001, 58,700 shares authorized, no shares
    issued and outstanding at December 31, 1999 and pro
    forma as adjusted.......................................         --
  Additional paid-in capital................................    198,601
  Accumulated deficit.......................................   (112,105)
  Deferred compensation.....................................    (59,251)
                                                              ---------     ---------
Total stockholders' equity..................................     27,245
                                                              ---------     ---------
Total capitalization........................................  $ 185,304     $
                                                              =========     =========

---------------
(1) $126.0 million of advances under our credit facility has been recorded as a current obligation as of December 31, 1999. Upon completion of this offering, we will reclassify these advances as long-term debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

(2) Redeemable common stock is comprised of shares of Class A common stock issued in 1998 and 1999 that have various contractual rights which provide holders with a current and capital return, including a put option entitling the holder to require us to repurchase for cash such Class A common stock in certain circumstances. This put option expires upon completion of this offering. See "Description of Capital Stock".

(3) Redeemable preferred stock is based upon our obligation to redeem an amount of Series A preferred stock equal to the amount of Class A common stock recorded as redeemable common stock described in Note 2 above. See "Description of Capital Stock".

                                    DILUTION

     Our pro forma net tangible book value as of December 31, 1999 was $
million, or $     per share. Our pro forma net tangible book value per share represents the amount of our total tangible assets, reduced by the amount of our total liabilities, and then divided by the total number of shares of Class A common stock and Class C common stock outstanding after giving effect to (1) the exercise of warrants for Class A common stock which expire upon completion of this offering; (2) the automatic conversion of our Series B preferred stock into shares of Class A common stock; and (3) the conversion of Niagara Mohawk Energy's membership interest in Telergy Central. Dilution in net tangible book value per share represents the difference between the amount paid per share by purchasers of shares of Class A common stock in this offering and the pro forma net tangible book value per share of our Class A common stock and our Class C common stock immediately after the completion of the offering. After giving
effect to the sale of the           shares of Class A common stock we are
offering at an assumed initial public offering price of $     share, and after
deducting the underwriting discount and estimated offering expenses we will pay, our pro forma net tangible book value at December 31, 1999 would have been
$     million or $     per share of Class A common stock. This represents an
immediate increase in net tangible book value of $     per share to existing
stockholders and an immediate dilution of $     per share to new investors
purchasing shares at the initial offering price. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share.............              $
                                                                          --------
  Pro forma net tangible book value per share before the
     offering...............................................  $
                                                              --------
  Pro forma increase per share attributable to new
     investors..............................................
                                                              --------
Pro forma net tangible book value per share after the
  offering..................................................
                                                                          --------
Pro forma dilution to new investors.........................              $
                                                                          ========

     The following table summarizes on the pro forma basis described above after giving effect to the offering, as of December 31, 1999, the differences between the existing stockholders and the new investors with respect to the number of shares of common stock and preferred stock purchased from us, the total consideration paid to us and the average price per share paid (before deducting the underwriting discount and our estimated offering expenses):

                                SHARES PURCHASED     TOTAL CONSIDERATION
                               ------------------    -------------------    AVERAGE PER
                               NUMBER     PERCENT     AMOUNT     PERCENT    SHARE PRICE
                               ------     -------     ------     -------    -----------
Existing stockholders........                  %     $                %       $
New investors................                  %                      %
                               -------      ---      --------      ---        ------
          Total..............                  %     $                %       $
                               =======      ===      ========      ===        ======

     In the preceding tables, the number of shares of Class A common stock outstanding excludes shares issuable: (1) upon the exercise of outstanding stock options and warrants, and (2) for payment of current returns on 358,239 shares of our Class A common stock. To the extent that options or warrants are exercised there will be further dilution to new investors. See "Description of Capital Stock--Minimum Returns on Investment".

                      SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the selected consolidated financial data and other operating data set forth below along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes presented elsewhere in this prospectus. We have derived the consolidated statement of operations data for 1996, 1997, 1998 and 1999, and the consolidated balance sheet data as of December 31, 1996, 1997, 1998 and 1999 from our financial statements that have been audited by Ernst & Young LLP, independent auditors. We had no operations prior to 1996. The pro forma as adjusted consolidated balance sheet data reflect:

     - the issuance in May 2000 of our Series B preferred stock and related warrants for aggregate proceeds of $20.0 million and the subsequent conversion of the Series B preferred stock and related warrants upon
       completion of this offering into           shares of our Class A common
       stock, assuming an initial public offering price of $          per share;

     - the exercise of warrants to acquire 564,227 shares of our Class A common stock which expire upon completion of this offering, and the cancellation and exchange of our Series A preferred stock along with payment of
       $          in connection with that exercise;

     - the conversion of Niagara Mohawk Energy's membership interest in Telergy
       Central into           shares of our Class A common stock, assuming an
       initial public offering price of $          per share; and

     - the issuance of           shares of Class A common stock in this offering
       at an assumed initial public price of $       per share, but after
       deducting the underwriting discount and estimated expenses.

                                                                        YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------
                                                               1996        1997        1998        1999
                                                              -------    --------    --------    ---------
                                                                 (IN THOUSANDS, EXCEPT OPERATING DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Service revenue.............................................  $    15    $  2,516    $  5,206    $   7,944
Operating expenses:
  Cost of services..........................................       11       2,709       7,477       15,503
  Selling, general and administrative.......................      914       4,642       8,998       19,659
  Depreciation and amortization.............................        1         321       1,737        4,587
  Non-cash stock-based compensation.........................       37         124       5,999        2,687
                                                              -------    --------    --------    ---------
Total operating expenses....................................      963       7,796      24,211       42,436
                                                              -------    --------    --------    ---------
Operating loss..............................................     (948)     (5,280)    (19,005)     (34,492)
Interest expense, net.......................................     (463)       (522)    (14,625)     (28,879)
Other nonoperating revenue..................................       --          30          82        1,130
Income taxes................................................       (1)         (1)         (2)          (3)
Minority interest...........................................      121         379          --           --
Equity interest in loss of unconsolidated investee..........       --          --         (83)        (630)
                                                              -------    --------    --------    ---------
Net loss before cumulative effect adjustment................   (1,291)     (5,394)    (33,633)     (62,874)
Cumulative effect adjustment from adoption of new accounting
  standard..................................................       --          --      (1,324)          --
                                                              -------    --------    --------    ---------
Net loss....................................................  $(1,291)   $ (5,394)   $(34,957)   $ (62,874)
                                                              =======    ========    ========    =========
Basic and diluted net loss per common share.................    (0.47)      (1.97)     (12.69)      (20.31)

                                                                        YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------
                                                               1996        1997        1998        1999
                                                              -------    --------    --------    ---------
                                                                 (IN THOUSANDS, EXCEPT OPERATING DATA)
OTHER CONSOLIDATED FINANCIAL DATA:
Capital expenditures(1).....................................  $14,302    $ 26,162    $ 35,599    $ 131,450
EBITDA(2)...................................................     (910)     (4,836)    (11,269)     (27,219)
Net cash used in operations.................................   (1,267)       (418)    (14,764)     (34,751)
Net cash used in investing activities.......................     (941)    (24,739)    (37,120)    (105,618)
Net cash provided by financing activities...................    2,860      26,174      52,451      138,409

                                                                        YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------
                                                               1996        1997        1998        1999
                                                              -------    --------    --------    ---------
OPERATING DATA AT END OF PERIOD:
Route miles.................................................      165         325         650        1,000
Fiber miles.................................................   15,840      31,200      76,500      170,000
Number of employees.........................................       33          57         127          341

                                                                               AS OF DECEMBER 31,
                                                             -------------------------------------------------------
                                                                                                       1999
                                                                                              ----------------------
                                                                                                          PRO FORMA
                                                                                                         AS ADJUSTED
                                                               1996       1997       1998      ACTUAL    (UNAUDITED)
                                                             --------   --------   --------   --------   -----------
                                                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..................................  $    653   $  1,671   $  2,237   $    278
Working capital deficit....................................   (15,462)   (16,470)   (57,324)  (150,729)
Property and equipment, net................................    14,301     40,370     74,509    201,806     201,806
Investment in Telergy East.................................        --         --      2,282      3,241       3,241
Total assets...............................................    16,363     52,518     88,110    219,919
Unearned fiber lease revenue...............................        --     10,000      9,770     10,386      10,386
Long term debt.............................................        --     22,716     33,300     24,793
Total debt including current portion(3)....................     2,360     31,220     80,030    156,441     156,441
Redeemable common stock(4).................................        --         --        809        809          --
Redeemable preferred stock(5)..............................        --         --         --        809          --
Stockholders' equity.......................................      (594)    (5,209)   (19,538)    27,245

---------------
(1) Capital expenditures include cash expenditures plus additions to property and equipment financed through trade payables and capital lease obligations. Amounts include capitalized interest.

(2) EBITDA is defined as operating income plus depreciation, amortization and non-cash stock-based compensation. EBITDA is used by management and some investors as an indicator of a company's historical ability to service debt. However, EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (1) operating income (as determined by generally accepted accounting principles) as an indicator of operating performance or (2) cash flows from operating, investing and financing activities (as determined by generally accepted accounting principles).

(3) $126.0 million of advances under our credit facility has been recorded as a current obligation as of December 31, 1999. Upon completion of this offering, we will reclassify these advances as long-term debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

(4) Redeemable common stock is comprised of shares of Class A common stock issued in 1998 in 1999 that have various contractual rights which provide holders with a current and capital return, including a put option entitling the holder to require us to repurchase for cash such Class A common stock in certain circumstances. This put option expires upon completion of this offering. See "Description of Capital Stock".

(5) Redeemable preferred stock is based upon our obligation to redeem an amount of Series A preferred stock equal to the amount of Class A common stock recorded as redeemable common stock described in Note 4 above. See "Description of Capital Stock".

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with "Selected Consolidated Financial Data" and our financial statements, including the notes related thereto, and other financial data appearing elsewhere in this prospectus. Our financial statements consolidate all of our subsidiaries except Telergy East, which is accounted for using the equity method.

OVERVIEW

     We are a facilities-based provider of integrated broadband telecommunications services and high-bandwidth fiber optic capacity in the northeastern United States. Our network is designed to be a regional fiber optic intranet combining direct last-mile connections to our customers, intracity rings and long-haul capacity. We are building our network on what we believe to be the broadest contiguous rights-of-way in the region, primarily using access rights granted to us by four utility companies with which we have developed unique relationships. By the end of 2001, we expect our network to be comprised of approximately 586,000 fiber miles over 3,200 route miles extending from Washington, D.C. to Montreal. As of April 15, 2000, we have constructed or entered into agreements for indefeasible rights-of-use for approximately 202,000 fiber miles over 1,800 route miles in New York, New Jersey, Pennsylvania, Washington, D.C. and Maryland.

     We have invested significant capital and effort in developing our telecommunications business. This capital has been invested in the construction of our network, the hiring of an experienced management team, the development and installation of operational support systems, the introduction of new products and services and the expansion of our marketing and sales forces. We expect to continue to make capital expenditures to expand our network, to extend direct last-mile connections to reach customer buildings and to broaden our service offerings. A large portion of these capital expenditures will be invested in selected markets before any revenue is generated. We have incurred, and expect to continue to incur, significant and increasing negative gross margins and operating losses while we expand our network operations and build our customer base. Proper management of our growth will require us to maintain cost controls, continue to assess market potential, ensure quality control in implementing our services as well as to expand our internal management, customer care, billing and information systems.

     We construct our network with multiple innerducts and large quantities of fiber. As of April 15, 2000, we had an average of approximately 300 fiber strands per mile in our intracity rings and approximately 96 fiber strands per mile in our long-haul capacity, more than we need to meet the service requirements of our current business plan. As a result, we are able to convey indefeasible rights-of-use for network capacity in order to help finance the cost of construction. In addition, we enter into fiber exchanges and joint construction agreements which allow us to expand our network more rapidly and cost effectively than we could otherwise. For example, we entered into a fiber exchange with GPU Telcom and joint construction agreements with companies including Broadwing Communications Inc., or Broadwing, formerly known as IXC Communications and Metrix Interlink Corporation, or Metrix, a subsidiary of MCI WorldCom. Our plan is to continue to convey indefeasible rights-of-use for network capacity and enter into fiber exchanges and joint construction agreements to efficiently build out the remainder of our network.

SERVICE REVENUE

     Historically, we have derived substantially all of our revenue from the resale of local and long distance telephone service and data connectivity provided by incumbent local exchange carriers and interexchange carriers. We anticipate that a significant amount of our future revenues will be derived from providing enhanced data services, such as video streaming and storage, directly to our customers. As our network is completed, we intend to move existing resale customers onto our network, which will allow us to achieve higher profit margins on our retail products. We recognize service revenue in the month services are provided. Amounts billed in advance of the service month are recorded as deferred revenue.

     We augment our core retail revenue by selectively supplying wholesale services to telecommunications carriers and large businesses and institutions. A small portion of our revenue is derived from conveying indefeasible rights-of-use for network capacity. Payments on indefeasible rights-of-use for network capacity are usually received up-front, recorded as deferred revenue and recognized as revenue over their term, typically 20 to 30 years, on a straight line basis. We charge annual maintenance fees on a per route mile basis in connection with the conveyance of indefeasible rights-of-use for network capacity. For other wholesale customers, we generally receive fixed monthly payments for the leasing of access and capacity on our network and recognize revenue ratably over the term of the applicable customer agreement.

OPERATING EXPENSES

     Our principal operating expenses consist of cost of services, selling, general and administrative expenses, depreciation and amortization and non-cash stock-based compensation.

     Cost of services include the following:

     - charges from incumbent local exchange carriers for resale of local services;

     - charges from interexchange carriers for resale of long distance services;

     - real estate leases for central offices, access offices, colocation and other sites;

     - costs to interconnect and terminate traffic with other network providers;

     - network design and planning;

     - salaries and benefits associated with network operations personnel; and

     - network maintenance fees.

     We began to provide service on our network in the first quarter of 1999. As we move service onto our network, charges from incumbent local exchange carriers and interexchange carriers as a percentage of revenue will decrease correspondingly.

     Selling, general and administrative expenses consist of:

     - sales and customer care personnel and supporting costs;

     - corporate and finance personnel and supporting costs;

     - legal and accounting expenses; and

     - expenses relating to billing, customer care and information services.

     Depreciation and amortization expenses include depreciation of property and equipment and amortization of intangible assets. We expect depreciation and amortization expenses to increase substantially as we increase our capital expenditure program to build out our network.

     Non-cash stock-based compensation expense relates to the issuance of stock options to employees and directors. The expense amount to be recorded is based upon the difference between the estimated fair market value of the stock on the date of the stock option grant and the stock option exercise price. This amount is recorded as expense over the vesting period of the stock options.

INCOME TAXES

     No tax benefit has been recorded in the financial statements for our net operating loss carryforwards and other temporary differences due to the uncertainty of future realization. In addition, significant changes in ownership, as defined by Section 382 of the Internal Revenue Code, may result in an annual limitation of the net operating loss carryforward benefit.

RESULTS OF OPERATIONS

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     SERVICE REVENUE. Service revenue increased by $2.7 million to $7.9 million for the year ended December 31, 1999 from $5.2 million for the year ended December 31, 1998. This increase was the result of growth in our customer base. Service revenue related to the lease of network capacity, including conveyances of indefeasible rights-of-use, remained substantially unchanged at approximately $380,000 for the year ended December 31, 1999.

     COST OF SERVICES. Cost of services increased by $8.0 million to $15.5 million for the year ended December 31, 1999 from $7.5 million for the year ended December 31, 1998. This increase resulted from the additional network costs associated with our increasing revenue, an increase in our network related personnel and an increase in real estate taxes and development costs related to the network build-out.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased by $10.7 million to $19.7 million for the year ended December 31, 1999 from $9.0 million for the year ended December 31, 1998. This increase was the result of an increase in development costs and salaries as we focused on implementing our back office operations. We also incurred legal and travel costs related to our business development activities.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $2.9 million to $4.6 million for the year ended December 31, 1999 from $1.7 million for the year ended December 31, 1998. This increase was primarily the result of the completion of additional portions of our network, building, computer and office expenditures and the amortization of intangible assets.

     NON-CASH STOCK-BASED COMPENSATION. Non-cash stock-based compensation decreased by $3.3 million to $2.7 million for the year ended December 31, 1999 from $6.0 million for the year ended December 31, 1998. This decrease was the result of the stock options granted in 1999 being subject to extended vesting periods.

     INTEREST EXPENSE. Interest expense increased by $14.5 million to $29.3 million for the year ended December 31, 1999 from $14.8 million for the year ended December 31, 1998. This increase primarily related to increased debt financing to fund the development of our network and includes amortization of related warrant costs. Excluding warrant costs, interest expense would have been $16.1 million and $11.2 million for the years ended December 31, 1999 and 1998, respectively.

     OTHER. Other income increased by $1.0 million to $1.1 million for the year ended December 31, 1999 from $82,000 for the year ended December 31, 1998. This increase primarily related to rental income from an unrelated party who leases space in our corporate headquarters in Syracuse, New York.

     EQUITY INTEREST. Equity interest in loss of unconsolidated investments increased by $0.5 million to $630,000 for year ended December 31, 1999 from $83,000 for year ended December 31, 1998. This increase was the result of our share of the increased loss of in the Telergy East joint venture.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     SERVICE REVENUE. Service revenue increased by $2.7 million to $5.2 million for the year ended December 31, 1998 from $2.5 million for the year ended December 31, 1997. This increase was the result of growth of our customer base subsequent to the introduction of local service in April 1997. We also began recognizing revenue from the conveyance of indefeasible rights-of-use for network capacity in 1998.

     COST OF SERVICES. Cost of services increased by $4.8 million to $7.5 million for the year ended December 31, 1998 from $2.7 million for the year ended December 31, 1997. This increase resulted from the additional network costs associated with our increasing revenue, an increase in our network related personnel and an increase in real estate taxes and development costs related to our network build-out.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased by $4.4 million to $9.0 million for the year ended December 31, 1998 from $4.6 million for the year ended December 31, 1997. This increase was the result of an increase in development costs and salaries as we focused on implementing our back office operations. We also incurred legal and travel costs related to our business development activities.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $1.4 million to $1.7 million for the year ended December 31, 1998 from $0.3 million for the year ended December 31, 1997. This increase was primarily the result of portions of our network being completed and placed in service in 1998.

     NON-CASH STOCK-BASED COMPENSATION. Non-cash stock-based compensation increased by $5.9 million to $6.0 million for the year ended December 31, 1998 from $124,000 for the year ended December 31, 1997. The increase was the result of stock options with immediate vesting being granted in 1998.

     INTEREST EXPENSE. Interest expense increased by $14.1 million to $14.8 million for the year ended December 31, 1998 from $654,000 for the year ended December 31, 1997. This increase primarily related to increased debt financing to fund the development of our network and included amortization of $3.6 million related to warrants issued in connection with our debt financing.

     OTHER. Other income increased by $52,000 to $82,000 for the year ended December 31, 1998 from $30,000 for the year ended December 31, 1997. This increase primarily related to rental income.

     EQUITY INTEREST. We recognized an $83,000 loss for the year ended December 31, 1998 representing our 50% share of the loss of Telergy East.

     In 1998, we recognized the cumulative effect adjustment from the adoption of AICPA Statement of Position 98-5 "Reporting the Costs of Start-Up Activities" which requires that costs related to start-up activities be expensed as incurred.

LIQUIDITY AND CAPITAL RESOURCES

     The telecommunications service business is capital intensive. Our existing operations have required and will continue to require substantial capital investment for network design and development, capital expenditures, working capital, debt service and continued anticipated operating losses. In addition, our business plan calls for expansion into additional market areas. This expansion will require significant additional capital for the design, development, construction, and expansion of our network and the funding of operating losses during the start-up phase of each market. Capital expenditures, including capitalized interest and additions to property and equipment financed through trade accounts payable and capital lease obligations during 1997, 1998, and 1999 were $26.2 million, $35.6 million, and $131.5 million, respectively.

     We have funded substantially all of our expenditures through the private sale of debt and equity securities, capital leases, short- and long-term debt financing and the conveyances of indefeasible rights-of-use for network capacity. In addition to funds generated from operations, sources of funding for our future financing requirements may include vendor financing, contributed capital from our utility joint ventures, bank loans and public offerings or private placements of equity and debt securities.

     From our inception in May 1995, we have raised a significant amount of equity capital in the following transactions:

     - In November 1998, we raised $10.0 million through the issuance of Class A common stock to Niagara Mohawk.

     - In May 1999, we raised $15.0 million through the issuance of Class A common stock to Teleglobe.

     - In May 1999, we raised $30.0 million through the issuance of Class A common stock to an affiliate of Niagara Mohawk.

     - From October 1998 to July 1999, we raised an additional $18.0 million through the issuance of Class A common stock to private investors.

     - In September 1999, we raised $40.0 million through the issuance of Series A preferred stock and warrants to GC Dev. Co., Inc., or GC Dev, an indirect wholly-owned subsidiary of Global Crossing.

     - In May 2000, we raised $20.0 million through the issuance of Series B preferred stock to GPU Telcom.

     We have also obtained significant debt financing since our inception, of which the following facilities were available as of December 31, 1999:

     - In February 1999, we entered into a $30.0 million equipment facility with Nortel to finance purchases of Nortel goods and services. Principal drawn is payable in 12 quarterly installments at an interest rate of LIBOR plus 5%. If not previously repaid, principal outstanding is repayable on the sixth anniversary of the earlier of (1) the third anniversary of the date of the credit agreement of (2) the date the facility becomes fully drawn. As of December 31, 1999, we borrowed and repaid $5.3 million, leaving $24.7 million available under this facility.

     - In September 1999, we entered into a $25.0 million equipment leasing facility with GATX, of which $24.9 million was drawn as of December 31, 1999. Principal payments are due in quarterly installments with the final payment due on January 1, 2004, and the interest rate on current amounts outstanding is 13.7%.

     - In November 1999, we entered into a $175.0 million revolving credit facility syndicated by Bank of America, of which $126.0 million was drawn and outstanding at December 31, 1999. The facility bears interest at a rate equal to LIBOR plus 4% or an alternate base rate (the higher of the bank's prime rate plus 3% or the federal funds rate plus 3.5%), and matures on November 19, 2002. The maximum amount available under this facility was raised to $200.0 million in March 2000.

     We had a working capital deficit of $151.0 million at December 31, 1999, which includes $126.0 million of borrowings under our credit facility that have been recorded as a current liability. Upon completion of this offering, this $126.0 million of borrowings will again be classified as long-term debt with a maturity date of November 19, 2002.

     To date, the upstate New York portion of our network is substantially complete, and, through our arrangement with GPU Telcom, we have acquired fiber optic capacity that extends our network to Washington, D.C. In 2000, our plan is to:

     - complete the expansion of our Manhattan ring to Newark, New Jersey;

     - expand our fiber capacity from Buffalo to Albany;

     - build a diverse route from Albany to New York City;

     - begin deploying electronic equipment to service the portion of our network received from GPU Telcom in conjunction with our fiber exchange;

     - build 50 colocation sites, in addition to our four colocations already built as of April 15, 2000;

     - deploy one additional voice switch and five additional data switches throughout our coverage area; and

     - substantially complete the development of our proprietary operational support system by the third quarter of 2000.

     In 2001, our plan is to:

     - complete intracity rings in Washington, D.C. and Philadelphia, Pennsylvania;

     - complete an additional ring to encompass the five boroughs of New York City;

     - complete additional rings in eight tier II and tier III cities;

     - build 68 additional colocation sites; and

     - deploy two additional voice switches and six additional data switches.

     In addition, we expect to make significant capital expenditures to extend our network to reach private networks and individual buildings off of our backbone. We currently anticipate aggregate capital expenditures of approximately $171.0 million in 2000 and $182.0 million in 2001. We have also committed to providing up to $4.0 million to our joint venture with GPU Telcom to fund initial start-up and marketing costs.

     Net cash used in operating activities amounted to $34.8 million and $14.8 million for the years ended December 31, 1999 and December 31, 1998, respectively. This increase was primarily the result of the increase in net operating losses during the year ended December 31, 1999. Cash used in investment activities, including capital expenditures, other intangible assets and our investment in Telergy East, amounted to $105.6 million and $37.1 million for the years ended December 31, 1999 and December 31, 1998, respectively. Net cash provided by financing activities was $138.4 million and $52.5 million for the years ended December 31, 1999 and December 31, 1998, respectively. These amounts represent the proceeds from vendor financing, bank loans and private placements of debt and equity by us, net of the repayment of indebtedness and payments of financing costs.

     We believe that the following sources will provide us with sufficient funding to build our network as planned and fund operating losses until we generate positive operating cash flow:

     - cash on hand, including the net proceeds from this offering;

     - borrowings under our $200.0 million revolving credit facility;

     - borrowings under our $30.0 million vendor facility from Nortel;

     - cash proceeds from conveyances of indefeasible rights-of-use of network capacity; and

     - approximately $50.0 to $150.0 million from the future issuances of debt or equity securities.

     Our current business plan provides for the completion of our network build by the end of 2001. However, because the timing and cost of developing our network and offering our telecommunications services will depend on a variety of factors, many of which are beyond our control, we may not be able to complete our network as planned and our actual costs may vary materially from those currently budgeted. If we fail to complete our network on a timely basis, we may incur penalties and other costs under agreements with other telecommunications carriers to deliver capacity or indefeasible rights-of-use over our network by designated dates. In addition, although we believe that demand for capacity on our network will exist, we can not assure you that we will be able to convey indefeasible rights-of-use in the quantities or at the prices that we currently anticipate. Furthermore, our ability to issue debt or equity securities will depend on factors beyond our control and we can not assure you that such financing would be available to us. In the event that our actual costs exceed our current budget or we do not have the funds we anticipate, we may need to seek additional sources of financing or adjust the number or sequence of segments we develop.

     In addition, we may require additional capital in the future for new business activities related to our current and planned businesses, or in the event we decide to make acquisitions or enter into additional joint ventures and strategic relationships. Sources of additional capital may include cash flow from operations, public or private equity and debt financings, bank debt, vendor financings and conveyances of indefeasible rights-of-use. In addition, we may enter into joint construction agreements with carriers, thereby reducing our capital expenditure requirements.

     We can not assure you that we will be successful in producing sufficient cash flow or raising sufficient debt or equity capital to meet our strategic business objectives or that such funds, if available, will be available on a timely basis and on terms that are acceptable to us. If we are unable to obtain such capital, the build-out of portions of our expanded network may be significantly delayed, curtailed or abandoned. In addition, we may accelerate the rate of deployment of our network, which in turn may accelerate our need for additional capital. Our actual capital requirements will also be affected, possibly materially, by various factors, including the timing and actual cost of the deployment of our network, the timing and cost of expansion into new markets, the extent of competition and the pricing of dark fiber and telecommunications services in our markets.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1999, the Financial Accounting Standards Board, or FASB, issued Interpretation No. 43, "Real Estate Sales, an interpretation of FASB Statement No. 66". The interpretation is effective for sales of real estate with property improvements or integral equipment entered into after June 30, 1999. Under this interpretation, dark fiber is considered integral equipment and accordingly, title must transfer to a lessee in order for a lease transaction to be accounted for as a sales-type lease. The application of the provisions of FASB Interpretation No. 43 did not have an impact on our financial position, results of operations or cash flows.

     The FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This standard as amended, will be effective for us beginning January 1, 2001. This standard requires that all derivatives be recognized, at fair value, as assets or liabilities in the balance sheet. We do not believe we have any current transactions that would require accounting and reporting under SFAS No. 133.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin, or SAB, No. 101, "Revenue Recognition in Financial Statements". We do not believe that the requirements of SAB No. 101 will have any effect on, or require any adjustments to, our results of operations and financial position.

YEAR 2000

     We believe all our systems are Year 2000 compliant and we have not experienced any Year 2000 problems since January 1, 2000. However, we can not assure you that problems will not occur. If problems do occur, they could have a material adverse effect on our business, results of operations or financial condition.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We do not have operations subject to risks of foreign currency fluctuations, nor do we use derivative financial instruments in our operations. Our earnings are affected by changes in interest rates as we have long-term debt with variable interest rates based on either the prime rate or LIBOR. Based upon our long-term debt balance at December 31, 1999, a 1% increase in interest rates would increase our interest expense by approximately $1.3 million on an annual basis. These analyses do not consider the effects of the reduced level of overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, management would likely take actions to further mitigate its exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no changes in our financial structure.

                                    BUSINESS

OVERVIEW

     We are a facilities-based provider of integrated broadband telecommunications services and high-bandwidth fiber optic capacity in the northeastern United States. Our network is designed to be a regional fiber optic intranet combining direct last-mile connections to our customers, intracity rings and long-haul capacity. We are building our network on what we believe to be the broadest contiguous rights-of-way in the region, primarily using access rights granted to us by four utility companies with which we have developed unique relationships. We currently offer both traditional telecommunications services as well as enhanced services such as video storage and streaming. We are installing equipment necessary to provide additional enhanced services, including data storage and disaster recovery, and expect to offer these services by the end of 2000. We market our services to large businesses and institutions in the healthcare, education, finance and government sectors, medium- and small-sized businesses with enterprise networking needs and telecommunications carriers.

     Our agreements with Niagara Mohawk, ConEd, NYSEG and GPU Telcom provide us with last-mile access to virtually every customer and building in our region, including those in New York City. By the end of 2001, we expect our network to be comprised of approximately 586,000 fiber miles over 3,200 route miles extending from Washington, D.C. to Montreal. As of April 15, 2000, we had constructed or entered into agreements for indefeasible rights-of-use for approximately 202,000 fiber miles over 1,800 route miles in New York, New Jersey, Pennsylvania, Washington, D.C. and Maryland. Our agreements with utilities allow us to build our network in a capital efficient manner by significantly reducing the last-mile barriers to entry, construction time and associated costs. In addition, these agreements eliminate most recurring fees typically paid to owners of rights-of-way, in exchange for telecommunications capacity. Substantially all of the utility and freeway rights-of-way have never before been used for commercial telecommunications purposes, making our services attractive to customers seeking a geographically diverse network.

     In addition to our utility relationships, we have formed strategic relationships with MasTec, Nortel, and EMC. MasTec provides us with network construction expertise. Nortel offers advanced equipment, support services and vendor financing. Through our relationship with EMC, we are jointly developing customized data and video storage solutions for our customers. In connection with this relationship, we are the first telecommunications company to install and operate an EMC video server.

     Our goal is to leverage our network and relationships to become the preferred provider of broadband services in our markets. To achieve this goal, we are rapidly expanding our direct sales force and have entered into joint marketing arrangements. As of April 15, 2000, we had a direct sales, marketing and customer care team of 129 employees located in five sales offices in our region. Our arrangements with Niagara Mohawk Energy and GPU Telcom allow us to jointly market our services to their business and institutional customers. We believe these arrangements enhance our credibility with our target customers and our ability to enter new markets quickly.

     Since our formation in 1995, we have raised more than $133.0 million in equity capital.

MARKET OPPORTUNITY

     We believe we have a significant market opportunity based on the rapidly growing demand for broadband voice, data and video services. According to the International Data Corporation, or IDC, the total telecommunications market in the United States is expected to increase from approximately $262.0 billion in 1999 to $300.0 billion in 2002. IDC also estimates that data revenues will increase from approximately $45.0 billion in 1999 to $78.0 billion in 2002, representing a 20% compound annual growth rate. As the demand for high-bandwidth applications, such as those associated with e-commerce and video conferencing, continues to increase, the infrastructure necessary to support such applications will continue to gain in importance. We are developing our high-bandwidth fiber optic network specifically to target these trends.

     Businesses are increasingly creating and storing significant amounts of data. Forrester Research estimates that online storage for Global 2,500 companies will grow from an average of approximately 15 terabytes in 1999 to approximately 153 terabytes in 2003, representing a compound annual growth rate of approximately 78%. This growth in online data storage is driven by the need for continuous availability and redundancy of data, the proliferation of e-commerce, the implementation of new applications and the creation of data warehousing and complex data retrieval facilities. Managing this volume of data is a significant challenge for many businesses. We believe businesses will increasingly look to outsource their data storage needs. We are responding to this by combining our high-bandwidth regional fiber optic intranet with storage equipment to provide secure and scalable data storage solutions for our customers, including storage capacity and disaster recovery to ensure business continuance.

     We believe we are well-positioned to capitalize on the overall growth of the telecommunications and data storage industries. We provide our services in one of the most communications-intensive regions in the world. According to Bell Atlantic, the corporations they serve represent approximately 30% of the U.S. business data market. Of this group, we target specifically those customers who we believe to have the highest demand for broadband services, large businesses and institutions in the healthcare, education, finance and government sectors and medium- and small-sized businesses with enterprise networking needs.

     In addition, we believe that businesses and other telecommunications carriers desire alternative paths throughout their networks to provide reliability in the event of an outage. To achieve true redundancy, it is necessary for them to seek fiber optic routes built along routes that are geographically diverse from their own.

BUSINESS STRATEGY

     Our business strategy includes the following elements:

     - BUILD AN END-TO-END NETWORK TO MAXIMIZE PROFITABILITY. We are using utility rights-of-way to construct an extensive regional fiber optic network. Our network is designed to be a regional fiber optic intranet combining direct last-mile connections to our customers, intracity rings and long-haul capacity. Our intracity rings are strategically located in high-density business districts in order to cost-effectively target the most attractive customers in our markets. Our goal is to deliver a full range of data, video and voice services over our own network in order to avoid last-mile access charges and maximize profitability.

     - COMPLETE OUR NETWORK BUILD-OUT AND PURSUE ADDITIONAL UTILITY RELATIONSHIPS. By the end of 2001, we expect our network to be comprised of approximately 586,000 fiber miles over 3,200 route miles extending from Washington, D.C. to Montreal. As of April 15, 2000, we had constructed or entered into agreements for indefeasible rights-of-use for approximately 202,000 fiber miles over 1,800 route miles in New York, New Jersey, Pennsylvania, Washington, D.C. and Maryland. We have already entered into agreements granting us access to rights-of-way for the remaining portion of our network build-out, except for planned intracity rings in Washington, D.C. and Baltimore and last-mile access to our customers from our proposed intracity ring in Long Island. We intend to pursue opportunities to further expand our network throughout the eastern United States primarily through our existing agreements with utilities and the development of new utility relationships. We will continue to offer our utility partners a mutually attractive proposition that allows them to capitalize on the growing demand for broadband services and capacity, while allowing us to efficiently expand our network.

     - BUILD OUT OUR NETWORK EFFICIENTLY AND COST EFFECTIVELY. We construct our network with multiple innerducts and large quantities of fiber. As of April 15, 2000, we had an average of approximately 300 fiber strands per mile in our intracity rings and approximately 96 fiber strands per mile in our long-haul capacity, more than we need to meet the service requirements of our current business plan. As a result, we are able to convey indefeasible rights-of-use for network capacity in order to help finance the cost of construction. In addition, we enter into fiber exchanges and joint construction agreements which allow us to expand our network more rapidly and cost effectively than we could otherwise. For example, we entered into a fiber exchange with GPU Telcom and joint construction agreements with companies including Broadwing and Metrix. Our plan is to continue to convey indefeasible rights-of-use for network capacity and enter into fiber exchanges and joint construction agreements to efficiently build out our network.

     - OFFER ENHANCED VIDEO AND DATA SERVICES. Our high-bandwidth, end-to-end network allows us to provide a wide range of high-quality, low-latency video, data and voice services. We currently offer video storage and streaming and are developing the infrastructure to offer high-capacity data storage and disaster recovery services. We have installed data storage equipment in Syracuse, New York and plan to install additional equipment in Newark, New Jersey, which we expect to be fully operational by the end of 2000. In addition, we have entered into a strategic relationship with EMC, pursuant to which we agreed to jointly design, develop and implement customized data and video storage solutions for our customers. We believe these elements, along with the last-mile access to customers and our geographically diverse network, uniquely position us to capitalize on the growing need for enhanced data services.

     - ENHANCE OUR ACCESS TO CUSTOMERS THROUGH JOINT MARKETING WITH
       UTILITIES. Our target customers include large businesses and institutions in the healthcare, education, finance and government sectors, medium- and small-sized businesses with enterprise networking needs and telecommunications carriers. We have arrangements with Niagara Mohawk Energy and GPU Telcom that allow us to jointly market our services directly to their business and institutional customers, either independently or in conjunction with the utility. In addition, our arrangements allow us to offer our telecommunications services bundled with our utility partners' energy products. We believe that our relationships with well-established utilities enhance our credibility with our target customers and increase our ability to enter new markets quickly. We intend to pursue opportunities to expand our existing joint marketing arrangements and to enter into similar arrangements with other utility partners to continue to enhance our access to our target customers.

     - LEVERAGE OUR OPERATIONAL SUPPORT SYSTEM. We have developed and are implementing an operational support system that combines our proprietary integration platform with what we believe to be industry-leading stand-alone components. These components monitor our network, address service issues, mediate calls, process orders, track usage and provision services. We currently operate all of these components independently and plan to fully integrate this system during the third quarter of 2000. Our goal is to have complete "flow-through" provisioning capabilities that will increase our operational efficiency by minimizing human intervention. As we continue expanding our network and moving our customers onto our network, we intend to leverage our operational support system to efficiently scale our business and maximize customer satisfaction.

     - CAPITALIZE ON MANAGEMENT ABILITY AND RELATIONSHIPS. Our management team has demonstrated its ability to work effectively with utilities, local governments and regulatory bodies. We intend to leverage their ability to expand our network and pursue strategic relationships. Additionally, our management team has significant experience in the critical functions of network development and operations, sales and marketing, back office and systems development, customer care and finance. We believe that the quality and
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

       experience of our management team will be key factors in the implementation of our business strategy.

OUR RELATIONSHIPS WITH UTILITIES

  OVERVIEW

     We have developed unique relationships with Niagara Mohawk, ConEd, NYSEG and GPU Telcom. The following table summarizes key terms of our agreements and other significant elements of our relationships with these utilities. For a more detailed description of our relationships, see "Certain Relationships and Related Transactions."

                         NIAGARA MOHAWK            CONED                    NYSEG                 GPU TELCOM
                         --------------   -----------------------  -----------------------  -----------------------
PRIMARY GEOGRAPHIC
  AREA.................  Northern half    New York City and        Southern half of New     Pennsylvania and New
                         of New York      Westchester County       York State to            Jersey
                         State                                     Westchester County
CONSIDERATION FOR
  RIGHTS-OF-WAY........  Fiber optic      Fiber optic strands and  Fiber optic strands and  Fiber exchange
                         strands and      an annual cash payment   participation in
                         capacity                                  network construction
TERM...................  25 years,        25 years, expiring in    25 years, expiring in    20 years, expiring in
                         expiring in      2023, renewable for an   2023, renewable for two  2020 renewable for two
                         2021, renewable  initial ten-year period  ten-year periods at our  five-year periods at
                         for two          at our option            option                   our option
                         ten-year
                         periods at our
                         option
JOINT MARKETING
  ARRANGEMENT..........  Yes              No                       No                       Yes
EQUITY INVESTMENT IN
  TELERGY..............  $40.0 million    N/A                      N/A                      $20.0 million
OTHER..................  Board            N/A                      N/A                      Billing services
                         representation                                                     agreement

  UTILITY RELATIONSHIPS: BENEFITS TO US

     We believe the unique structure of our utilities relationships gives us significant competitive advantages including:

     - LAST-MILE ACCESS TO CUSTOMERS. Our agreements with utilities provide access to contiguous rights-of-way and to buildings that allow us to construct fiber directly to our customers. Our ability to connect these customers directly to our network allows us to offer a wide range of high-margin telecommunications services.

     - LOWER COST STRUCTURE. Our agreements are structured to provide us access to the utility rights-of-way in exchange for telecommunications capacity on our network. These agreements eliminate most recurring fees typically paid to owners of rights-of-way, providing us with significant cost savings.

     - ROUTE DIVERSITY. We offer our customers a fiber optic network that is built along routes that are geographically diverse from those offered by most telecommunications carriers. This is attractive to customers who seek true redundancy for their telecommunications services.

     - IMPROVED SPEED TO MARKET. The scope of our existing agreements with utilities minimizes the need to negotiate additional access to rights-of-way as we continue constructing our network. These relationships allow us to save significant time which would otherwise be necessary to obtain permits and easements before we build out to our targeted customers.

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

       We can further reduce our construction time by using conduit that our utility partners have already installed along their rights-of-way. Together, we believe these factors allow us to reduce construction time by approximately six to 12 months.

     - DEMAND-BASED NETWORK ARCHITECTURE. The utility rights-of-way we use allow us ongoing access to the utilities' conduit systems. This provides us with the ability to install additional fiber capacity, connect our network directly to customers and implement upgrades and modifications, such as expanding intracity rings to connect additional colocations as demand dictates.

     - ACCESS TO UTILITIES CUSTOMERS. Our arrangements with Niagara Mohawk Energy and GPU Telcom allow us to jointly market our services to their business and institutional customers. We believe these arrangements enhance our credibility with our target customers and our ability to enter new markets quickly.

  UTILITY RELATIONSHIPS: BENEFITS TO UTILITIES

     We provide the utility companies with an opportunity to capitalize on the growth of the broadband telecommunications market and the increasing demand for high-capacity networks. Specifically, we believe that our expertise in constructing and operating high-capacity fiber optic networks and our focused marketing and sales strategy offer the utilities the following benefits:

     - INCREMENTAL VALUE FOR EXISTING ASSETS/INFRASTRUCTURE. Most utilities have existing conduit, electric distribution and transmission systems and access to buildings that can be utilized as the foundation for a telecommunications network. Working with us allows utilities to realize significant value for their existing assets without substantial capital or human resource investment, disruption to energy operations or potential earnings dilution from developing a telecommunications business on their own.

     - JOINT MARKETING. Our arrangements with Niagara Mohawk Energy and GPU Telcom allow us to jointly market our services to their business and institutional customers. This allows these utilities to offer a better value to their existing customers and gives them access to additional customers for their energy services. We believe these arrangements will be more attractive to utilities as their industry continues to undergo deregulation.

     - IMPROVED INTERNAL COMMUNICATIONS NETWORKS AND CAPACITY. We construct technologically advanced private networks which have high-capacity transmission capabilities and redundancy features to minimize service disruptions. As part of our agreements with utilities, we can provide them with technologically advanced networks for their internal telecommunications systems.

RELATIONSHIPS WITH OTHERS

     In addition to our utility relationships, we have developed strategic relationships with several other entities that we believe provide cost and speed to market advantages, brand identity, access to potential customers and marketing and other support. To date, we have established the following types of strategic relationships:

     - JOINT CONSTRUCTION RELATIONSHIPS. We have established strategic relationships with companies including Broadwing, Metrix, Adelphia and Williams Communications Group Inc. to fund joint construction activities. These relationships provide us with funding for building portions of our network and, in some cases, preferred status for rates, terms and conditions to obtain capacity on each others' networks. In general, we retain control over both the construction and operation of these joint construction activities.

     - VENDOR RELATIONSHIPS. We have entered into strategic relationships with MasTec, a leading network infrastructure service provider; Nortel, a major supplier of the electronics, equipment and services used in connection with fiber optic networks; and EMC, a leading provider of video and data storage solutions. We have signed an agreement making MasTec our preferred network construction provider. MasTec's construction expertise allows us to maintain better control over customer builds and deliver complete end-to-end cabling solutions. We have selected Nortel as our primary equipment supplier. Nortel offers us advanced equipment and vendor financing. In addition, Nortel provides support services including installation, engineering, marketing and network design. Through our relationship with EMC, we are jointly developing customized data and video storage solutions for our customers. In connection with this relationship, we are the first telecommunications company to install and operate an EMC video server.

     - SERVICE AGREEMENTS. We have entered into a service agreement with Teleglobe which allows for the exchange of our services, such as internet access, minutes of usage and fiber optic capacity. This agreement allows us to expend our capital resources on other projects while receiving services that support and maintain our network. Our agreement with Teleglobe provides for preferred service rates and additional revenue opportunities. Teleglobe has also made a significant equity investment in us.

PRODUCTS AND SERVICES

     We provide high-bandwidth integrated telecommunications products and services, which we offer individually or on a bundled basis. Our products and services include both traditional telecommunications services as well as enhanced services as follows:

  TRADITIONAL SERVICES

     We currently offer the following traditional services:

     - LOCAL SERVICES. We provide local dial tone services to customers, allowing them to complete calls in their local calling area and access long distance calling areas. Optional local services include direct-inward-dial/direct-outward-dial facilities, integrated services digital network, voice mail, customized response and other ancillary services. We also offer related services such as calling cards and conference calling.

     - LONG DISTANCE SERVICES. We provide domestic and international long distance services for completing intrastate, interstate and international calls. These services include outbound calling, inbound toll-free service and customized calling plans. We terminate calls either directly, over our own network, or indirectly, through other carriers.

     - INTERNET ACCESS. We provide high-speed internet access to business customers over digital subscriber lines, dedicated circuits, frame relay or asynchronous transfer mode services.

     - ASYMMETRIC DIGITAL SUBSCRIBER LINE. We currently offer asymmetric digital subscriber line service in four colocations within two cities. By the end of 2000, we plan to offer asymmetric digital subscriber line service in 54 colocations within eight cities. Asymmetric digital subscriber line service allows customers to simultaneously use voice and high-speed data services over the same telephone line. This service is currently targeted to meet the secure and high-speed access needs of small home offices, remote access users of our large business and institutional customers and off-campus university users.

     - HIGH-SPEED PACKET TRANSPORT. We offer our customers both asynchronous transfer mode and frame relay service for the transport of high-speed packet information. Both services include guaranteed capacity rates and varying prices for intracity and intercity service. Our frame relay transport rates vary from 56 kilobits per second up to 45 megabits per second and our asynchronous transfer mode transport rates vary from 1.5 megabits per second to

       622 megabits per second. As an additional benefit, we offer internet access as a permanent virtual circuit connection from either of these high-speed packet platforms.

     - PRIVATE LINE. We offer private line services that give our customers direct last-mile connections to their long distance carriers, allowing them to bypass the incumbent local exchange carrier and thereby reduce long distance rates. Private lines also enable customers to establish virtual private wide area networks for data and voice transmissions between or among multiple locations. We also offer other telecommunications carriers wholesale private line services, which are delivered either in the form of long-haul capacity or as last-mile access to the buildings in which we have placed fiber.

     - WHOLESALE SERVICES. We offer other telecommunications carriers wholesale capacity, last-mile access, termination of minutes, and indefeasible rights-of-use over our network.

  ENHANCED SERVICES

     We currently offer video services on our network and intend to offer data storage services by the end of 2000.

     - VIDEO SERVICES. We provide a variety of video solutions including multi-channel broadband video transport, closed distance learning networks, video streaming and video conferencing. We have installed a video server that allows us to store media assets in a centralized location for distribution over our high-speed network. We are also developing a video gateway to allow customers with different video compression protocols to interact with each other.

     - DATA STORAGE SERVICES. We plan to offer a variety of high-capacity data storage services such as outsourced storage, hierarchal storage, disaster recovery and business continuance. We have installed a storage server that has a current capacity of approximately 12 terabytes and is expandable to approximately 21 terabytes. This server allows us to store mission-critical data for our customers by backing up their systems through constant or periodic updates.

CUSTOMERS

     Our network platforms, agreements granting us access to rights-of-way, strategic relationships and products allow us to effectively deliver service to a broad base of customers. We currently have customers in all of our target market segments, which include:

     - LARGE BUSINESSES. We target large businesses and institutions, that typically have more than 500 employees, in the healthcare, education, finance and government sectors. We provide these customers with a broad range of traditional and enhanced services by constructing direct last-mile connections to their locations. Our large business customers include the Buffalo Medical Group, the New York State Office for Technology, Blue Cross/ Blue Shield, SUNY Oswego and WIXT, an affiliate of ABC television in Syracuse, New York.

     - MEDIUM- AND SMALL-SIZED BUSINESSES. We target medium- and small-sized businesses that typically have fewer than 500 employees. We believe this segment has traditionally been underserved by the incumbent local exchange carriers. To address this market, we target these customers with a direct sales force and comprehensive customer care. We offer these customers a broad range of traditional and enhanced services through a combination of direct last-mile connections and leased circuits.

     - TELECOMMUNICATIONS CARRIERS. We target telecommunications carriers to help defray the costs of our network build-out. We offer wholesale capacity, last-mile access, termination of minutes, and indefeasible rights-of-use over our network. Our current telecommunica-tions carrier customers include Bell Canada, Citizens Telecom Company, Adelphia, MCI WorldCom, Teleglobe and Global Crossing.

In addition to the above target market segments, we offer asymmetric digital subscriber line service to meet the secure and high-speed access needs of small home offices, remote access users of large business and institutional customers and off-campus university users. To meet their needs, we built our asymmetric digital subscriber line service to provide increased security by using a direct link to a customer's private network. This direct link bypasses the internet and allows a remote access user to authenticate and log in directly with our customer.

SALES, MARKETING AND CUSTOMER CARE

  SALES AND MARKETING

     Our sales and marketing organization is comprised of four functional areas:
(1) a direct sales group, with 58 employees, including our senior account executives and account executives who have primary responsibility for marketing to our customer base; (2) a customer care group, with 31 employees, which handles routine customer inquiries such as new services and repair requests; (3) a product development group, with 20 employees, that has specialized product knowledge and is responsible for supporting the direct sales effort and developing product specific promotional literature; and (4) a service delivery group, with 20 employees, with primary responsibility for monitoring product integration internally and assuring proper delivery and functioning of new products delivered to customers.

     Our sales and marketing strategy is based on: (1) providing our customers with highly differentiated products and services that target their specific telecommunications needs with our technological solutions; (2) rapidly deploying service; and (3) maximizing profits by providing bundled services over our network. To meet these objectives, we have tailored our sales and marketing effort to each of our target market segments and established joint marketing arrangements with Niagara Mohawk Energy and GPU Telcom.

     - LARGE BUSINESSES. We target large business customers with senior account executives. These senior account executives are supported by a two-pronged marketing approach that focuses on industry sectors, such as healthcare, education, finance and government, as well as on technology products, such as voice, data, video and storage.

     - MEDIUM- AND SMALL-SIZED BUSINESSES. We target medium- and small-sized businesses with account executives. Many of these businesses have little or no information technology resources and require more assistance when purchasing telecommunications products. Therefore, our account executives use a consultative marketing approach, in which they work closely with the prospective customer to develop a customized package of services.

     - TELECOMMUNICATIONS CARRIERS. Our carrier salespeople sell dark fiber, capacity and minutes of use to wholesale customers including incumbent local exchange carriers, internet service providers, competitive local exchange carriers, wireless companies, resellers and interexchange carriers.

     In addition to this direct sales force, joint marketing arrangements with Niagara Mohawk Energy and GPU Telcom are also key components of our sales and marketing strategy. We capitalize on these joint marketing arrangements by utilizing our utility partners' sales force to increase our number of customer contacts. This helps us increase our knowledge of and access to customers and increases our potential customer base.

  CUSTOMER CARE

     Our customer care objective is to deliver a high level of customer service that leads to a high level of customer satisfaction. We believe that the following components of our customer service program will enable us to provide a superior level of customer care:

     - state-of-the-art call center to handle customer care;

     - customer service and help desk assistance 24 hours a day, seven days a week by phone, fax and e-mail;

     - network operations center that offer assistance in resolving network issues 24 hours a day, seven days a week;

     - leading management tools to monitor client services; and

     - service level guarantees.

     Customer relationship management requires instant access to detailed customer data and simple automated workflow tools to support the selling, ordering, delivery and repair of our services. Our operational support system provides for this instant access and allows for minimal human intervention which leads to greater operational efficiency and a higher level of customer satisfaction.

OPERATIONAL SUPPORT SYSTEM

     Our operational support system refers to the hardware and software systems that allow us to effectively manage and monitor our network, process orders, provision services, track usage, address service issues, mediate calls and accurately bill our customers. This system has been designed to provide greater flexibility and manage the increased order volume as we move more services onto our network. We have designed our system to:

     - be electronically bonded with Bell Atlantic;

     - provide a flexible, maintainable and scalable infrastructure;

     - support the bundling of telecommunications and energy services on a single bill;

     - provide consolidated automated support for tracking order provisioning;

     - generate customized management reports and analysis; and

     - support business products and services in a coordinated and consolidated effort.

     Our proprietary, state-of-the-art operational support system combines a select standardized systems with our Telergy Hub Manager which is designed to seamlessly integrate them. We expect that this system will enable us to easily add new application modules. We selected our vendors because they met our specific needs in a cost-effective manner and have a strong reputation for quality and reliability. The following chart indicates our vendors and primary applications that are or will be integrated with our Telergy Hub Manager:

PRODUCT              VENDOR         APPLICATION
-------------------  -------------  -----------------------------------
CostGuard            InfoDirectors  Retail billing
TBS                  MetaSolv       Provisioning
HNM                  Harris         Network management
Enterprise 2000      GEIS           Electronic bonding
PeopleSoft           Peoplesoft     Accounting
Super Sleuth         Nortel         Fraud detection
Sterling 500         Telesciences   Mediation
Procession           DataCore       Enterprise wide workflow
Navis Core           Ascend         Asynchronous transfer mode
                                    monitoring
Orion                Orion          Fiber test
XEMS                 Nortel         Digital subscriber line element
                                    management
VU-ACD               Perimeter      Automatic call distributor
CTS 6000             Harris         Line test
Xvision              Alcatel        Element manager
LDAP                 Netscape       Internet service provider directory
                                    services
Steel Belted Radius  Funk Software  Internet service provider authentication

     When our operational support system is fully integrated, we will have complete "flow-through" provisioning capabilities that will allow services to be implemented with minimal human intervention and lead to greater operational efficiency and higher margins. We currently operate all parts of our system in a stand-alone environment and plan to have the system fully implemented during the third quarter of 2000.

     We believe our proprietary operational support system creates a unique and customized customer interface that can quickly adapt to developments in the market. Our system has been designed to:

     - scale seamlessly as we grow and continue to move more services onto our network,

     - minimize the time between order receipt and revenue generation,

     - improve customer satisfaction and

     - enable rapid customization of our services to bring new products to market quickly.

NETWORK OVERVIEW

     Our network is designed to be a regional fiber optic intranet combining direct last-mile connections to our customers, intracity rings and long-haul capacity. By the end of 2000, we expect our network to be comprised of approximately 586,000 fiber miles over 3,200 route miles extending from Washington, D.C. to Montreal. As of April 15, 2000, we had constructed or entered into agreements for indefeasible rights-of-use for approximately 202,000 fiber miles over 1,800 route miles in New York, New Jersey, Pennsylvania, Washington, D.C. and Maryland. This is based on the percentage completion of each network segment. As of April 15, 2000, we have conveyed or agreed to convey to third parties approximately 56,000 fiber miles through indefeasible rights-of-use, agreements to exchange dark fiber and fiber granted.

     We have already entered into agreements granting us access to rights-of-way for the remaining portion of our network build-out, except for planned intracity rings in Washington, D.C. and Baltimore and last-mile access to our customers from our proposed intracity ring in Long Island. We intend to build our network primarily utilizing our access to utility rights-of-way. We may also build certain portions of our network on non-utility rights-of-way wherever it is economical. For instance, the West-side portion of our Manhattan intracity ring was constructed in the Empire City Subway rights-of-way. We also plan to construct an additional route along the West-side portion of our Manhattan intracity ring using ConEd rights-of-way. The following table summarizes our current and planned network, which may change due to market and other circumstances, some of which are beyond our control:

                                      ESTIMATED             ESTIMATED        TARGET
                                        ROUTE      FIBER      FIBER        COMPLETION            %
LOCATION                                MILES     STRANDS     MILES           DATE            COMPLETE
--------                              ---------   -------   ---------      ----------         --------
LONG-HAUL
Buffalo to Syracuse I...............      165        96       15,840        Complete            100%
Syracuse to Albany I................      160        96       15,360        Complete            100%
Albany to Guilderland (backbone
  extension)........................        4        48          192        Complete            100%
Backbone to Batavia (backbone
  extension)........................       14        48          672        Complete            100%
Whitestown to Utica backbone
  extension)........................        9        48          432        Complete            100%
Syracuse to Oswego (backbone
  extension)........................       40        24          960        Complete            100%
Lighthouse Hill to Watertown........        3        24           72        Complete            100%
Syracuse to Lighthouse Hill.........       39        96        3,744        Complete            100%
Auburn to Binghamton via Ithaca.....      109       108       11,772        Complete            100%
Albany to Pleasant Valley...........       81       192       15,552        Complete            100%
Pleasant Valley to Yonkers..........       60       288       17,280        Complete            100%
Yonkers to New York City............       20       432        8,640        Complete            100%
Albany to Montreal..................      194       144       27,936        Complete            100%
Altoona to Harrisburg...............      120         4          480        Complete            100%
New Brunswick to Morristown to
  Scranton to Binghamton............      180        24        4,320        Complete            100%
Albany to New York City (diverse)...      160       288       46,080    3rd quarter 2000         25%
Altoona to Erie ring................      500         8        4,000    4th quarter 2000         33%
Harrisburg to Philadelphia..........      105        12        1,260    4th quarter 2000         33%
New York City to Philadelphia to
  Washington, D.C. .................      235        24        5,640    4th quarter 2000         33%
Philadelphia to New Brunswick to
  Atlantic City.....................      160        24        3,840    4th quarter 2000         33%
Buffalo to Syracuse II..............      N/A       432       71,280    4th quarter 2000          0%
Syracuse to Albany II...............      N/A       432       69,120    4th quarter 2000          0%
Cleveland to Buffalo................      190       216       41,040    2nd quarter 2001          0%
                                        -----                -------
Subtotal............................    2,548                365,512

                                      ESTIMATED             ESTIMATED        TARGET
                                        ROUTE      FIBER      FIBER        COMPLETION            %
LOCATION                                MILES     STRANDS     MILES           DATE            COMPLETE
--------                              ---------   -------   ---------      ----------         --------
INTRACITY
New York City (Manhattan)...........       40       432       17,280        Complete            100%
Syracuse Ring I.....................       10       240        2,400        Complete            100%
Syracuse Ring II....................       25        96        2,400        Complete            100%
Buffalo Ring........................       40       216        8,640        Complete            100%
Albany..............................       60       216       12,960        Complete            100%
Manhattan to Newark.................       50       432       21,600    3rd quarter 2000         60%
Albany to Schenectady...............       34       288        9,792    4th quarter 2000         60%
New York City (Manhattan diverse)...       18       432        7,776    4th quarter 2000          0%
Newark to Morristown................       25       216        5,400    1st quarter 2001          0%
Long Island.........................      100       288       28,800    4th quarter 2001          0%
New York City (five boroughs).......       60       432       25,920    4th quarter 2001          0%
Washington, D.C. ...................       40       432       17,280    4th quarter 2001          0%
Philadelphia........................       40       432       17,280    4th quarter 2001          0%
Pittsburgh..........................       25       288        7,200    4th quarter 2001          0%
Baltimore...........................       25       288        7,200    4th quarter 2001          0%
Rochester...........................       25       288        7,200    4th quarter 2001          0%
Erie................................       25       288        7,200    4th quarter 2001          0%
Harrisburg..........................       25       288        7,200    4th quarter 2001          0%
New Brunswick.......................       25       288        7,200    4th quarter 2001          0%
                                        -----                -------
Subtotal............................      692                220,728
                                        -----                -------
Total Network Build-out.............    3,240                586,240
                                        =====                =======

  NETWORK DESIGN

     Our network has been designed to serve our customer base that has various bandwidth requirements and to deliver the highest quality enhanced services to our customer base. In order to deliver the highest quality enhanced services, we employ a design strategy, called OpticalNet, which provides for the construction of a regional secure and controllable intranet with strategically located high-speed data switches.

     We categorize our network components into three categories: (1) our fiber optic infrastructure, consisting of our installed fiber optic cable and leased network elements; (2) our networking infrastructure, consisting of the switching, transport, data transmission equipment and colocations; and (3) our OpticalNet.

     FIBER OPTIC INFRASTRUCTURE. Our network infrastructure combines direct last-mile connections to our customers, intracity rings and long-haul capacity. Our intracity rings are designed with multiple access points for maximum flexibility and are strategically located near our target customers, allowing us to economically complete private network builds. The majority of our long-haul fiber is installed with multiple innerducts and cables with high strand counts, providing greater flexibility when building local loops or when connecting directly to customers. This fiber is generally buried and placed in innerducts for maximum reliability. In addition, to provide service to customers with lower bandwidth requirements, we lease unbundled network elements or private line facilities from our colocation or access locations.

     NETWORK INFRASTRUCTURE. The network layer includes our switching, transport and enhanced data transmission equipment and colocations. Our switching approach is to minimize equipment costs by utilizing our high-bandwidth backbone to transport voice and data traffic to centralized equipment locations. This reduces the need for a switch in every access and transport area. Currently we have three voice switches in service, including a Nortel digital multiplex system 100 local switch, a DMS 500 local/tandem switch and a Lucent 5 electronic switching system local/tandem voice switch, and three data switches. By the end of 2001, we plan to have six voice switches, 18 data switches and 122 colocation sites in our network.

     Our transport layer is a synchronous optical network-based self-healing ring platform. The backbone is a dense wavelength division multiplexing architecture that will operate at speeds up to 320 gigabits per second. The intracity rings are designed to operate at 622 megabits per second or 2.5 gigabits per second, depending on the size of the ring, number of access points and expected demand. We design our networks in a ring architecture with connectivity to our facility hub, the incumbent local exchange carrier's central offices, interexchange carrier points-of-presence and areas with large concentrations of telecommunications intensive users.

     Our data transmission platform is used to provide enterprise wide high-speed packet connections. The high-speed packet transport is comprised of distributed frame relay and asynchronous transfer mode switches, which are connected via the synchronous optical network transport layer. Internet access can be delivered over these platforms by connecting to our switch and router.

     Our colocation strategy is to gain access to a majority of the business customers in the tier I, II and III cities we target and to deploy digital subscriber lines in a significant geographical area in each city to meet the remote access users of our large business and institutional customers. We target incumbent local exchange carriers' central offices that have more than 30,000 access lines and that surround the perimeter of our target cities. Generally, this approach provides us access to approximately 70% of the customer base in each area. Each colocation site includes equipment to deliver digital subscriber line, voice and private line service and includes transport to our city hub for access to our asynchronous transfer mode, frame relay, internet and long-haul network.

     OPTICALNET. OpticalNet is a performance optimized design strategy that capitalizes on our fiber optic and network infrastructure. This strategy enables us to deliver the highest quality enhanced services including video storage and streaming, digital libraries, data storage, disaster recovery, video gateway services, high-speed internet access, web hosting and authentication/security services. OpticalNet provides several advantages, including the ability to:

     - bundle multiple services on one platform;

     - minimize latency and broadband last-mile concerns;

     - deliver the highest quality video, data and voice over internet protocol;

     - offer increased security; and

     - control the access and quality of service delivery.

     To deliver these enhanced services, we have installed equipment in Syracuse, New York, including a video server, data storage devices, access servers, high-speed internet access and other requisite equipment. This equipment operates on a fully redundant mirrored architecture with self-healing transport service between devices. We believe our facility is environmentally, physically and electronically secure. We are in the process of designing and plan to install similar equipment in Newark, New Jersey which we expect to be fully operational by the end of 2000. We intend to install additional equipment as demand warrants.

  NETWORK MANAGEMENT

     Our network is monitored by a network operations center located at our corporate headquarters in Syracuse, New York. The center is divided into three areas: switched services, transport technology and enhanced data services. The center provides network monitoring 24 hours a day, seven days a week. We have installed a new platform that allows us to monitor and provision all network elements from the network operations center.

COMPETITION

     The industries in which we operate are highly competitive and are affected by the introduction of new services by, and the market activities of, major industry participants. We expect competition will intensify in the market for the telecommunications services we provide and plan to provide. Many of our competitors are substantially larger and have greater financial, technical and marketing resources than we do. In particular, larger competitors have advantages over us which could cause us to lose customers and impede our ability to attract new customers, including:

     - long-standing relationships and brand recognition with customers;

     - financial, technical, marketing, personnel and other resources substantially greater than ours;

     - more funds to deploy telecommunications and data services;

     - the potential to lower prices of competitive telecommunications and data services; and

     - fully deployed networks.

     We face competition from other current and potential market entrants, including:

     - domestic and international long distance providers seeking to enter, re-enter or expand entry into the local telecommunications marketplace; and

     - other domestic and international competitive telecommunications providers, resellers, cable television companies and electric utilities.

     The rapid development of the telecommunications industry and the continuing trend toward combinations and strategic alliances in the telecommunications industry could give rise to significant new competitors which could cause us to lose customers and impede our ability to attract new customers. For example, we believe that Global Crossing, one of our significant stockholders, has through combinations and alliances, entered into lines of business that compete with us. In addition, Global Crossing has the right to designate a member to our board of directors.

     Additionally, in the provision of data storage services, we face competition from storage hardware and software vendors, which sell storage products or consulting services, as well as managed storage services providers. Many of these vendors and providers have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we have. Many of these vendors and providers also have more extensive customer bases, broader customer relationship and broader industry alliances than us, including relationships with many of our current and potential customers.

     The lack of any substantial barriers to entry in our industries means that significant and potentially larger competitors could enter our market as a result of other regulatory changes, technological developments or the establishment of cooperative relationships, including potentially through use of the same rights-of-way that we use. Foreign telecommunications carriers may also compete in the United States market. Increased competition could lead to price reductions, fewer large-volume sales, reduced operating margins and loss of market share.

OPERATING AND CORPORATE GOVERNANCE AGREEMENTS

     We are a holding company which directly owns all of Telergy Operating, Inc. Telergy Operating in turn principally operates through seven subsidiaries. Upon the completion of this offering, five of the subsidiaries will be wholly-owned by and will consist of: (1) Telergy Metro LLC; (2) Telergy Network Services, Inc.; (3) Telergy Canada, Inc.; (4) Telergy Parkway, Inc.; and (5) Telergy Central, LLC. Telergy Operating's partly-owned subsidiaries are: (1) Telergy East LLC, which is owned 50% by Telergy Operating and 50% by Energy East Telecommunications Inc., or Energy East, an affiliate of NYSEG and (2) Telergy MidAtlantic, LLC, which is owned 51% by Telergy Operating and 49% by GPU Telcom, an affiliate of GPU, Inc. The following chart describes the organizational structure of our group upon the completion of this offering:

     [CHART SHOWING COMPANY AND ITS SUBSIDIARIES WITH PERCENTAGE OWNERSHIP]

     Some of our subsidiaries are formed out of strategic arrangements with electric utilities or their subsidiaries. The operating agreements and by-laws of our subsidiaries govern, among other things, their capital structure and contribution requirements, scope of business, dividends, voting and rights of first refusal, transfer restrictions and dissolution provisions. A more detailed description of our operating agreements for our jointly-owned subsidiaries is provided below.

  TELERGY CENTRAL

     We currently own 75% of Telergy Central and Niagara Mohawk Energy, a subsidiary of Niagara Mohawk, owns 25% of Telergy Central. Upon the completion of this offering, Niagara Mohawk Energy is required to sell, and we are required to purchase, its 25% interest in Telergy Central and its related indefeasible rights-of-use. Niagara Mohawk Energy may use the proceeds of the sale to acquire shares of our Class A common stock at the initial public offering price. Our agreement provides that any such sale of its interest and indefeasible rights-of-use will be made at fair market value to be determined by the parties or by an independent expert, provided that the purchase price for its interest and the indefeasible rights-of-use can not be less than 10% of our value.

  TELERGY EAST

     OVERVIEW. Telergy East was formed in connection with our agreement with NYSEG to acquire access to its rights-of-way. In June 1998, Telergy East entered into a rights-of-occupancy agreement with NYSEG in which NYSEG granted Telergy East a non-exclusive license to use the conduit, facilities and abandoned gas pipeline of NYSEG along its current and future rights-of-way in the southern tier of New York State as well as additional rights-of-way NYSEG acquires within and outside New York State.

     CAPITAL CONTRIBUTIONS AND LOANS. We and NYSEG are each generally obligated to contribute 50% of the capital necessary for any construction activities that we and Energy East mutually agree upon. Both we and Energy East reserve the right to construct additional spurs at our own cost and profit if the other party does not wish to contribute to the spur.

     MANAGEMENT. We appoint the President of Telergy East and Energy East appoints the Vice-President. Both of these officers act as managers and are jointly responsible for Telergy East's day-to-day management, subject to the oversight of a management committee for specified actions. The management committee consists of three members appointed by us and three members appointed by Energy East. Generally, a majority vote is required to approve matters submitted to the management committee. However, some actions require the unanimous consent of both us and Energy East, including the following:

     - admitting a new member or issuing any interest in Telergy East;

     - selling or otherwise transferring all or substantially all of the assets of Telergy East;

     - merging or consolidating Telergy East with or into any other entity;

     - dissolving or liquidating Telergy East;

     - increasing a member's capital contribution; and

     - amending certain provisions of Telergy East's operating agreement or articles of organization.

     DISTRIBUTIONS. We determine all distributions to be paid by Telergy East, subject to management committee approval. All distributions by Telergy East must be made in accordance with the applicable membership percentages. We must use our best efforts to cause Telergy East to distribute sufficient cash to enable members to pay their respective income taxes.

     TRANSFERS OF OWNERSHIP. Neither we nor Energy East may sell, transfer, assign, exchange or otherwise transfer our respective membership interests in Telergy East without the prior written consent of the other, other than to wholly-owned subsidiaries or in connection with any merger or consolidation in which the owner is the surviving and controlling party and subject to reciprocal rights of first refusal. Generally, under the right of first refusal the party seeking to sell its interest must irrevocably offer in writing to sell its interest to the other member. The other member has thirty days to either accept or refuse the offer to purchase the interest. In the event that either party is subject to any bankruptcy or insolvency law, or any bankruptcy-related proceeding, then such party is be deemed to have irrevocably offered to sell all of its interest to the other party. The other party has 90 days to accept in respect of all, but not less than all, of the interest.

     RIGHTS ON STALEMATE. In the event that a quorum of the management committee is unavailable or the management committee is deadlocked on any matter, either Energy East or we may request the deadlock be resolved by appeal to the chief executive officers of Energy East and Telergy. In the event that those chief executive officers can not resolve the matter, the matter may, but need not, be submitted to Energy East and Telergy for a vote as members.

     Additionally, following the earlier of the completion and installation of the Ithaca to Auburn to Binghamton backbone and the Ithaca and Binghamton spurs and June 10, 2000, we may require Energy East to, and Energy East may elect to, withdraw as a member from Telergy East through the redemption of Energy East's membership interest upon the occurrence of a stalemate. For purposes of the agreement, a stalemate exists if:

     - the management committee has reached an impasse or deadlock on specified operational matters and has submitted the matter to the chief executive officers of Energy East and Telergy for resolution, and

     - the chief executive officers are unable to resolve the impasse or deadlock within ten days after the matter is submitted to them.

It is not necessary that the matter be submitted to a vote of Energy East and Telergy, as members, for a stalemate to exist.

     If either Telergy or Energy East exercises their right to require Energy East to withdraw from Telergy East, Energy East will immediately cease to have any right to participate in the management of Telergy East or to designate the Vice President or members of the management committee. Thereafter, Telergy East will redeem Energy East's membership interest as follows:

     - Telergy East will distribute to Energy East an indefeasible rights-of-use for all remaining dark fiber strands in the Ithaca to Auburn to Binghamton backbone and the Ithaca and Binghamton spurs (and any other portions of the network that parties have constructed jointly), up to a maximum of one-half of the total fiber strands in those portions of the network as of the date of Energy East's withdrawal, and

     - If Energy East is a regulated telephone company on the date of its withdrawal from Telergy East and obtains any necessary approval from the New York Public Service Commission within nine months after the date of its withdrawal, then Telergy East will distribute to Energy East:

        - 50% of the customers, facilities, business or assets of Telergy East attributable to Energy East as of the date of Energy East's withdrawal, and

        - 100% of all of the customers, facilities, business and assets of any segregated network division of Telergy East paid for in its entirety by Energy East.

In which case, Energy East's indefeasible right-of-use described above will immediately terminate upon the second distribution.

     In all events, Telergy East will retain its rights-of-way agreement with NYSEG following Energy East's withdrawal from Telergy East.

  TELERGY MIDATLANTIC

     OVERVIEW. Telergy MidAtlantic has entered into an arrangement with GPU Telcom under which GPU Telcom will construct, install and maintain a fiber optic network for Telergy MidAtlantic in the rights-of-way and facilities of certain utilities affiliated with GPU Telcom. Telergy MidAtlantic has entered into a billing services agreement with Telergy Network Services pursuant to which Telergy Network Services has agreed to perform billing, collection and customer care services for Telergy MidAtlantic.

     CAPITAL CONTRIBUTIONS. We are required to contribute up to $4.0 million to Telergy MidAtlantic for start-up and initial marketing costs. If necessary, and agreed upon by both of us, we and GPU Telcom may contribute further capital in proportion to our membership interests in Telergy MidAtlantic.

     RETAIL SALES. So long as Telergy Network Services and GPU Telcom are members, we and GPU Telcom have agreed to provide retail telecommunications services in Pennsylvania and New Jersey only through Telergy MidAtlantic. Both we and GPU Telcom reserve the right to independently construct and operate segregated networks and market wholesale services within Pennsylvania and New Jersey.

     MANAGEMENT. We and GPU Telcom jointly appoint the manager of Telergy MidAtlantic, who is responsible for day-to-day management, subject to the oversight of a management committee for certain actions. The management committee consists of three members, two members appointed by us and one appointed by GPU Telcom. Generally, an affirmative vote of the majority of the members of the management committee is required to approve matters submitted to the management committee. The following matters require unanimous vote or consent of the members of the management committee:

     - approving or amending a business plan;

     - approving or amending budgets for capital expenditures;

     - engaging in acquisitions;

     - authorizing distributions of property or restricting certain distributions of distributable cash;

     - issuing notes, bonds or other obligations or securing obligations by mortgage or pledge of any of Telergy MidAtlantic's property or income, or assuming liabilities in any transaction by Telergy MidAtlantic;

     - appointing an independent auditor of Telergy MidAtlantic; and

     - appointing a successor manager.

However, some actions require the unanimous consent of both us and GPU Telcom, including the following:

     - admitting a new member or issuing any interest in Telergy MidAtlantic;

     - selling or otherwise transferring all or substantially all of the assets of Telergy MidAtlantic;

     - merging or consolidating Telergy MidAtlantic with or into any other entity or effecting a change of control of Telergy MidAtlantic;

     - dissolving or liquidating Telergy MidAtlantic;

     - authorizing specified capital expenditures;

     - increasing a member's capital contribution; and

     - amending some provisions of Telergy MidAtlantic's operating agreement or articles of organization.

     DISTRIBUTIONS. All distributions by Telergy MidAtlantic are subject to management committee approval and must be made in accordance with the applicable membership percentages. We must use our best efforts to cause Telergy MidAtlantic to distribute sufficient cash to enable members to pay their respective income taxes.

     TRANSFERS OF OWNERSHIP. Neither we nor GPU Telcom may sell or otherwise transfer our respective membership interests in Telergy MidAtlantic without the prior written consent of the other, other than to a direct or indirect parent that wholly owns the applicable member, to wholly-owned subsidiaries or in connection with any merger or consolidation in which the member is the surviving and controlling party and subject to reciprocal first offer rights. Generally, under the right of first offer the party seeking to sell its interest must irrevocably offer in writing to sell its interest to the other member. The other member has thirty days to either accept or refuse the offer to purchase the interest. In the event that either member is subject to any bankruptcy or insolvency law, or any bankruptcy-related proceeding, then such member is be deemed to have irrevocably offered to sell all of its interest to the other member. The other member has 90 days to accept in respect of all, but not less than all, of the interest.

     RIGHTS ON STALEMATE. If the management committee or members are unable to obtain a quorum for a meeting or are deadlocked on any matter, either we or GPU Telcom may request the stalemate be resolved by our respective principal executive officers. If our principal executive officers can not resolve the stalemate, we and GPU Telcom must negotiate in good faith to achieve mutually agreeable terms for the purchase of one member's entire interest by the other. Additionally, for stalemates occurring on or after April 7, 2002, if we and GPU Telcom can not agree on the terms of a purchase and sale within 30 days after the stalemate, then we may both, for up to 90 days, seek to sell our respective interest in Telergy MidAtlantic in a bona fide sale to a third party purchaser. However, if neither of us consummates a third party sale within the 90-day period, and the stalemate has not been resolved in the interim, either of us can elect for Telergy MidAtlantic to redeem GPU Telcom's interest in Telergy MidAtlantic.

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     If we or GPU Telcom exercises our right to force GPU Telcom to withdraw from Telergy MidAtlantic, Telergy MidAtlantic will redeem GPU Telcom's membership interest as follows:

     - Telergy MidAtlantic will distribute to GPU Telcom indefeasible rights-of-use for 49% of the available dark fiber strands in Telergy MidAtlantic's indefeasible rights-of-use, and

     - If GPU Telcom is a regulated telephone company on the date of its withdrawal from Telergy MidAtlantic (or designates a regulated telephone company to receive its withdrawal distribution) and obtains any necessary regulatory approval within nine months after the date of its withdrawal, then Telergy MidAtlantic will distribute to GPU Telcom (or its designee) 49% of the consenting customers that use Telergy MidAtlantic's indefeasible rights-of-use, facilities, business or assets attributable to GPU Telcom as of the date of GPU Telcom's withdrawal. In which case, GPU Telcom's indefeasible rights-of-use described above will immediately terminate, but GPU Telcom must remain a party to its construction operating agreement with Telergy MidAtlantic and we will retain our rights under the construction operating agreement and our rights-of-way to expand our network and construct segregated networks in GPU Telcom's territory.

     In all events, following GPU Telcom's withdrawal from Telergy MidAtlantic, we must also assist and train GPU Telcom in developing an independent sales, marketing and product development expertise in the provision of retail telecommunications services.

EMPLOYEES

     As of April 15, 2000, we employed 419 full-time and seven part-time employees. None of our employees are represented by a collective bargaining agreement. We believe that our relations with our employees are good.

PROPERTIES

     Our executive and administrative offices are located in East Syracuse, New York. In December 1998, Telergy Parkway purchased the building where our executive and administrative offices are located. This building covers approximately 35,000 square feet. In addition, we sublease approximately 32,5000 square feet in North Syracuse for office and warehouse space and as a points-of-presence for telecommunications equipment.

     Our other executive and principal operating offices are located in Albany, Buffalo and New York City, where we lease an aggregate of approximately 26,000 square feet under agreements which expire beginning in February 2002. We are currently negotiating leases for points-of-presence in other cities in New York, Philadelphia and New Jersey and intend to lease space in other areas as our needs require. In the ordinary course of our business, we also lease building or warehouse space or, to the extent necessary, have acquired easements to accommodate our regeneration sites or for storage purposes.

LEGAL PROCEEDINGS

     From time to time we have been, and expect to continue to be, subject to legal proceedings and claims arising in the ordinary course of business. Currently, we are not a party to any material legal proceeding or claim that we believe will have a material adverse effect on our financial condition or results of operations.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     We have registered the Telergy name and logo as service marks with the United States Patent and Trademark Office and the Canadian Patent and Trademark Office. We have also registered OpticalNet(R) and Telergy Light Speed(R), our asymmetric digital subscriber line service offering, as service marks. In addition, we have licenses from third parties for use of various technology software.

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                             GOVERNMENT REGULATION

     The following summary of regulatory developments and legislation, while not exhaustive, describes the primary present and proposed federal, state and local regulation and legislation of the telecommunications industry that could have a material effect on our business. Existing federal and state regulations are currently subject to judicial proceedings, legislative hearings and administrative proposals that could change, in varying degrees, the manner in which our industry operates. We can not predict the outcome of these proceedings or their impact upon the telecommunications industry or upon us.

OVERVIEW

     Our telecommunications services are subject to federal, state and local regulation. The Federal Communications Commission, or FCC, exercises jurisdiction over the facilities and services of telecommunications common carriers to the extent those facilities are used to provide, originate or terminate interstate or international telecommunications. State regulatory commissions exercise jurisdiction over facilities and services to the extent those facilities are used to provide, originate or terminate intrastate telecommunications. In addition, as a result of the passage of the Telecommunications Act of 1996, or the Telecom Act, state and federal regulators share responsibility for implementing and enforcing its pro-competitive policies. In particular, state regulatory commissions have substantial oversight over the provision of interconnection and nondiscriminatory network access to competitive local exchange carriers. In addition, local governments exercise authority over some matters that affect our business, such as regulation of the public rights-of-way necessary to install and operate telecommunications networks.

FEDERAL REGULATION OF TELECOMMUNICATIONS

     The FCC regulates the interstate and international telecommunications facilities and services of telecommunications common carriers. Specifically, common carriers must comply with the requirements of the Communications Act of 1934, as amended by the Telecom Act. The Telecom Act established a framework for the promotion of increased competition in U.S. local telecommunications markets. Because implementation of the Telecom Act is subject to various federal and state rulemaking and judicial procedures, the effects of the Telecom Act on us may change in ways that can not be accurately predicted.

  THE TELECOM ACT: OVERVIEW

     The intent of the Telecom Act is to increase competition in the U.S. telecommunications market. To do so, the Telecom Act seeks to open local telecommunications markets to competition by requiring incumbent local exchange carriers to permit competitive local exchange carriers to interconnect to their networks by imposing various obligations on them.

     - INTERCONNECTION. Incumbent local exchange carriers must permit competitive local exchange carriers to interconnect their networks to the incumbent local exchange carriers' networks at any technically feasible point, on nondiscriminatory terms and at cost-based prices.

     - COLOCATION. Incumbent local exchange carriers must permit competitive local exchange carriers to place certain network equipment at the incumbent local exchange carriers' premises (referred to as colocation).

     - UNBUNDLED ACCESS. Incumbent local exchange carriers must unbundle and provide access to certain network elements such as network facilities, equipment, features, functions and capabilities, on nondiscriminatory terms and cost-based prices.

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

     - RECIPROCAL COMPENSATION. Incumbent local exchange carriers and competitive local exchange carriers are required to compensate each other on a reciprocal basis for calls that originate on the network of one carrier and are sent to the network of another for termination.

     - RESALE. Incumbent local exchange carriers are required to permit resale of their services and to set discounted wholesale rates for all end-user retail services for sale to competitive local exchange carriers.

     - NUMBER PORTABILITY. Incumbent local exchange carriers and competitive local exchange carriers must permit users of telecommunications services to retain existing telephone numbers within the same local area without impairment of quality, reliability or convenience when switching from one telecommunications carrier to another.

     - DIALING PARITY. All incumbent local exchange carriers and competitive local exchange carriers are required to provide "1+" equal access to competing providers of telephone exchange service and toll service and to provide nondiscriminatory access to telephone numbers, operator services, directory assistance and directory listing.

     - ACCESS TO RIGHTS-OF-WAY. All incumbent local exchange carriers and competitive local exchange carriers must permit nondiscriminatory access to poles, ducts, conduits and rights-of-way.

     Incumbent local exchange carriers must negotiate in good faith with competitive carriers that request any or all of the above arrangements. If the carriers can not reach agreement within a prescribed time, either carrier may request binding arbitration by the appropriate state public utility commission, or PUC. If an agreement still can not be reached, carriers are required to abide by the obligations established by the FCC and state PUC.

  INTERCONNECTION

     In August 1996, the FCC released its First Report and Order on interconnection, or the Interconnection Decision, establishing rules for the implementation of the above obligations. In July 1997, the U.S. Court of Appeals for the Eighth Circuit, or Eighth Circuit, vacated portions of the Interconnection Decision that required prices to be based on forward-looking, rather than historical, costs and gave the FCC heightened authority to monitor local telephone companies' compliance with the Telecom Act. On January 25, 1999, the U.S. Supreme Court reversed the Eighth Circuit's decision. The Supreme Court affirmed the FCC's authority to promulgate rules governing pricing by local telephone companies. The Court also found that the FCC had authority to promulgate a "pick and choose" rule for interconnection, which enables competitive local exchange carriers to adopt portions of existing interconnection agreements, and upheld most of the FCC's rules governing access to unbundled network elements. The Court did find that the FCC had not followed the statutory test for determining which network elements must be unbundled by incumbent local exchange carriers and remanded that issue to the FCC for further consideration.

     In response to the remand, on November 5, 1999, the FCC released an order that retained most of its original list of unbundled network elements. The FCC eliminated the requirements that incumbent local exchange carriers provide unbundled access to local switching for customers with four or more lines on the densest parts of the top 50 Metropolitan Statistical Areas, operator services and directory assistance. The FCC's order has been appealed. In addition, the Eighth Circuit is considering certain issues left undecided by the Supreme Court's decision pertaining to substantive challenges to the FCC's interconnection rules, including the validity of the FCC's pricing methodology.

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

     As a result of the Eighth Circuit and Supreme Court decisions and the pending appeals of the FCC's November 5, 1999 order, the rules governing the pricing, terms and conditions of interconnection agreements remain unsettled. The Supreme Court's decision may require or trigger the renegotiation of existing interconnection agreements. Although state PUCs continue to implement and enforce existing interconnection agreements, the Supreme Court's ruling and further proceedings before the Eighth Circuit and the FCC may affect the authority of state PUCs to do so. They could also result in additional rulemaking proceedings by the FCC. As a result, the scope of our interconnection rights may change in ways that are not foreseeable.

     We are party to interconnection agreements with Bell Atlantic in New York, Rhode Island, Massachusetts and New Jersey. The New York agreement expires in June 2000. We are in the process of renegotiating that agreement; however, we can not be certain whether we will be able to renegotiate it on commercially favorable terms. We also will be required to obtain interconnection from the incumbent local exchange carriers in each of the other states in which we plan to operate. We can not be certain whether we will be able to obtain interconnection in those states on commercially favorable terms. Our inability to obtain interconnection on commercially favorable terms in one or more states could have a adverse material effect on our business.

  LOCAL LOOP UNBUNDLING AND COLOCATION

     Incumbent local exchange carriers are required to provide physical colocation of equipment necessary for competitive local exchange carriers to obtain interconnection or access to unbundled network elements at incumbent local exchange carrier premises. Incumbent local exchange carriers may provide virtual colocation if they demonstrate to a state PUC that physical colocation is not practical for technical reasons or because of space limitations. On March 18, 1999, the FCC adopted measures designed to facilitate the ability of competitive providers to access incumbent local exchange carriers local loops and colocation space, including a requirement that incumbent local exchange carriers make new colocation arrangements (e.g., shared colocation and cageless colocation) available to competing carriers and a requirement that competitors be able to locate all equipment necessary for interconnection, even where such equipment also has other functions.

     On March 17, 2000, the U.S. Court of Appeals for the District of Columbia Circuit, or the D.C. Circuit, issued a decision largely upholding the FCC's position. However, the court found that the FCC's definition of the equipment "necessary" for interconnection was too broad and remanded that part of the order to the FCC for further consideration. Based on the outcome of the remand proceeding, the range of equipment that competitive local exchange carriers may place in incumbent local exchange carrier offices may be restricted, causing competitive local exchange carriers possibly to incur additional expenses to build or lease equipment space.

  UNIVERSAL SERVICE

     The Telecom Act requires the FCC to restructure the manner in which universal service fund payments are established and distributed. On May 8, 1997, the FCC issued an order that significantly expanded the federal universal service subsidy regime. Specifically, the FCC established new universal service funds to support telecommunications and information services for schools and libraries and telecommunications services for rural health care providers. The FCC also expanded federal subsidies for local exchange services provided to low-income consumers and doubled the size of the high cost fund for non-rural local exchange carriers.

     Providers of interstate telecommunications service must pay for these programs based on their interstate and international revenue from end-user telecommunications services. Our

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

contribution to these universal service funds will be based on our gross interstate and international revenue. The FCC assesses such payments on the basis of a carrier's revenue for the previous year. We are unable to specify the amount of any universal service contributions that we will be required to make in future years.

     Following several appeals of the FCC's universal service order, the U.S. Court of Appeals for the Fifth Circuit, or the Fifth Circuit, issued decisions on July 30, 1999, and January 25, 2000, that upheld the FCC's universal service fund rules in most respects. However, the court rejected the FCC's effort to base universal service contributions on the intrastate revenue of interstate carriers. The court also remanded to the FCC the issue of whether revenue derived from international services provided by interstate carriers should be included in a carrier's universal service contribution base. Following remand, on October 8, 1999, the FCC issued an order holding that revenue derived from international services of interstate carriers should be included in the contribution base, unless a carrier's revenue from interstate services are less than 8% of its total revenue derived from interstate and international services. The October 8, 1999, order has been appealed to the Fifth Circuit and may be modified. The universal service program also may be modified as a result of the FCC's own reconsideration of its policies or by congressional action. Further FCC rule changes, as well as obligations to contribute to state universal service funding programs, are likely to increase the overall cost to telecommunications carriers.

  RECIPROCAL COMPENSATION

     Under the Telecom Act, a local exchange carrier that terminates calls to customers on its network is entitled to be compensated by the local exchange carrier of the originating customer. Incumbent local exchange carriers have taken the position that compensation is not owed for inbound calls to internet service providers on the grounds that this type of traffic is not local and, thus, not covered by the terms of existing interconnection agreements. As a result, some incumbent local exchange carriers have threatened to withhold, and in some cases have withheld, compensation to competitive local exchange carriers for such calls.

     Nearly all of the state regulatory commissions that have ruled on this issue have determined that reciprocal compensation is owed for internet service provider-bound calls. Many of those rulings have been appealed. To date, every federal and state court to consider the merits of the issue on appeal has upheld the decisions of those state PUCs that have concluded that reciprocal compensation is owed for internet service provider-bound calls. No federal or state court has issued a decision in an appeal from those few state PUCs that have denied reciprocal compensation for internet service provider-bound calls. Some state PUCs have not yet addressed the issue. We can not accurately predict how these states will rule on this issue or whether some states will change their position.

     On February 26, 1999, the FCC issued a Declaratory Ruling and Notice of Proposed Rulemaking addressing the issue of reciprocal compensation for inbound calls to internet service providers, or the Declaratory Ruling. The FCC determined that internet service provider traffic is jurisdictionally mixed and largely interstate and, thus, within the FCC's jurisdiction. In so finding, the FCC applied an end-to-end analysis, concluding that because the communication would ultimately extend beyond the internet service provider to sites out-of-state and around the world, it is non-local in nature. However, the FCC made clear that its conclusion was not dispositive of whether reciprocal compensation is currently owed. Rather, the FCC determined that there was no federal rule in place governing reciprocal compensation for internet service provider-bound traffic when existing interconnection agreements were negotiated. Therefore, the FCC concluded that, pending the completion of federal rulemaking, state PUCs could determine whether compensation is owed under existing agreements. The FCC's Declaratory Ruling was appealed to the D.C. Circuit. On March 24, 2000, the D.C. Circuit vacated the FCC's ruling, holding that the FCC failed to explain adequately why the end-to-end analysis was applied to the reciprocal

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compensation issue, and remanded the issue to the FCC for further proceedings.
We can not accurately predict future FCC action or court rulings on this issue.

     The FCC also has requested comments on the rules that should govern compensation for internet service provider-bound traffic when existing interconnection agreements expire. Comments were filed by interested parties, but it is unlikely that a decision will be issued until the FCC addresses the issues raised by the remand of its Declaratory Ruling. In the absence of a federal rule, we expect the state commissions to continue to address this issue in the context of approving and arbitrating new interconnection agreements.

     Following the issuance of the Declaratory Ruling, some incumbent local exchange carriers have asked state PUCs to reconsider and to reverse their prior decisions requiring the payment of reciprocal compensation on the grounds that those decisions were inconsistent with the Declaratory Ruling. To date, only the Massachusetts PUC has reversed a prior decision. Moreover, in light of the D.C. Circuit's recent opinion, Massachusetts has asked for comments on whether it should re-open that docket and reconsider its reversal. It is possible that other state PUCs will reconsider and modify their prior decisions. The impact of any such decisions on our operations can not be predicted. However, of the 21 states that have considered reciprocal compensation since the FCC's Declaratory Ruling, only four (Massachusetts, New Jersey, Louisiana and South Carolina) do not require carriers to compensate each other for terminating internet service provider-bound calls.

     Upon the expiration of current interconnection agreements, new agreements will have to be negotiated. It is expected that reciprocal compensation arrangements will be modified and compensation rates will be significantly lower. The effect of the reduction of compensation rates on us can not be accurately predicted.

  ACCESS CHARGES

     The FCC has made and is continuing to consider various reforms to the existing rate structure for charges assessed by local exchange carriers on interstate long distance carriers for connection to local networks. These reforms are designed to move these "access charges" to lower, cost-based rate levels and rate structures. These changes may reduce incumbent local exchange carrier access charges and will shift charges, which historically have been based on minutes-of-use, to flat-rate, monthly, per line charges on end-user customers rather than on long distance carriers. As a result, the aggregate amount of interstate access charges paid by long distance carriers to access providers like us may decrease. In addition, the FCC, noting the proliferation of fixed monthly charges on the bills of long distance customers, recently initiated a public inquiry on the impact of these charges on consumers who make few interstate long distance calls but nonetheless pay fixed end-user charges.

     These initiatives could reduce our revenue from access charges and diminish them as a source of profit. In October 1998, AT&T sought a declaration from the FCC that AT&T may avoid competitive local exchange carrier access charges by declining to direct calls to the customers of those competitive local exchange carriers. While the FCC denied this request, it initiated a proceeding to examine competitive local exchange carrier access rates. The FCC does not currently impose any rate level or rate structure requirements on interstate access charges of competitive local exchange carriers. In addition, AT&T and Sprint have sent letters to most competitive local exchange carriers demanding a reduction in access charges to a "competitive" level or risk service interruption and, in many instances, have refused to pay the tariffed rate for access services, if at all. A decision by the FCC regulating competitive local exchange carrier interstate access charges or allowing long distance companies to refuse in some cases to purchase competitive providers' switched access services may adversely affect competitive local carriers such as us.

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  TARIFFING AND FILING REQUIREMENTS

     Currently, non-dominant carriers must file tariffs with the FCC stating the rates, terms and conditions of their interstate and international services. However, on April 28, 2000, the D.C. Circuit ruled that the FCC had authority to eliminate the tariff filing requirement for non-dominant providers of domestic interstate interexchange services. Unless the D.C. Circuit grants rehearing of the case or the U.S. Supreme Court agrees to review the D.C. Circuit's decision, the D.C. Circuit's decision is expected to become effective later this year.

     The FCC has stated that it will implement a transition period of approximately nine months before the detariffing rule takes effect. When the rule takes effect, non-dominant interstate interexchange service providers like us will no longer be able to rely on the filing of tariffs with the FCC as a means of providing uniform notice to customers of prices, terms and conditions under which they offer their interstate services. Instead, we will need to implement replacement contracts with each customer or find another means to give notice to our customers, which could result in substantial administrative and marketing expenses. The FCC previously indicated that it might implement a permissive tariffing policy allowing carriers to file tariffs with the FCC. Adoption of a permissive tariffing policy could alleviate the administrative and marketing expenses that would arise if the FCC eliminated tariff filing altogether. The D.C. Circuit's decision does not require the FCC to allow permissive tariff filing, and we can not accurately predict whether the FCC will do so.

     The FCC also imposes reporting and filing requirements on interstate and international carriers. We must file periodic reports regarding interstate and international circuits and deployment of network facilities. Traffic and revenue reports and universal service contribution worksheets also must be filed. Carriers also must obtain prior approval from or give notice to the FCC of certain transfers of control and assignments of operating authorizations, as well as certain affiliations with foreign carriers. In addition, certain operating and service agreements with dominant foreign carriers must be filed with the FCC. The FCC has the authority to impose fines and other penalties for non-compliance with FCC rules and regulations.

  INTERNATIONAL SERVICES

     Section 214 of the Communications Act governs the construction of facilities for international telecommunications services and the provision of international telecommunications services. As a non-dominant carrier, we are required to obtain FCC authorization pursuant to Section 214 and to file tariffs before providing international telecommunications services. Four of our subsidiaries have obtained Section 214 authorization to provide international telecommunications services. We also have filed international tariffs with the FCC. Our provision of international services also requires us to make certain filings and pay certain regulatory fees to the FCC. Those filings and fees are discussed in the preceding section.

  COMPETITION FROM BELL OPERATING COMPANIES

     Section 271 of the Telecom Act contains provisions that permit the Regional Bell Operating Companies, or RBOCs, to provide long distance services in their home service areas once they meet procedural and substantive requirements. Specifically, an RBOC may provide such services only after it demonstrates that it has entered into interconnection agreements in the states in which it seeks to offer long distance services and meets a 14-point "competitive checklist." The FCC also must find that the RBOC's entry into the long distance market is in the public interest. In late 1999, the FCC issued an order finding that Bell Atlantic had satisfied the competitive checklist and granted Bell Atlantic authority to provide long distance services in New York State. To date, the FCC has granted no other Section 271 petition; however, it is possible that additional petitions will be granted later this year and in the future. We thus may be required to

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compete with Bell Atlantic and other incumbent local exchange carriers for the provision of long distance services.

     U.S. Congressman William J. Tauzin (R-LA) has introduced a bill in the U.S. House of Representatives called the "Internet Freedom and Deployment Act of 1999" that would allow the RBOCs to provide certain high-speed data service and internet access services free from the restrictions of Section 271. Further, under the bill, incumbent local exchange carriers would neither have to provide unbundled access to their high-speed data service network elements nor have to offer high-speed data service for resale at wholesale rates. The RBOCs would still be prohibited from marketing, billing or collecting for interstate voice services provided by means of these high-speed data service networks, until such time as the RBOC received FCC authorization to provide in-region long distance services. The bill does not allow incumbent local exchange carriers to avoid their unbundling obligations with respect to all elements used to provide high-speed internet access. Incumbent local exchange carriers would continue to have to provide on an unbundled basis those network elements they were under an obligation to provide as of January 1, 1999. Although the bill has garnered substantial support, we can not predict whether this or a modified bill ultimately will pass or what effect such a bill might have on us.

     In the spring of 1998, four RBOCs, including Bell Atlantic, petitioned the FCC to be relieved of specified regulatory requirements in connection with their provision of high-speed data services, including obligations to unbundle high-speed data loops and to resell such services. In October 1998, the FCC ruled that high-speed data services are telecommunications services subject to the unbundling and resale obligations of the Telecom Act. However, the FCC has initiated a proceeding to determine whether RBOCs can create separate affiliates for their high-speed data services that would be free from these obligations. A decision in that proceeding permitting RBOCs to offer these services through a separate subsidiary may have a material adverse effect on our operations.

  LINE SHARING

     On November 18, 1999, the FCC adopted an order that directed incumbent local exchange carriers to share their local telephone lines so that competitors could make use of the high frequency portion of the line. This will enable competitive carriers to use xDSL technology to provide high-speed data services over the same telephone lines simultaneously used by incumbent local exchange carriers to provide basic telephone service, a technique referred to as "line sharing." We can not accurately predict the short-term effect of this order as the FCC left it to the states to determine how line sharing should be implemented and what rates the incumbent local exchange carriers may charge. This process could take some time, and this order has been challenged before by both the FCC and the D.C. Circuit. This rule could have the effect of sharply reducing prices for xDSL service.

  INTERNET SERVICES

     We offer a variety of internet-related services. The FCC currently considers most internet services to be enhanced services and not subject to direct regulation by the FCC. However, the future regulatory status of internet-related services is uncertain. In an April 1998 report, the FCC indicated that some services offered over the internet, such as voice over internet protocol, may be functionally indistinguishable from traditional telecommunications service offerings and that their non-regulated status may have to be re-examined. Moreover, although the FCC has decided not to allow local telephone companies to impose per-minute access charges on internet service providers, further regulatory and legislative consideration of this issue is possible. In addition, increased regulation of the internet as a result of state or federal initiatives, including regulating or criminalizing certain content, may slow its growth and reduce potential revenue. Internet services also are subject to intellectual property laws and export laws. These regulations may

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increase the cost of complying with new laws or doing business over the internet, may reduce our profits and have a material adverse impact on our business, financial condition and future prospects.

  CUSTOMER INFORMATION

     The Telecom Act protects the privacy of certain information about telecommunications customers that a carrier like us acquires by virtue of our provision of telecommunications services to such customers. Protected information includes information related to the quantity, technical configuration, type, destination and the amount of use of a telecommunications service. A carrier may not use such information acquired through one of its service offerings to market certain other service offerings without the approval of the affected customers. These restrictions may affect our ability to market a variety of packaged services to existing customers.

STATE REGULATION

     The intrastate activities of each of our local telephone service companies are regulated by the state PUCs of the states in which each subsidiary operates with respect to such issues as rates, service quality, the issuance of securities and the construction of facilities. The level of regulation imposed upon us by state PUCs and the substantive rights and obligations that we have in each state vary. However, as a competitive provider of telecommunications services, we are generally less heavily regulated than are incumbent local exchange carriers.

     To provide intrastate services, we generally must obtain a certificate of public convenience and necessity from the appropriate state PUC. Our operating subsidiaries have received certification in the following states: New York, Rhode Island, New Jersey, Pennsylvania, Vermont, New Hampshire, West Virginia, Delaware, Massachusetts and the District of Columbia. We also have applied for certification in Connecticut, Florida, Maine, Maryland, Ohio, Texas and Virginia. We expect our pending applications to be granted by the appropriate state PUCs in the ordinary course of business. In most states, we are authorized to provide local and long distance services on a facilities-based and resale basis.

     In carrying out our intrastate operations, we must comply with the terms and conditions of our certificates and any other regulatory requirements for telecommunications utilities. Our certificates of authority may be conditioned, modified or revoked by state regulatory authorities from time to time or for failure to comply with state law or regulations. Fines and other penalties also may be imposed upon us for violations of the terms and conditions of our certificates or other state regulatory requirements.

     In most states, certified carriers are required to file tariffs setting forth the terms, conditions and prices of intrastate services. In some states the required tariff may list a range of prices for particular services, and in others such prices can be set on an individual customer basis. We have filed tariffs in New York and Rhode Island and expect to file tariffs in additional states in the ordinary course of business. States also often require prior approvals or notifications for certain transfers of assets, customers or ownership of a competitive local exchange carrier and for issuance by certified carriers of equity securities and notes of indebtedness.

     A number of state PUCs in the states in which we currently operate or plan to operate are conducting proceedings related to the rules under which carriers may operate in an increasingly competitive telecommunications market. PUCs are examining issues such as unbundling of local network elements, local interconnection obligations, dialing parity for intra-LATA (or short-haul) toll traffic, local number portability, resale of local exchange service and universal service. For example, the New York Public Service Commission is conducting a number of proceedings and rulemakings that could affect our business. In 1998, the New York Public Service Commission initiated a proceeding to review the rates that Bell Atlantic charges competitive local exchange carriers to use unbundled network elements to provision telecommunications service. We can not

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accurately predict whether the resulting rates will increase the cost of providing service in New York and materially adversely affect our business. In another proceeding, the New York Public Service Commission determined that, in certain circumstances, Bell Atlantic can pay lower reciprocal compensation rates for calls terminated by a competitive local exchange carrier in excess of a ratio of three terminating calls to each originating call. We can not predict how these state proceedings will ultimately be resolved, when decisions will be issued or the effects of any such decisions on our operations.

LOCAL REGULATION

     Our activities also are subject to local regulation, including compliance with franchise obligations, building codes and local licensing requirements. Such regulations vary widely by jurisdiction. To construct and install transmission facilities, we may need to obtain rights-of-way over public and privately owned land.

ENERGY REGULATION

     The Public Utility Holding Act of 1935, or PUHCA, was amended by the Telecom Act to permit electric utilities that are subject to PUHCA to form Exempt Telecommunications Companies that, subject to certain restrictions and pursuant to FCC approval, may provide telecommunications services, information services and other services and products subject to the jurisdiction of the FCC. Congress currently is considering various proposals for legislation that would affect the provision of electric power and other services by electric utilities. Many states have enacted or are considering legislative proposals that allow or will allow retail customers to select their energy suppliers. We can not accurately predict whether these proposals will be implemented or the effect of any such proposals on our business plans or upon the electric utilities with which we have contracts.

     In 1996, the Federal Energy Regulatory Commission issued Orders 888 and 889, which promote wholesale competition in the electricity sector by requiring public electric utilities to make their transmission services available to others on a nondiscriminatory basis. Also in 1996, the New York Public Service Commission adopted principles for competition, including retail choice for all customers, and directed most of New York's major electric utilities to file rate and restructuring proposals addressing those principles. As a result, most customers in New York will be able to select their own electric suppliers by the end of 2000. Similar programs also are being implemented in the natural gas market. We expect that these initiatives will permit us to provide bundled energy and telecommunications services; however, we can not accurately predict whether the liberalization of the energy sector will continue or how it will be implemented.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The table below shows, as of May 3, 2000, the names and ages of our executive officers, directors and key employees, and their current positions with Telergy.

                NAME                   AGE                          POSITION
                ----                   ---                          --------
Brian P. Kelly(1)....................  40    Chairman of the Board and Chief Executive Officer
J. Patrick Barrett...................  63    President and Director
Kevin J. Kelly(1)....................  40    Vice Chairman and Executive Vice President
Nicholas A. Merrick..................  37    Senior Vice President and Chief Financial Officer
Joseph Ciancaglini...................  57    Chief Operating Officer
William M. Kelly, Jr.(1).............  34    Executive Vice President and Director
Steven D. Rubin......................  39    Senior Vice President, General Counsel and Secretary
David M. Wolf........................  39    Chief Technical Officer
Jimmy Wang...........................  38    Chief Information Officer
Thomas G. Young......................  52    Vice President, Government Relations
Eugene Cho...........................  29    Vice President, Corporate Finance
Barry M. Vaughn......................  43    Vice President, Sales and Marketing
Nigel S. B. Price....................  48    Vice President, Information Technology
Richard J. Oliver....................  46    Vice President, Treasurer
John F. O'Mara.......................  66    Director
J. Philip Frazier....................  61    Director
Frank J. Zaccanelli..................  44    Director
Albert J. Budney, Jr.................  52    Director
Joel-Tomas Citron....................  37    Director
Terence R. McAuliffe.................  43    Director
Vincent F. Spina.....................  38    Director

---------------
(1) Brian P. Kelly, Kevin J. Kelly and William M. Kelly, Jr. are brothers.

     BRIAN P. KELLY co-founded Telergy, Inc. in April 1995 and has been serving as Chairman of the board of directors and Chief Executive Officer since our inception. From 1986 to 1995, Mr. Kelly served as President of
Telecommunications Management Systems, a telecommunications and television billing service provider specializing in the healthcare industry.

     J. PATRICK BARRETT has been serving as President since April 1998. Mr. Barrett was elected to the board of directors in May 1999. From April 1998 until August 1999, Mr. Barrett also served as Chief Operating Officer. From October 1987, Mr. Barrett has served as Chairman and Chief Executive Officer of Carpat Investments. In addition, Mr. Barrett served as Chairman and Chief Executive Officer of Avis, Inc., Executive Vice President and Chief Financial Officer and member of the board of directors of Norton Simon, Inc., President of Carrier International Corporation, and Vice President and Chief Financial Officer of Carrier Corporation. Mr. Barrett serves as a trustee of both Syracuse and St. Lawrence Universities, director of Lincoln National Corp., and serves as Chairman of the audit committee of Lincoln National. He is also a member of the board of directors of Coyne International Enterprises Corporation.

     KEVIN J. KELLY co-founded Telergy, Inc. in April 1995 and has been serving as a director and an officer since our inception. Since April 1998, Mr. Kelly served as Executive Vice President and since April 2000, has been Vice Chairman of the board of directors. From 1986 to 1995, Mr. Kelly served as Chief Executive Officer of Telecommunications Management Systems, a telecommunications and television billing service provider specializing in the healthcare industry.

     NICHOLAS A. MERRICK has been serving as Senior Vice President and our Chief Financial Officer since May 2000. From October 1997 to February 2000, Mr. Merrick served as Executive Vice President and from October 1997 to November 1998 also served as Chief Financial Officer of Excel Communications Inc., which was acquired by Teleglobe. From November 1998 to February 2000, Mr. Merrick was also President and Chief Executive Officer of up2 technologies, inc., a web hosting subsidiary of Teleglobe. From March 1996 to October 1997, Mr. Merrick served as Chief Financial Officer of Telco Communications Group, Inc. until its acquisition by Excel. From August 1990 to March 1996, Mr. Merrick held several positions at The Robinson-Humphrey Company, Inc. in Atlanta, including Vice President, Corporate Finance.

     JOSEPH CIANCAGLINI has been serving as our Chief Operating Officer since August 1999. Mr. Ciancaglini served as Director of Operations of Telergy Network Services from February 1999 to August 1999. From 1968 to 1999, Mr. Ciancaglini served as Director of Operations for the Central New York Region at NYNEX/Bell Atlantic, serving over a 22,000 square mile area and managing approximately 800 employees.

     WILLIAM M. KELLY, JR. co-founded Telergy, Inc. in April 1995 and has been serving as an officer and director since our inception. Since April 2000, Mr. Kelly has served as Executive Vice President. From April 1995 to April 2000, Mr. Kelly served as Secretary. From 1986 to 1995, Mr. Kelly served as Chief Information Officer for Telecommunications Management Systems, a telecommunications and television billing service provider specializing in the healthcare market.

     STEVEN D. RUBIN has been serving as our Senior Vice President and General Counsel since January 2000 and Secretary since April 2000. From 1990 to 2000, Mr. Rubin served as a shareholder of the law firm of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. and a director of that firm from 1998 to 2000.

     DAVID M. WOLF has been serving as our Chief Technical Officer since April 2000. From October 1997 to April 2000, Mr. Wolf served as Vice President of Corporate Development. From 1984 to 1997, Mr. Wolf was employed by NYNEX/Bell Atlantic where he held a variety of positions including Implementation Engineer, Transmission Engineer, Switch Designer, Market Area Planner, and Advanced Customer Network Engineer. In addition, Mr. Wolf was a Director of the Telecom Institute at SUNY Institute of Technology at Utica from 1995 to 1997.

     JIMMY WANG has been serving as our Chief Information Officer since March 2000. In February and March 2000, Mr. Wang served as Chief Technology Officer. From 1997 to 2000, Mr. Wang served as Director of System Development/Testing Group for AT&T Local Systems. From 1994 to 1997, Mr. Wang served as manager of AT&T Bell Labs. Mr. Wang holds a Ph.D. in operations research from Southern Methodist University.

     THOMAS G. YOUNG has been serving as our Vice President, Government Relations since April 2000. From August 1995 to April 2000, Mr. Young served as our Senior Vice President of Government Relationship. From 1994 to 1995, Mr. Young served as Chairman of the New York Power Authority.

     EUGENE CHO has been serving as our Vice President, Corporate Finance since February 2000. From 1997 to 2000, Mr. Cho was an associate in the investment banking division of Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Cho received a Masters of Business Administration from Columbia University in 1997. Prior to attending business school, Mr. Cho was an analyst in the investment banking division of Lehman Brothers Inc. Mr. Cho received a bachelors in economics from Yale University in 1992.

     BARRY M. VAUGHN has been serving as our Vice President, Sales and Marketing since November 1999. From 1997 to 1999, Mr. Vaughn served as Director of Commercial Data Solutions for Sensis Corp., an international engineering company specializing in data telecommunications and sensors for the aviation, air defense and commercial markets. From 1979 to 1997, Mr. Vaughn held a number of marketing, technical and operational positions including Director of Marketing for Health Care Market Management, Director of Emerging Markets for the entire NYNEX region and Director of Marketing for the Central New York Region.

     NIGEL S. B. PRICE has been serving as our Vice President, Information Technology since May 1999. From 1994 to 1999, Mr. Price worked with Perot Systems as an information technology consultant. Before working at Perot Systems, Mr. Price spent 25 years with British Telecom in various management and systems development roles. At British Telecom, Mr. Price supervised the development of the GSM Network for Cellnet in the United Kingdom.

     RICHARD J. OLIVER has been serving as our Vice President, Treasurer since April 2000. From 1995 to April 2000, Mr. Oliver served as our Chief Financial Officer. From 1983 to 1995, Mr. Oliver served as Chief Financial Officer of the Touchette Corporation where he was also responsible for the operations of the computer service divisions.

     JOHN F. O'MARA has been one of our senior advisors since December 1998 and one of our directors since May 1999. Mr. O'Mara served as Regulator of the New York Public Service Commission from 1995 to 1998. Mr. O'Mara is a partner in the law firm of Davidson and O'Mara.

     J. PHILIP FRAZIER has been a member of our board of directors since May 1999. From 1997 to 1998, he served as a director of Telergy Joint Venture, the predecessor of Telergy Central, LLC. Mr. Frazier has been serving as President and Chief Executive Officer of Niagara Mohawk Energy since 1996. From 1995 to 1996, Mr. Frazier was employed by Stonehedge Partners where he served as Operating Partner.

     FRANK J. ZACCANELLI has been one of our senior advisors since June 1998 and a director since May 1999. From 1986 to 1998, Mr. Zaccanelli served as President of Hillwood Investment Company, a leading commercial real estate company controlled by the Perot family. In addition, Mr. Zaccanelli has a minority ownership in the Dallas Mavericks, where he had served as President and General Manager.

     ALBERT J. BUDNEY, JR. has been a member of our board of directors since September 1999. He is currently serving as President and a director of Niagara Mohawk Holdings, Inc. From 1995 to 1999, Mr. Budney served as President and Chief Operating Officer of Niagara Mohawk Power Corporation. Before joining Niagara Mohawk, he served as Managing Vice President of UtiliCorp Power Services Group. Mr. Budney is a director of the Utilities Mutual Insurance Company, the Buffalo Niagara Partnership, and the Central New York United Way, where he is Vice Chairman. He is a member of the New York State Regional Economic Development Committee, Chairman of the Board of Governors for Princeton Class of 1968, and President of BorderNet Alliance, a joint U.S.-Canada Economic Development Organization.

     JOEL-TOMAS CITRON has been a member of our board of directors since September 1999. Since November 1999, Mr. Citron has served as Vice Chairman of MasTec, Inc. He has served as President of MasTec since May 1999 and Chief Executive Officer since October 1999. Mr. Citron was the Managing Partner of Triscope Capital LLC, a private investment partnership, from January 1998 to November 1998, Chairman of the board of directors of Proventus AB and a member of its Executive Committee of the group from January 1992 until December 1997. Mr. Citron has been a director of Neff Corporation since October 1998 and Chairman of the board of directors of American Information Systems, Inc., a provider of intranet and internet systems solutions, from September 1996 until January 1999.

     TERENCE R. MCAULIFFE has been a member of our board of directors since August 1999. Since December 1995, Mr. McAuliffe has served as Chairman of American Heritage Corporation. Mr. McAuliffe is also Chairman and Chief Executive Officer of Jefferson National Title Insurance Company. In addition, Mr. McAuliffe also serves on the Board of Regents for Catholic University, National Council for Political Management at George Washington University, and was Co-Chairman of the 53rd Presidential Inaugural Committee.

     VINCENT F. SPINA has been a member of our board of directors since April 2000. Since 1993, Mr. Spina has served as a principal of PricewaterhouseCoopers LLP where he manages the Global Human Resource Solutions group in Syracuse, New York. This group includes 28 employees consisting of actuaries, attorneys and employee benefits specialists. He also manages all phases of the actuarial valuation process, plan design and qualification and general employee benefits consulting. From 1989 to 1993, Mr. Spina served as senior consultant at PricewaterhouseCoopers LLP. Mr. Spina is Vice-Chairperson of the Empire Housing and Development Corp., is a Treasurer of the William and Mary Jackson Foundation, Inc. and is a former board member of the Syracuse Chapter of the New York Employee Benefits Conference.

EXECUTIVE OFFICERS

     Our executive officers are elected or appointed by, and serve at the discretion of, our board of directors. Each officer holds office until his or her successor is elected and qualified or until his earlier resignation or removal. There are some family relationships among the members of our board of directors and officers. Please refer to the section entitled "Certain Relationships and Related Transactions" for details regarding these relationships and other relationships between officers and us.

BOARD OF DIRECTORS, DIRECTORS' COMPENSATION AND COMMITTEES OF THE BOARD

     Our board of directors consists of eleven members. Directors are elected to serve until the next annual meeting of stockholders to be held during the calendar year 2001, and until their successors are elected and qualified. There are some family relationships among the members of the board and the officers of the company. Please refer to the section titled "Certain Relationships and Related Transactions" for details regarding these relationships and other relationships between directors and us. Global Crossing has the right to designate one member to our board of directors but presently has not appointed a designee. See "-- Designation to Our Board of Directors".

COMPENSATION OF DIRECTORS

     Directors who are also our officers or employees do not receive compensation other than reimbursement for out-of-pocket expenses incurred by them in connection with their travel to and attendance at meetings of the board of directors or committees thereof. Directors who are not our employees are reimbursed for all travel and other out-of-pocket expenses incurred in connection with attending board of directors and committee meetings, but do not currently receive other directors' fees. Except for Messrs. Zaccannelli and O'Mara who received stock option grants in 1999, no other non-employee directors have been granted stock, options or warrants. We may, however, issue options in the future to our directors under our 1999 Stock Incentive Plan.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors has established an audit committee, a compensation committee, and an executive committee. The functions of each of these committees are described below.

     The audit committee is responsible for reviewing the propriety and accuracy of the consolidated financial statements of us and our subsidiaries. The audit committee (1) reviews the internal accounting controls and annual consolidated financial statements, (2) reviews with the independent certified public accountants the scope of their audit, their report and their recommendations, and (3) considers the possible effect on the independence of such accountants in approving non-audit services requested of them and recommends the action to be taken with respect to the appointment of the independent certified public accountants. The audit committee consists of Messrs. Zaccanelli, O'Mara and Spina, each of whom is "independent" within the meaning of applicable Nasdaq listing criteria.

     The compensation committee, which consists of Messrs. Zaccanelli and Spina, is responsible for (1) approving the compensation of all elected officers, (2) reviewing, advising and making recommendations with respect to elected officer compensation plans, their benefits and standards and taking all related actions that are not reserved for the board, and (3) administering our annual incentive plan and such other salary, compensation or benefit plans as it is designated to administer. The committee is also responsible for implementing and administering programs and plans granting stock awards, stock options and other equity compensation awards.

     During intervals between meetings of the board, the executive committee has and exercises all the powers and authority of the board in the management of our business and affairs, except as specifically limited in our by-laws and applicable law. The executive committee currently consists of Messrs. Brian P. Kelly, J. Patrick Barrett, Kevin J. Kelly and William M. Kelly, Jr.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the cash and non-cash compensation paid to our Chief Executive Officer and to each of our four most highly compensated executive officers other than the Chief Executive Officer, whose combined salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1999 (these persons collectively are referred to as the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION                1999 LONG-TERM
                                   ----------------------------------------      COMPENSATION
                                                             OTHER ANNUAL           AWARDS
NAME AND PRINCIPAL POSITION        SALARY($)    BONUS($)    COMPENSATION($)    STOCK OPTIONS(#)
---------------------------        ---------    --------    ---------------    ----------------
Brian P. Kelly...................  $207,538     $200,000          (1)              --
  Chairman of the Board and Chief
  Executive Officer
J. Patrick Barrett...............   207,538      200,000          (1)              150,000
  President and Director
Kevin J. Kelly...................   207,538      200,000          (1)              --
  Vice Chairman and Executive
  Vice President
William M. Kelly, Jr. ...........   134,558      200,000          (1)              --
  Executive Vice President and
  Director
Richard J. Oliver................   135,789      100,000          (1)              --
  Vice President, Treasurer

---------------
(1) The amount of perquisite and other personal benefits did not exceed the lesser of $50,000 or 10% of the total of annual salary plus bonus.

OPTION GRANTS DURING THE FISCAL YEAR ENDED DECEMBER 31, 1999

     The following table sets forth information regarding options granted to our Named Executive Officers during the fiscal year ended December 31, 1999.

                                    NUMBER OF      % OF TOTAL
                                   SECURITIES        OPTIONS
                                   UNDERLYING        GRANTED       EXERCISE                 GRANT DATE
                                     OPTIONS      TO EMPLOYEES       PRICE     EXPIRATION     PRESENT
              NAME                 GRANTED(#)        IN 1999       ($/SHARE)      DATE      VALUE $(2)
              ----                 -----------   ---------------   ---------   ----------   -----------
J. Patrick Barrett...............    150,000           36%           $0.01      4/01/08     $17,998,500

---------------
(1) These nonqualified stock options were granted to Mr. Barrett on April 1, 1999 and will become exercisable upon completion of this offering.

(2) Calculated according to the minimum value option pricing method.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth information concerning option exercises with respect to Telergy capital stock by the named executive officers during the fiscal year ended December 31, 1999 and the year-end value of outstanding options.

                                                   NUMBER OF SECURITIES
                                                        UNDERLYING               VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTION            IN-THE-MONEY OPTION
                         SHARES                    AT DECEMBER 31, 1999          AT DECEMBER 31, 1999
                       ACQUIRED ON    VALUE     ---------------------------   ---------------------------
        NAME           EXERCISE(#)   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           -----------   --------   -----------   -------------   -----------   -------------
J. Patrick Barrett...       0           0         100,000      150,000(1)     $28,999,000    $43,498,500

---------------
(1) These options will become vested upon completion of this offering. The exercise price of Mr. Barrett's options is $0.01 per share.

RETIREMENT BENEFITS

     As of December 31, 1999, we did not sponsor any retirement plan and therefore did not offer any of our employees retirement benefits. During the year 2000, we adopted a defined contribution retirement plan that qualifies under Section 401(k) of the Internal Revenue Code and offers participation in the plan to all employees who meet the plans eligibility criteria.

THE 1999 INCENTIVE COMPENSATION PLAN

     GENERALLY. The Telergy, Inc. 1999 Incentive Compensation Plan, or ICP, was adopted by our board of directors and was approved by our stockholders in September 1999. The purposes of the ICP are to provide an incentive to employees, non-employee directors and consultants to us and our subsidiaries to exert maximum efforts towards our growth, profitability and success. It also serves to enhance our ability to attract and retain outstanding employees to serve in such capacities.

     ADMINISTRATION. The ICP vests broad powers in the committee that administers and interprets the ICP. The committee may consist of either the board of directors or a committee or subcommittee of the board appointed by the board from among its members. In addition to the general administration and interpretation of the ICP, the committee's powers include authority to select the persons to be granted awards, to determine the time when awards will be granted, and to determine and certify whether objectives and conditions for earning awards have been met. The committee also has authority to determine whether payment of an award will be made at the end of an award period or deferred, and to determine whether an award or payment of an award should be reduced or eliminated. The ICP grants broad powers to the board only to amend and terminate the plan.

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

     In order to meet the requirements of Section 162(m) of the Internal Revenue Code and the rules under Section 16 of the Exchange Act, grants under the ICP will generally be made by a subcommittee consisting of those members of the committee who are both "outside directors" as defined for purposes of Section 162(m) of the Internal Revenue Code and regulations thereunder and "non-employee directors" as defined for purposes of Section 16 of the Exchange Act.

     ELIGIBILITY. Any person in the employ of us or any of our subsidiaries, all members of the board of directors of us and our subsidiaries who are not employed by either us or any of our subsidiaries and any other person who renders services to us or any of our subsidiaries who is not an employee or non-employee director may be selected for an award by the committee.

     AWARDS. Under the ICP, up to 1,000,000 shares of common stock are available for award, subject to automatic annual increases and to adjustment in the event of certain corporate events such as reorganizations, stock splits and similar occurrences. The ICP provides for the award of several types of equity-based and other compensation, including both qualified and nonqualified stock options, stock appreciation rights, stock awards, stock units, performance shares, performance units, cash awards and performance-based awards. To date, only non-qualified stock options have been awarded under the ICP. The number of shares available for awards under the ICP shall be automatically increased, effective on the first day of each fiscal year, to a number of shares of Class A common stock equal to 5% of the then outstanding shares of our Class A common stock. Furthermore, any number of shares that are subject to awards that lapse, tendered to pay the exercise price of any award or withheld to satisfy withholding requirements will again be available for award under the ICP.

     STOCK OPTIONS. A stock option represents the right to shares of common stock that underlie such option in exchange for the payment of the exercise price. The exercise price for a stock option is determined by the compensation committee and may be less than the fair market value of the underlying shares on the date of the grant. Options may be subject to vesting restrictions that prohibit any exercise until such time that the option, or a portion thereof, is vested. Vesting may be contingent upon a participant's continued employment with us or our subsidiaries for a certain period of time or it may be contingent upon the achievement of performance goals that are determined by the committee. A qualified stock option is a stock option that qualifies as an "incentive stock option" under Section 422 of the Internal Revenue Code. In order to qualify as an incentive stock option, the terms of a stock option must comply with certain requirements that are set forth in Section 422 including maximum thresholds that may be offered certain employees, holding periods, mandatory levels of exercise prices and other criteria. The exercise price of each share of common stock subject to an incentive stock option may not be less than the fair market value of such share on the date the option is granted. Accordingly, a participant will only realize value from his or her incentive stock option award if the value of our common stock increases above the exercise price. The holder of an incentive stock option is entitled to certain tax advantages upon exercise. As mentioned above, none of the stock options that have been issued to date under the ICP have been incentive stock options. As of May 3, 2000, stock options exercisable for 709,000 shares of common stock were outstanding under the ICP.

     FORFEITURE OF AWARDS. In the event that a participant in the ICP ceases to provide services to us and our subsidiaries by reason of such participant's death or disability, such participant, or his or her estate, shall have up to a period of twelve months to exercise any vested options. In the event that a participant in the ICP cease to provide services to us and our subsidiaries for reasons other than death, disability or as a consequence of the participant's misconduct, such participant will have up to ninety days to exercise his or her vested options. Under the circumstances described in the prior two sentences, the subject participants will forfeit any unvested stock options. If a participant is asked by us to cease providing services to it as a consequence of his or her misconduct, all such participant's options will immediately lapse and become void.

EMPLOYMENT AGREEMENTS

     Of the Named Executive Officers, only Mr. Barrett has an employment agreement with us. All the other Named Executive Officers are employed at will.

     BARRETT EMPLOYMENT AGREEMENT. Pursuant to an employment agreement between us and Mr. J. Patrick Barrett, Mr. Barrett serves as our President and is entitled to an initial annual base salary of $150,000 and an annual bonus of at least $100,000. During the last fiscal year, Mr. Barrett received a salary of $207,538 and a bonus of $200,000. After the initial term, which expired on March 31, 2000, the agreement will automatically renew for successive one-year terms, provided that either we or Mr. Barrett may terminate his employment agreement with at least 90 days prior written notice and we may terminate him with cause at any time. Mr. Barrett's employment agreement was renewed for an additional year as of March 31, 2000. Mr. Barrett's employment agreement restricts him from competing with us during the term of the agreement and for two years after termination of his employment.

     As part of his employment agreement, in 1998, Mr. Barrett was granted options for 100,000 shares of Class A common stock which are fully vested. The agreement was modified on May 28, 1999 to provide Mr. Barrett with 150,000 additional stock options that vest and are exercisable upon certain events including an initial public offering of our stock. Once vested, Mr. Barrett may exercise his stock options at any time provided that each exercise must be for at least 25,000 shares. To the extent that Mr. Barrett exercises options to purchase shares of Class A common stock after March 31, 2001, and those shares are not freely resaleable in a public market, then during the thirteen months following each exercise of the option, Mr. Barrett has the right to require us to redeem up to forty percent of the shares of Class A common stock issued on exercisable options at a price equal to the fair market value of those shares.

DESIGNATION TO OUR BOARD OF DIRECTORS

     So long as Niagara Mohawk Energy and Opinac collectively have beneficial ownership of a minimum of 10% of the outstanding shares of Class A common stock, Kevin Kelly and Brian Kelly have agreed to vote their shares of our capital stock in favor of the election of Opinac and Niagara Mohawk Energy's two designees to our board of directors provided that the representation of the directors is in proportion to Niagara Mohawk Energy and Opinac's ownership of Class A common stock . If Niagara Mohawk Energy and Opinac's collective ownership falls below 10%, but remains equal to or greater than 5%, they will collectively be entitled to appoint only one person to our board of directors. If Niagara Mohawk Energy and Opinac's collective ownership falls below 5% they will not be entitled to designate any person to our board. Opinac and Niagara Mohawk Energy have agreed that so long as they are beneficial owners of our capital stock, each shall vote all of its shares in favor of the re-election of Kevin Kelly and Brian Kelly to our board of directors. Messrs. Budney and Frazier are Opinac's and Niagara Mohawk Energy's current designees to our board of directors.

     So long as Global Crossing and its affiliates own at least 5% of our fully diluted voting stock or warrants, options or other convertible securities which are exercisable for at least 5% of our fully diluted voting stock, Brian P. Kelly, Kevin J. Kelly, William M. Kelly, Jr. and we will cause one person designated by GC Dev to be elected to our board of directors. The designee must be an officer or director of Global Crossing and will be subject to the consent of Brian P. Kelly, Kevin J. Kelly and William M. Kelly, Jr. Until his resignation on April 25, 2000, Thomas J. Casey, Vice Chairman and a Director of Global Crossing, served as the GC Dev designee to our board of directors. Global Crossing has not designated a replacement director at this time.

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

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 3, 2000, prior to this offering and as adjusted to reflect:

     - the issuance in May 2000 of our Series B preferred stock and related warrants and the subsequent conversion of the Series B preferred stock
       and related warrants upon completion of this offering into        shares
       of our Class A common stock assuming an initial public offering price of
       $     per share;

     - the exercise of warrants to acquire 564,227 shares of our Class A common stock which expire upon completion of this offering, and the cancellation and exchange of our Series A preferred stock;

     - the conversion of Niagara Mohawk Energy's membership interest in Telergy
       Central into        shares of our Class A common stock assuming an
       initial public offering price of $        per share; and

     - the issuance of        shares of Class A common stock in this offering

by:

     - each person who we know to be the beneficial owner of more than five percent of any class of our voting securities immediately prior to this offering;

     - each director and executive officer; and

     - all directors and executive officers as a group.

We have two classes of common stock, Class A common stock and Class C common stock. Holders of each class have identical rights, except for differences in voting. Holders of Class A common stock have one vote per share, while holders of Class C common stock have 90,000 votes per share.

     For purposes of this prospectus, beneficial ownership of securities is defined in accordance with the rules of the Commission and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. In accordance with these rules, the number of shares beneficially owned and the percentage of shares outstanding excludes outstanding stock options and warrants which are not exercisable by July 3, 2000 or upon completion of this offering. Unless otherwise indicated, all shares are owned directly and the indicated owner has sole voting and dispositive power with respect thereto.

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

                               NUMBER OF                                         NUMBER OF
                               SHARES OF                                         SHARES OF     PERCENTAGE OF VOTING POWER OF ALL
                                CLASS A      PERCENTAGE OF SHARES OF CLASS A      CLASS C          OUTSTANDING VOTING COMMON
                                 COMMON          COMMON STOCK OUTSTANDING          COMMON                    STOCK
                                 STOCK       --------------------------------      STOCK       ----------------------------------
                              BENEFICIALLY                     AFTER OFFERING   BENEFICIALLY                      AFTER OFFERING
NAME                             OWNED       BEFORE OFFERING    AS ADJUSTED      OWNED(11)     BEFORE OFFERING      AS ADJUSTED
----                          ------------   ---------------   --------------   ------------   ---------------    --------------
Brian P. Kelly(1)...........     478,392          14.0%                              50              84.1%
J. Patrick Barrett(2).......     250,000           6.8                               --               2.0
Kevin J. Kelly(1)(3)........     481,422          14.1                               50              90.8
William M. Kelly, Jr.(1)....     482,879          14.2                               --              84.1
Nicholas A. Merrick(2)......      15,625             *                               --                 *
Joseph Ciancaglini(2).......       5,000             *                               --                 *
Steven D. Rubin.............           0             *                               --                 *
John F. O'Mara(2)...........      30,000             *                               --                 *
J. Phillip Frazier(4).......         834             *                               --                 *
Frank J. Zaccanelli(2)......     150,000           4.2                               --               1.2
Albert J. Budney, Jr.(5)....         250             *                               --                 *
Joel-Tomas Citron(6)........           0             *                               --                 *
Terence R. McAuliffe(7).....      12,728             *                               --                 *
Vincent F. Spina............         500             *                               --                 *
All directors and executive
  officers as a group (14
  persons)(8)...............   2,734,511          70.7                               --              91.2
GC Dev. Co., Inc.(9)........     564,227          14.2                               --               4.4
Opinac North America,
  Inc.(10)..................     453,334          13.0                               --               3.6

---------------
  *  Less than one percent

 (1) Brian P. Kelly, Kevin J. Kelly and William M. Kelly, Jr. have deposited all of their shares of Class A common stock and Class C common stock in a Family Voting Trust described below of which Brian P. Kelly, Kevin J. Kelly and William M. Kelly, Jr. are voting trustees and have shared voting power. Pursuant to the rules of the Commission, each of the Kellys will be deemed to beneficially own all of the 1,442,693 shares of Class A common stock (representing 42.3% of our outstanding Class A common stock before this
     offering and      % after this offering as adjusted) and all of the 100
     shares of Class C common stock held in the Family Voting Trust (representing all of our Class C common stock before and after the offering).

 (2) All of these shares are represented by options which are currently or will be exercisable within 60 days of this offering either on or before July 2, 2000 or upon completion of this offering.

 (3) Pursuant to the rules of the Commission, Kevin J. Kelly will be deemed to beneficially own an additional 826,881 shares of Class A common stock held in the Third Party Voting Trust described below of which Kevin J. Kelly is the voting trustee. The shares held in the Third Party Voting Trust combined with the shares Kevin J. Kelly will be deemed to beneficially own in the Family Voting Trust, represent 66.5% of our outstanding Class A
     common stock before this offering and             % after this offering as
     adjusted.

 (4) Mr. Frazier is President and Chief Executive Officer of Niagara Mohawk Energy, an affiliate of Opinac North America. Excludes 103,334 shares of Class A common stock held by Niagara Mohawk Energy, with respect to which Mr. Frazier disclaims beneficial ownership.

 (5) Mr. Budney is President and a director of Niagara Mohawk Holdings Inc., and Chief Executive Officer of Opinac North America. Excludes 350,000 shares of Class A common

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

     stock beneficially owned by Opinac North America, with respect to which Mr. Budney disclaims beneficial ownership.

 (6) Mr. Citron is Vice Chairman, President and Chief Executive Officer of MasTec. Excludes warrants to acquire 171,250 shares of Class A common stock, exercisable within 60 days of this offering, held by MasTec, with respect to which Mr. Citron disclaims beneficial ownership.

 (7) Includes warrants to acquire 7,728 shares of Class A common stock, all of which are exercisable within 60 days of the date of this offering.

 (8) Includes options to acquire 442,728 shares which are exercisable within 60 days after this offering. Also includes all shares held in the Family Voting Trust and the Third Party Voting Trust. The address for all of the executive officers and directors of Telergy is One Telergy Parkway, East Syracuse, New York 13057.

 (9) GC Dev is an indirect wholly-owned subsidiary of Global Crossing. Includes warrants to acquire up to 564,227 shares of Class A common stock. If not exercised, the warrants will expire simultaneously with the completion of this offering. Excludes 404,576 shares of Series A preferred stock issued to Global Crossing on September 9, 1999 that include only limited voting rights. Global Crossing's address is Wessex House 45 Reid Street, Hamilton HM12, Bermuda.

(10) Includes 353,334 shares of Class A common stock, and warrants to acquire 100,000 shares of Class A common stock, which are exercisable at any time on or prior to May 10, 2004 and may be exercised within 60 days of the date of this offering. Of the 353,334 shares of Class A common stock, 103,334 shares are held by Niagara Mohawk Energy, an affiliate of Opinac North America. Opinac North America's address is 300 Erie Blvd., West Syracuse, New York 13202.

(11) No shares of Class C common stock will be sold in this offering.

     As of May 3, 2000, we had outstanding warrants to purchase 1,279,709 shares of our Class A common stock and options to acquire 709,000 shares of our Class A common stock, excluding contingent warrants issued with our Series B preferred stock.

     As of May 3, 2000, there were 100 shares of Class C common stock outstanding. All 100 shares of Class C common stock are held in the Family Voting Trust described below of which Brian P. Kelly, Kevin J. Kelly and William
M. Kelly, Jr. are voting trustees and have shared voting and dispositive power.

VOTING TRUST ARRANGEMENTS

  FAMILY VOTING TRUST

     Brian P. Kelly, Kevin J. Kelly and William M. Kelly, Jr. are parties to a voting trust agreement formed in December 1999. As of May 3, 2000, 1,442,693 shares of Class A common stock and 100 shares of Class C common stock remain in the voting trust. Brian P. Kelly presently has 478,392 shares of Class A common stock and 50 shares of Class C common stock in the voting trust. Kevin M. Kelly presently has 481,422 shares of Class A common stock and 50 shares of Class C common stock in the voting trust. William M. Kelly, Jr. presently has 482,879 shares of Class A common stock in the voting trust. Pursuant to the voting trust agreement, Brian P. Kelly, Kevin J. Kelly and William M. Kelly, Jr. are all voting trustees of the trust. So long as there are three trustees, the consent of at least two of the trustees will be required to authorize any vote or consent. If there are less than three trustees, the remaining trustees must act unanimously. Pursuant to the voting trust agreement, Brian P. Kelly, Kevin J. Kelly and William M. Kelly, Jr. have agreed to vote all of the voting trust shares for the election of Brian P. Kelly and Kevin J. Kelly as our directors. The term of this voting trust expires on December 27, 2009.

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

  THIRD PARTY VOTING TRUST

     On February 14, 1997, certain of our stockholders who are neither directors nor executive officers entered into a voting trust agreement pursuant to which they contributed their shares to a voting trust. The voting trust agreement has been amended to add and remove stockholders from time to time. As of May 3, 2000, there were 826,881 shares of our Class A common stock held in this voting trust. Kevin J. Kelly is the trustee and in the event of his resignation or his inability to perform his duties at any time, Brian P. Kelly is the successor trustee of this voting trust. The term of this voting trust expires on March 15, 2003.

  DESIGNATION TO OUR BOARD OF DIRECTORS

     We have entered into an agreement with Niagara Mohawk Energy and Opinac regarding their right to appoint members to our board of directors and their agreement to vote to elect Kevin J. Kelly and Brian P. Kelly to our board of directors. We have also entered into an agreement with GC Dev regarding their right to appoint one person to our board of directors. See
"Management -- Designation to our Board of Directors."

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

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIPS WITH THE KELLY FAMILY

     Brian P. Kelly, Kevin J. Kelly and William M. Kelly, Jr., directors, executive officers and the principal stockholders of Telergy, are also the principal shareholders of KCI Long Distance Inc., or KCI, a long distance telecommunications company, and WorldNet Communications, Inc., which does business under the name TMS, a system engineering corporation specializing in healthcare, rental, resale and administrative services under the name TMS. In 1996, Telergy, which was formerly a subsidiary of KCI, was spun-off from KCI in a tax-free transaction. During 1996 and 1997, we shared office space and management and administrative services with KCI and TMS.

     During 1997, we paid general expenses of KCI and TMS totaling $59,992 and $60,465, respectively. KCI paid our general expenses in the amount of $141,438. KCI provided certain consulting services to and agreed not to compete with us, through December 31, 1997, for a one-time payment of $250,000. We purchased certain fixed assets and KCI's commercial customer base for $1,250,000, the Telergy service mark for $150,000, and miscellaneous assets totaling $49,241. TMS provided certain consulting services to us and agreed not to compete with Telergy Central, through December 31, 1997, for a one-time payment from us of $200,000.

     During 1998, we paid general expenses of KCI totaling $80,850. KCI paid our general expenses in the amount of $77,075. We allocated certain overhead costs, primarily for rent, telephone, salaries and equipment expenses, to TMS in the amount of $132,960. We purchased from KCI its residential customer base for $150,000 and the rights to the Telergy Canadian service mark for $150,000.

     During 1999, KCI paid our general expenses in the amount of $61,785. We provided certain consulting services to TMS for a one-time payment of $246,974. We currently share office space and management/administrative services with TMS. TMS owned 1,899 shares of our Class A common stock at December 31, 1999.

     In March 2000, the stockholders of KCI approved the dissolution of the corporation and KCI is currently in the process of winding down its operations.

RELATIONSHIPS WITH J. PATRICK BARRETT

     J. Patrick Barrett, who is our President and a Director, is the sole shareholder and a director of Syracuse Executive Air Service, Inc. which has provided us with charter air services since 1997. We have paid Syracuse Executive Air Service $22,000, $112,000 and $304,000 for such services in 1997, 1998 and 1999, respectively.

     Pursuant to Mr. Barrett's employment agreement, we have granted Mr. Barrett options to acquire 250,000 shares of Class A common stock at an exercise price of $0.01 per share. Of such options, 100,000 are exercisable at any time prior to April 1, 2008, and the balance is exercisable upon certain events, including an initial public offering of common stock.

     On April 30, 1999, Mr. Barrett loaned $500,000 to the Company. The loan was an open account loan with no stated interest. The loan was repaid in full on May 12, 1999.

RELATIONSHIPS WITH TERENCE R. MCAULIFFE

     During 1999, we incurred a fee of $1.2 million payable to Terence R. McAuliffe, one of our directors, for assisting us in raising equity capital. We paid this fee in 2000.

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

RELATIONSHIPS WITH NIAGARA MOHAWK AND ITS AFFILIATES

  NIAGARA MOHAWK ENERGY

     CONVERSION RIGHTS. We own 75% of Telergy Central and Niagara Mohawk Energy, a subsidiary of Niagara Mohawk, owns 25% of Telergy Central. Upon the completion of this offering, Niagara Mohawk Energy is required to sell, and we are required to purchase, its 25% interest in Telergy Central and its related indefeasible rights-of-use. Niagara Mohawk Energy may use the proceeds of the sale to acquire shares of our Class A common stock at the initial public offering price. Our agreement provides that any such sale of its interest and indefeasible rights-of-use will be made at fair market value to be determined by the parties or by an independent expert, provided that the purchase price for its interest and the indefeasible rights-of-use can not be less than 10% of our value. See "Business -- Operating and Corporate Governance Agreements".

     STOCK PURCHASE. In November 1998, we entered into a stock purchase agreement pursuant to which Niagara Mohawk Energy acquired 83,334 shares of Class A common stock at $120 per share for an aggregate purchase price of $10.0 million. See "Principal Stockholders". We agreed in the stock purchase agreement to provide Niagara Mohawk Energy with a 20% per year current return on its investment as well as a capital return. See "Description of Capital
Stock -- Minimum Returns on Investment". We also granted Niagara Mohawk Energy and Opinac North America, Inc. the right to appoint members to our board of directors. See "Management -- Designation to our Board of Directors". We also granted Niagara Mohawk Energy piggyback registration rights. See "Description of Capital Stock -- Registration Rights".

     CONSULTING SERVICES. Niagara Mohawk Energy has provided consulting services in connection with establishing the fiber optic network to us. Fees for these services were $108,000 in 1997, $4,000 in 1998 and $264,000 in 1999.

  OPINAC

     STOCK PURCHASE. In May 1999, in exchange for $30.0 million, we issued to Opinac, an affiliate of Niagara Mohawk Energy, an 8% subordinated convertible note due 2001 in the principal amount of $25.0 million, 41,666 shares of our Class A common stock and a warrant initially exercisable into 100,000 shares of Class A common stock, with an initial exercise price of $60 per share. See "Principal Stockholders" and "Description of Capital Stock -- Warrants". The entire outstanding principal amount of the note was converted in June 1999 into 208,334 shares of our Class A common stock. Opinac shares the right to appoint members to our board of directors with Niagara Mohawk Energy. See
"Management -- Designation to our Board of Directors". We also granted Opinac piggyback registration rights. See "Description of Capital Stock -- Registration Rights".

  NIAGARA MOHAWK

     RIGHTS-OF-WAY. In February 1996, Telergy Central and Niagara Mohawk entered into a right-of-occupancy agreement which was modified in September 1997 and as modified provides Telergy Central with non-exclusive access to Niagara Mohawk's rights-of-way, conduit and electric distribution and transmission system to construct, install, and operate a telecommunications network. Telergy Central owns the backbone for the entire Telergy Central network as well as the telecommunications equipment acquired by Telergy Central in building and operating the Telergy Central network. Telergy Central does not, however, have any property interest in Niagara Mohawk facilities or rights-of-way.

     Telergy Central is not required to pay recurring monetary charges for the use of Niagara Mohawk's rights-of-way or conduit. Instead, Telergy Central provides Niagara Mohawk with, among other things, capacity and four dark fiber strands in the Telergy Central network located

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

in Niagara Mohawk's rights-of-way. The agreement, as modified, was approved by the New York Public Service Commission in July 1996 and October 1997, is for a term of 25 years, with Telergy Central having an option to renew for two consecutive ten-year extensions. Telergy Central has agreed to exercise its option to renew the agreement pursuant to its fiber construction and operating agreement with Adelphia. See "-- Relationships with Adelphia".

     This agreement also authorizes Telergy Central to extend the backbone network throughout Niagara Mohawk's entire service territory in the state of New York. However, Telergy Central's extensions may not interfere with any Niagara public utility obligations. In addition, the agreement requires that Telergy Central obtain Niagara Mohawk's consent prior to selling or otherwise transferring any of its assets and grants Niagara Mohawk a right of first refusal to purchase any Telergy Central assets prior to sale to a third party.

     If Niagara Mohawk's rights-of-way are required for Niagara Mohawk's gas and electric business, Niagara Mohawk will exercise a best efforts approach for Telergy Central's continued use of the rights-of-way, but where this is not appropriate, Niagara Mohawk, at Telergy Central's expense, will pull in and attach Telergy's fiber optic ground wire on the rebuilt or relocated sections of the rights-of-way. If any portion of the rights-of-way along Telergy Central's backbone is appropriated, then the rights-of-occupancy granted to Telergy Central will terminate, with any award from the appropriated property specifically allocated in accordance with Telergy Central's interest. In the event that a governmental agency requires that Niagara Mohawk terminate Telergy Central's right-of-occupancy, Niagara Mohawk will remove and return Telergy Central's transmission systems, at Telergy Central's expense.

     Niagara Mohawk has the right to terminate the agreement if:

     - Telergy Central's facilities violate any law;

     - Telergy Central ceases to have authority to construct or operate its facilities;

     - Telergy Central violates the agreement or uses Niagara Mohawk facilities without permission;

     - Telergy Central ceases to provide telecommunications services over its facilities;

     - Telergy Central's facilities or rights-of-way are used by third parties without the consent of Niagara Mohawk;

     - the New York Public Service Commission or Federal Communications Commission makes a determination that the agreement would make Niagara Mohawk a telephone corporation; or

     - Telergy Central can not maintain the required insurance.

     If Telergy Central terminates the agreement, or the operation and maintenance of the Telergy Central network, during the initial 25-year term without the written approval of Niagara Mohawk, Telergy Central must pay to Niagara Mohawk $7,000 per mile (reduced annually by one/twenty-fifth) of Niagara Mohawk's rights-of-way effected and make business arrangements for the provision of equivalent capacity granted to Niagara Mohawk under this agreement.

RELATIONSHIPS WITH CONED

     RIGHTS-OF-WAY. In January 1998, Telergy Metro entered into a license and operating agreement with ConEd pursuant to which ConEd granted Telergy Metro a non-exclusive license to construct, install, operate and maintain the Telergy Metro network through the use of ConEd's rights-of-way from Pleasant Valley to and throughout New York City. As part of the agreement, Telergy Metro has access to ConEd's conduit, facilities and building entrances in exchange for primarily 20 strands of dark fiber and telecommunications services along with an annual cash payment. Although the license is non-exclusive, ConEd agreed not to grant any third party rights

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

with respect to the rights-of-way that would substantially interfere with Telergy Metro's rights. In addition, Telergy Metro retains title to all portions of the Telergy Metro network, including any spur routes. The agreement, which was approved by the New York Public Service Commission in May 1998, provides for a 25-year term, with Telergy Metro having an option to extend the agreement for ten years. In addition, the agreement provides for a second extension, at the option of Telergy Metro, for an unspecified period to be negotiated by the parties.

     If Telergy Metro decides to install more than one cable through ConEd's rights-of-way, ConEd has the right to determine the number of additional fiber optic cables which may be installed by Telergy Metro in ConEd's rights-of-way, which may not exceed three cables. In addition, the location of spur routes off of the backbone and the amount of compensation to be paid to ConEd for such spur routes must be agreed in writing by ConEd and Telergy Metro. The Telergy Metro network may not interfere with any existing or future generation or distribution of electricity, gas or steam by ConEd.

     Telergy Metro's annual cash payment to ConEd may be reduced by volume discounts and any equivalent compensation ConEd elects to receive. Such equivalent compensation includes the use of dark fiber strands with the associated lightwave distribution patch panels and/or any non-usage based telecommunications services that Telergy Metro provides, including network capacity, telephone services and private line circuits. ConEd has initially elected to receive the use of ten single mode dark fiber strands between its substations located at Pleasant Valley and Millwood West and 20 single mode dark fiber strands between Millwood West and its substation located at Hudson Street, Manhattan, together with use of lightwave distribution patch panels and other fiber optic facilities. If Telergy Metro installs a second fiber optic cable, ConEd has initially elected to receive, as equivalent compensation, the use of ten single mode dark fiber strands from Pleasant Valley to Millwood West, together with the use of lightwave distribution patch panels and other fiber optic facilities.

     If any portion of the Telergy Metro network or any spur route required by any governmental authority to be relocated due to its interference with any public project, then Telergy Metro will reimburse ConEd for a portion of the costs and expenses of the relocation, based on the percentage of cables, wires, or other equipment belonging to Telergy Metro as opposed to other entities. If ConEd determines, in its sole discretion, that it requires any portion of the rights-of-way for any public utility purpose, or any portion of ConEd's property is sold or demolished, or any law or regulation requires that any portion of the Telergy Metro network be removed, then Telergy Metro must remove its network and any spur routes on ConEd's property at its own expense.

     Either party may terminate the agreement upon breach (subject to notice and a 30-day cure period), provided that ConEd may terminate upon shorter notice if Telergy Metro interferes with any contract, lien or easement affecting ConEd's property or immediately upon sending written notice that Telergy Metro interferes with any public utility purpose.

RELATIONSHIPS WITH NYSEG

     RIGHTS-OF-WAY. In June 1998, Telergy East entered into a right-of-occupancy agreement with NYSEG in which NYSEG granted Telergy East a non-exclusive license to use the conduit, facilities and abandoned gas pipeline of NYSEG along its current and future rights-of-way in the southern tier of New York State. Although the license is non-exclusive, NYSEG agreed not to grant any third party rights with respect to the rights-of-way that would interfere with Telergy East's rights. Telergy East has access to NYSEG's rights-of-way, conduit, facilities, abandoned gas pipeline and building entrances primarily in exchange for six strands of dark fiber along the entire length of any spur constructed or installed in a NYSEG rights-of-way. The agreement, which was approved by the New York Public Service Commission in September 1998, provides for a 25-year term, with Telergy East having an option to renew for two consecutive ten-year extensions.

     Consistent with its public service obligations, Telergy East's activities in NYSEG's rights-of-way may not interfere with any generation, transmission, or distribution of electricity, gas or steam by NYSEG or with any customer service work relating to such NYSEG operations, violations of which may result in the termination of the agreement. If Telergy East's right-of-occupancy is terminated by NYSEG due to government regulations or requirements, Telergy East must remove its transmission systems, including conduit, cables and fiber strands, at its own expense. In the event that NYSEG wants to abandon the property used by Telergy East, NYSEG may terminate a portion of Telergy East's right-of-occupancy. NYSEG will, however, on a best efforts basis, attempt to provide other rights-of-way to meet Telergy East's needs but Telergy East must relocate its transmission systems in other NYSEG or third-party rights-of-way at its own expense.

     Telergy East or NYSEG may also terminate the agreement due to breach of the agreement by the other party (subject to notice and a 30-day cure period) and upon the other party dissolving or liquidating or becoming involved in any act of bankruptcy.

RELATIONSHIPS WITH GPU TELCOM

     INDEFEASIBLE RIGHTS-OF-USE. Our wholly-owned subsidiary, Telergy Operating, on behalf of its telecommunications operating subsidiaries, has entered into an indefeasible rights-of-use agreement with GPU Telcom under which the parties will exchange indefeasible rights-of-use in dark fiber along specific paths of their respective networks. We will provide GPU Telcom with indefeasible rights-of-use in 24 strands of dark fiber in three segments of our network:

     - from Albany, New York to Buffalo, New York and from Albany, New York to Pleasant Valley, New York;

     - from Pleasant Valley, New York to New York, New York; and

     - from Albany, New York to Montreal, Quebec.

     In exchange, GPU Telcom will provide us with indefeasible rights-of-use in five segments of its network:

     - from Altoona, Pennsylvania to Erie, Pennsylvania (8 strands);

     - from Altoona, Pennsylvania to Harrisburg, Pennsylvania (4 strands);

     - from Harrisburg, Pennsylvania to Philadelphia, Pennsylvania (24 strands);

     - from Philadelphia, Pennsylvania to New York, New York and from Philadelphia, Pennsylvania to Washington, D.C. (24 strands); and

     - from Philadelphia, Pennsylvania to Atlantic City, New Jersey (24 strands).

     The agreement provides that each party will obtain all necessary rights-of-ways, permits, franchises and other rights necessary to complete its respective segments and complete construction of those segments as promptly as possible, with a target completion date for all segments of December 31, 2000 and an outside completion date of March 31, 2001. The parties will receive their respective indefeasible rights-of-use upon completion and acceptance of all of the necessary segments of both networks. However, we may agree with GPU Telcom to an earlier delivery of the indefeasible rights-of-use on a segment-by-segment basis. If either party fails to have any of its segments completed by March 31, 2001, that party must provide the other party with an equivalent amount of substitute fiber between the end locations of each uncompleted segment, in which case the party who receives substitute fiber need not deliver its segments to the other party pending completion of the uncompleted segments. The agreement

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

further provides that if either party fails to complete any of its segments before March 31, 2001 and also fails to provide substitute fiber as described above the party whose segments remain uncompleted will pay the other liquidated damages in an amount equal to $1,180 annually per strand per uncompleted fiber mile.

     The parties also agreed to reciprocal maintenance terms on the fiber strands provided to the other party and agreed to use their commercially reasonable efforts to make colocation space available to the other along the path of the segments. The agreement provides for a term of 20 years.

     CONSTRUCTION ARRANGEMENTS. Telergy MidAtlantic has entered into a construction operating agreement with GPU Telcom under which GPU Telcom will construct, install and maintain a fiber optic network for Telergy MidAtlantic in the rights-of-way and facilities of certain utilities affiliated with GPU Telcom. These rights-of-ways and facilities are located primarily in New Jersey and Pennsylvania. GPU Telcom will serve as Telergy MidAtlantic's exclusive provider of construction, installation and maintenance services with respect to Telergy MidAtlantic's network. Upon the request of Telergy MidAtlantic, GPU Telcom will construct and install the network and deliver an indefeasible rights-of-use to Telergy MidAtlantic. The term of the construction agreement is 20 years, with an option for Telergy MidAtlantic to extend the term for two consecutive five-year periods. The term of any indefeasible rights-of-use conveyed in connection with this agreement is 20 years from the date the applicable segment is accepted. GPU Telcom will be entitled to a fee at then prevailing competitive rates for its construction, installation and maintenance services, and this fee shall also constitute payment for the indefeasible rights-of-use. If an indefeasible rights-of-use is conveyed in an already existing fiber optic network, the fee payable will be based on prevailing competitive per mile rates for the indefeasible rights-of-use. Upon the dissolution of Telergy MidAtlantic, it may assign the rights under the construction agreement to our wholly-owned subsidiary, Telergy Network Services.

     STOCK PURCHASE. In May 2000, GPU Telcom purchased 52,220 shares of our Series B preferred stock for an aggregate purchase price of $20.0 million, or $383 per share. The Series B preferred stock will automatically convert, on a one-to-one basis, subject to adjustment, into Class A common stock upon the completion of this offering. As part of this transaction, we granted GPU Telcom contingent warrants to acquire shares of Class A common stock to enable GPU Telcom to attain a minimum 20% internal rate of return on its investment if the value of the shares of Class A common stock to be issued upon conversion of the Series B preferred stock does not provide GPU Telcom with an internal rate of return of at least 20%. These warrants will be exercisable for a number of shares of Class A common stock with a value equal to the initial public offering price that will enable GPU Telcom to attain its 20% minimum internal rate of
return. Assuming an initial public offering of $     per share, the Series B
preferred stock and related warrants will be converted into        shares of our
Class A common stock upon completion of this offering. See "Description of Capital Stock -- Series B Preferred Stock". We have granted GPU Telcom both demand and piggyback registration rights. See "Description of Capital
Stock -- Registration Rights".

     BILLING SERVICES. Telergy MidAtlantic has entered into a billing services agreement with Telergy Network Services pursuant to which Telergy Network Services has agreed to perform billing, collection and customer care services for Telergy MidAtlantic. Under the agreement, Telergy Network Services will bill Telergy MidAtlantic for its services at customary rates to be agreed upon by the parties.

RELATIONSHIPS WITH TELEGLOBE

     STOCK PURCHASE. On May 6, 1999, Teleglobe purchased 125,000 shares of Class A common stock from us for $15.0 million. We have agreed to provide Teleglobe with a 20% per year current return on its investment as well as a capital return. See "Description of Capital Stock --

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

Return on the Investment by Certain of our Investors". We have granted Teleglobe piggyback registration rights. See "Description of Capital Stock -- Registration Rights".

     MASTER SERVICES. On May 26, 1999, we entered into a master services agreement with Teleglobe, pursuant to which Teleglobe established a $15.0 million three-year account that we can draw against for network management services. Pursuant to this agreement we provided Teleglobe with a $15.0 million three-year fiber credit account. Teleglobe will draw on this account to acquire 20 to 25 year indefeasible rights-of-use installed in our networks. Teleglobe will have the right to collocate its equipment and receive colocation services pursuant to the terms of an indefeasible rights-of-use agreement between us and Teleglobe. We are required to increase Teleglobe's account by certain amounts if we fail to meet certain enumerated milestones for the completion of our network.

RELATIONSHIPS WITH GLOBAL CROSSING

     INDEFEASIBLE RIGHTS-OF-USE. On September 9, 1999, Telergy Metro and US Crossing, Inc., a wholly-owned subsidiary of Global Crossing, entered into an agreement for Telergy Metro to provide US Crossing with an indefeasible rights-of-use in 96 strands of dark fiber in up to 100 miles in our New York City ring for a minimum of 20 years. The agreement provides that we must deliver an indefeasible rights-of-use in our Manhattan ring on or before December 31, 2000 and deliver an indefeasible rights-of-use in our planned New York City ring on or before December 31, 2002. In the event we fail to deliver the indefeasible rights-of-use on or before these dates, we will be liable for liquidated damages in the amount of $25,000 per day up to $2.5 million. In the event we fail to deliver an indefeasible rights-of-use in our Manhattan ring on or before March 1, 2001, liquidated damages will not be the sole remedy available to US Crossing. Telergy provided a guarantee of Telergy Metro's performance under this agreement. We have also agreed to construct additional building entrances that are within a certain distance from the New York City ring through available ConEd rights-of-ways and service entrance pipes. US Crossing is required to pay its pro rata share of all costs associated with constructing those building entrances.

     In exchange for the indefeasible rights-of-use, US Crossing has agreed to pay annual maintenance fees and to provide various forms of operational support. US Crossing will further explore its use of our facilities to:

     - terminate traffic on our networks in markets not served by the New York City ring;

     - provide back-up redundancy to US Crossing in areas we serve; and

     - terminate traffic in and throughout New York City which US Crossing can not transmit because of capacity overload, disruption or otherwise.

US Crossing has also agreed to meet quarterly for the first year and bi-annually thereafter to discuss these uses and to assist in our development of new products and services, planning joint development and marketing of new products, providing Telergy access to US Crossing training and to advise Telergy of any US Crossing intellectual property that is available for licensing. US Crossing has agreed to provide Telergy colocation space in Telergy's operating areas in the United States where US Crossing has such space available. US Crossing has further agreed to provide capacity and services on its global network if available at discounts between 5% and 15% off of list prices that would otherwise apply. US Crossing has also agreed to participate in the preliminary design of a Long Island spur route and, subject to final agreement between the parties, joint construction and installation of that spur route.

     We have had conversations with representatives of Global Crossing regarding our build-out in the Empire City Subway rights-of-way in Manhattan. In one of those conversations, a representative of Global Crossing indicated that he believed that they may be entitled to

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

additional fiber as part of their agreement with us. We do not believe that our current contract requires us to deliver more fiber than described above.

     STOCK PURCHASE. On September 9, 1999, GC Dev, a subsidiary of Global Crossing, purchased for approximately $40.0 million, 404,576 shares of our Series A preferred stock and warrants to purchase up to 564,227 shares of our Class A common stock. See "Description of Capital Stock -- Warrants" and "Description of Capital Stock -- Series A Preferred Stock". We have also granted GC Dev demand and piggyback registration rights. See "Description of Capital Stock -- Registration Rights".

     In connection with GC Dev's purchase of our Series A preferred stock and warrants, we, Brian P. Kelly, Kevin J. Kelly and William M. Kelly, Jr. have agreed with GC Dev as follows:

          DESIGNATION TO OUR BOARD OF DIRECTORS. So long as Global Crossing and its affiliates own at least 5% of our fully diluted voting stock or warrants, options or other convertible securities which are exercisable for at least 5% of our fully diluted voting stock, Brian P. Kelly, Kevin J. Kelly, William M. Kelly, Jr. and we will cause one person designated by GC Dev to be elected to our board of directors. The designee must be an officer or director of Global Crossing and will be subject to the consent of Brian P. Kelly, Kevin J. Kelly and William M. Kelly, Jr. Until his resignation on April 25, 2000, Thomas J. Casey, Vice Chairman and Director of Global Crossing, served as the GC Dev designee to our board of directors. Global Crossing has not designated a replacement director at this time.

          TAG-ALONG RIGHTS. If Brian P. Kelly, Kevin J. Kelly and William M. Kelly, Jr. or their affiliates propose to sell any of the common stock that they own to a third party, other than in a public offering, GC Dev has the right to require the third party to purchase a proportionate number of its common shares (based on their respective ownership percentages in Telergy), at the same price per share and upon the same terms and conditions as the proposed sale to the third party. These tag-along rights will terminate on the date when the Class A common stock owned by Global Crossing or its affiliates or issuable upon exercise of its warrant constitutes less than 5% of our fully diluted voting stock.

          DRAG-ALONG RIGHTS. If Brian P. Kelly, Kevin J. Kelly and William M. Kelly, Jr. receive and accept an offer from a third party to purchase, other than in a public offering, 100% of our common stock then outstanding, GC Dev has the obligation, if so requested by Brian P. Kelly, Kevin J. Kelly and William M. Kelly, Jr., to sell all of its voting stock of the same class to the third party, on the same terms and conditions as those given to Brian P. Kelly, Kevin J. Kelly and William M. Kelly, Jr. These drag-along rights will terminate on the date when the Class A common stock owned by Global Crossing or its affiliates or issuable upon exercise of its warrant constitutes less than 5% of our fully diluted voting stock.

          PREEMPTIVE RIGHTS. If we propose to issue or sell any shares of common stock to Niagara Mohawk Energy in connection with its sale to us of its 25% membership interest in Telergy Central, and if no adjustment in the exercise price and number of shares issuable upon the exercise of GC Dev's warrants have been made as a result of such issuance, we must also offer to sell to GC Dev, on the same terms and conditions, GC Dev's pro rata portion of any of the shares we are issuing or selling. GC Dev's pro rata portion will be the amount of shares necessary to ensure that GC Dev's fully diluted common stock ownership percentage is not reduced by such sale or issuance.

RELATIONSHIPS WITH MASTEC

     OVERVIEW. Joel-Tomas Citron, who is one of our directors, is also Vice Chairman, President and Chief Executive Officer and a director of MasTec. MasTec provided us with a $50.0 million revolving credit facility for network construction that we repaid in full in September 1999 and the

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

credit facility has since been terminated. MasTec now provides services billable as ordinary trade payables. We have issued MasTec a warrant exercisable for 171,250 shares of our Class A common stock in connection with the credit facility. See "Description of Capital Stock -- Warrants". We have granted MasTec piggyback registration rights. See "Description of Capital Stock -- Registration Rights".

     CONSTRUCTION. In May 1998, Telergy entered into an agreement with MasTec North America, Inc. pursuant to which MasTec became our infrastructure service provider for construction, commercial plant, wiring and installation and our preferred procurer of certain materials and equipment, including fiber and conduit. The agreement is automatically terminable by MasTec in its sole discretion at any time. During the term of the agreement, so long as MasTec's pricing, terms and conditions remain competitive, we have agreed to use MasTec as our construction contractor for all fiber construction and installation projects.

RELATIONSHIPS WITH MCI WORLDCOM

     In October 1998, Telergy Network Services entered into an agreement with Metrix, which has since been acquired by MCI WorldCom, to jointly build a fiber optic network from Montreal to Albany. The parties have completed construction of the Montreal backbone using Metrix's technical specifications. Metrix completed the build from the U.S./Canadian border to Montreal and we constructed the portion of the build from the border to Albany. The parties have installed six conduits, with Metrix owning the portion of the network in Canada and Telergy Network Services owning the portion of the network in the United States. We have exclusive ownership, control and access to four conduits, which are in the form of an indefeasible rights-of-use on the Canadian side; Metrix has one conduit, which is in the form of an indefeasible rights-of-use on the U.S. side, and the remaining conduit in which the initial fibers are installed is shared between us (108 strands) and Metrix (36 strands).

     Pursuant to a long distance telephone service resale agreement with MCI WorldCom, we are required to purchase a minimum of $100,000 per month of services from MCI WorldCom in order to receive certain volume discounts. In the event we fail to meet our minimum commitment, we must pay a deficiency charge equal to the difference between the monthly commitment and the actual revenue so that MCI WorldCom is guaranteed its $100,000 minimum monthly revenues. We have consistently met our minimum commitments.

RELATIONSHIPS WITH ADELPHIA

     In February 1997, we and Telergy Central entered into a strategic relationship with Hyperion Telecommunications of New York, which has since been renamed Adelphia, under which we together will fund the construction of local loops in upstate New York. In addition, in connection with $20.0 million in financing provided by Adelphia, we and Telergy Central entered into several agreements with Adelphia. Pursuant to these agreements, Adelphia received (1) a fully prepaid lease from Telergy Central of 24 strands of dark fiber installed in the backbone of the Telergy Central network for the maximum term of our right-of-occupancy agreement with Niagara Mohawk, including the two ten-year renewal options which Telergy Central is obligated to exercise and (2) a fully prepaid lease from us for 25 years for 24 strands of dark fiber in our backbone from Albany to New York City.

     In a subsequent amendment, Adelphia waived its right to receive 24 strands of dark fiber in our Portland/Boston networks and to extend the date to provide four dark fiber strands in our New York City network. In exchange, we paid $5.2 million to Adelphia and agreed to (1) provide Adelphia with access to four strands of dark fiber from Syracuse through Auburn to Ithaca and Binghamton at no additional charge, and (2) waive maintenance and colocation fees for the fibers delivered under the original agreement. We and Adelphia have also granted each other

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

preferred status for rates, terms and conditions with regard to obtaining access to commercially available capacity in certain cities on each other's networks.

     In the event of any relocation due to Telergy's or Niagara Mohawk's business, Telergy will exercise its best efforts to provide for Hyperion's continued use of Telergy's facilities. However, where such continued use is not feasible, Telergy will pull in and attach Adelphia's connection at its own expense. For any relocations at the request of Hyperion for its own business purposes, Adelphia will pay all relocations costs. In the event of a relocation due to the requirements of any government authority, Adelphia will pay its pro rata share of relocation costs based on the number of strands of fiber leased to Adelphia compared to the total number of strands of fiber in the conduit or on the poles, as the case may be.

RELATIONSHIPS WITH NORTEL

     In February 1999, we and Telergy Network Services entered into a series of transactions with Nortel which provide for:

     - a $30.0 million loan, which we may use to purchase Nortel products and services for Telergy Network Services. The obligation to provide these funds terminates on the date of the third anniversary and full funding of the loan. As of December 31, 1999, we borrowed and repaid $5.3 million, leaving $24.7 million available under this facility; and

     - an Authorized Dealer Agreement pursuant to which Telergy Network Services markets, leases, rents to or sells certain Nortel equipment throughout the United States.

This relationship with Nortel provides us with the opportunity to purchase telecommunications equipment to operate, maintain and support our network.

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

                          DESCRIPTION OF CAPITAL STOCK

     As of May 3, 2000, our authorized capital stock consisted of 9,999,900 shares of Class A common stock, par value $0.0001 per share, 100 shares of Class C common stock, par value $0.0001 per share and 3,000,000 shares of preferred stock, par value $0.0001 per share. As of May 3, 2000, there were outstanding 3,411,362 shares of Class A common stock, 100 shares of Class C common stock, 404,576 shares of Series A preferred stock and 52,220 shares of Series B preferred stock. On such date, there were also outstanding options to purchase 709,000 shares of Class A common stock and warrants to purchase 1,279,709 shares of Class A common stock, excluding contingent warrants issued to GPU Telcom. See "-- Series B Preferred Stock".

COMMON STOCK

     The holders of outstanding shares of Class A common stock and Class C common stock are entitled to receive dividends when, as and if declared by our board of directors, payable at times that our board of directors may determine. Any dividend so declared shall be declared and paid without preference or priority of one class of common stock over the other. Each holder of Class A common stock is entitled to one vote for each share held and each holder of Class C common stock is entitled to 90,000 votes for each share held on all matters submitted to a vote of shareholders, including the election of directors, with both classes voting as one class, except as otherwise expressly provided by law. There is no provision for cumulative voting for the election of directors in our certificate of incorporation, which means that the holders of shares entitled to cast a majority of votes can elect all of the directors then standing for election. If at any time we pay a stock dividend or distribution on our Class A common stock, or split, subdivide, or combine the outstanding shares of our Class A common stock, the number of votes which a share of Class C common stock shall entitle the holder thereof to exercise shall be proportionately adjusted so as to maintain the relative voting power of the Class C common stock which existed prior to the occurrence of such event.

     The Class A common stock and Class C common stock are not entitled to preemptive rights and are not subject to conversion or redemption. If we liquidate, dissolve or wind-up, the holders of shares of Class A common stock and Class C common stock would be entitled to share ratably in the distribution of all of our assets and funds remaining available for distribution.

SERIES A PREFERRED STOCK

     In September 1999, GC Dev purchased for $40.0 million 404,576 shares of Series A preferred stock and warrants to purchase up to 564,227 shares of our Class A common stock at an exercise price of $98.87 per share.

     The warrants owned by GC Dev expire simultaneously with this offering and the purchase price upon exercise is payable in cash or with its Series A preferred stock. We expect that the warrants will be exercised in full in exchange for the cancellation of the outstanding shares of Series A preferred
stock and the payment of $          in cash. The Series A preferred stock is
redeemable at our (but not GC Dev's) option on or after two years from the date of issuance and in other circumstances. However, if we are required to purchase or redeem any of our outstanding Class A common stock under our existing contractual commitments, we must offer to redeem a like amount of the Series A preferred stock. Dividends on the Series A preferred stock accrue at an annual rate of 8% and are payable quarterly in cash or through increases in the stated value of the Series A preferred stock at our option, except that if we pay all or a portion of the dividends on the common stock in cash we must pay all accrued but unpaid dividends on the Series A preferred stock in cash from the most recent dividend payment date to the date of such dividend. The Series A preferred stock has no voting rights other than as required by applicable law. The Series A preferred stock also has a liquidation preference over all other

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

preferred stock and all common stock, for its stated value, including all accrued and unpaid dividends.

SERIES B PREFERRED STOCK

     GPU Telcom purchased a total of 52,220 shares of our Series B preferred stock, together with a contingent warrant described below, at $383 per share for an aggregate of approximately $20.0 million. All of the outstanding Series B preferred stock will be automatically converted, on a one-to-one basis, subject to adjustment, into shares of Class A common stock upon the consummation of this offering. In addition, the Series B preferred stock also includes a contingent warrant to acquire shares of Class A common stock to enable the holder to attain a 20% internal rate of return on its investment if and to the extent the value of the shares of Class A common stock to be issued upon conversion of its Series B preferred stock does not provide the holder with this minimum internal rate of
return. Based upon an assumed initial public offering price of $           , the
Series B preferred stock and related warrants will be converted into shares of our Class A common stock upon completion of this offering. See "Certain Relationships and Related Transactions -- Relationships with GPU Telcom" and "--Relationships with Global Crossing".

WARRANTS

     As of May 3, 2000, we had outstanding warrants to purchase 1,279,709 shares of our Class A common stock, excluding contingent warrants issued to GPU Telcom. See "-- Series B Preferred Stock". The number of shares issuable on exercise of these warrants and the exercise price thereof are subject to anti-dilution adjustments in certain circumstances. The following table summarizes the key terms of these warrants:

                                                    CLASS A SHARES
                                                      INTO WHICH
DATE OF ISSUE                                        WARRANTS ARE                                EXERCISE PRICE
OF WARRANTS              OWNER OF WARRANTS           EXERCISABLE        EXERCISABLE THROUGH        PER SHARE
-------------       ----------------------------    --------------    -----------------------    --------------
September 1, 1996   James M. Darcangelo                  9,100        August 31, 2001               $  5.00
September to        Certain investors pursuant         143,041        September 1, 2001             $ 16.50
November, 1996      to a bridge loan
November 1, 1996    William F. Willoth                  11,137        October 31, 2001              $ 16.50
December 1997 to    Certain investors pursuant         200,890        December 31, 2002             $ 60.00
September 1998      to a bridge loan
May 10, 1999        Opinac North America, Inc.         100,000        May 10, 2004 or the           $ 60.00(2)
                                                                      succeeding banking day
May 12, 1999        MacTec North America Inc.          171,250        May 31, 2004                  $ 60.00(2)
September 9, 1999   GC Dev. Co., Inc.                  564,227        The consummation of           $ 98.87(1)
                                                                      this offering
September 15, 1999  Lenders under GATX facility         14,583        The later of three            $120.00(2)
                                                                      years from the
                                                                      consummation of this
                                                                      offering and September
                                                                      15, 2006
November 19, 1999   Bank of America, N.A.               65,481        November 19, 2002             $120.00(2)

---------------
(1) The exercise price for the warrants may be paid either in cash or by surrender of Series A preferred stock.

(2) The exercise price for the warrants may be paid in cash, or, at its option, the holder may surrender its warrants with a fair market value equal to the exercise price.

REGISTRATION RIGHTS

     As of May 3, 2000 we had granted registration rights to holders of 1,458,297 shares of our Class A common stock including shares issuable upon exercise of outstanding warrants.

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

     PIGGYBACK REGISTRATION RIGHTS. At any time we file a registration statement to register the sale of any of our securities for our own account or the account of any of our stockholders, holders of an aggregate of 1,458,297 of our shares of Class A common stock and shares transferable upon exercise of warrants may request to have their shares included in such registration statement. The number of times such rights may be exercised is unlimited, but the number of shares that may be included at any one time is subject to limitations that an underwriter may impose. We will be responsible for paying all fees and expenses of the registration other than underwriter discounts and commissions. Certain holders' registration rights terminate once all of their shares of Class A common stock can be sold in a single transaction under Rule
144. Among the holders of these piggyback registration rights are Niagara Mohawk Energy, Opinac, GPU Telcom, GC Dev and MasTec.

     DEMAND REGISTRATION RIGHTS. At any time following the first anniversary of this offering, GPU Telcom may make one demand that we register its shares of Class A common stock under the Securities Act. At any time after September 9, 2001, GC Dev may make up to two demands that we register its shares of Class A common stock under the Securities Act. We will be responsible for paying all fees and expenses of these demand registrations other than underwriting discounts and commissions.

MINIMUM RETURNS ON INVESTMENT

     We agreed to pay Niagara Mohawk Energy a 20% per annum simple rate of return, referred to as the "current return," on the purchase price of $120 per share for the 83,334 shares of Class A common stock they purchased from us in November 1998. The payment is due annually and is payable in cash or shares of Class A common stock valued at $100 per share, at our option. The current return ceases to be payable on the date on which all of such shares can be sold in the public market following this offering under Rule 144 or another exemption under the Securities Act. We will notify Niagara Mohawk Energy of this date and will pay the current return calculated from the last payment date of the current return through the final payment date.

     In addition, if the average closing price of Niagara Mohawk Energy's shares on the Nasdaq National Market for the 10 trading days prior to the final payment date is less than $180.00 per share, we are also required to pay the difference, referred to as the "capital return," to Niagara Mohawk Energy in either cash or shares of Class A common stock, at our option. If we pay in shares, the shares will be valued at the average closing price of the shares on the Nasdaq National Market for the 10 trading days prior to the payment date.

     We also agreed to pay certain of our investors who purchased shares pursuant to private placements in 1998 and in 1999 a similar current return and capital return on 274,905 shares of Class A common stock purchased by them, in all cases at a purchase price of $120 per share and with the current return payable in shares of Class A common stock valued at $100 per share. Our arrangements with the holders of 149,905 such shares provide that the capital return must be paid in cash, not shares, and that if we pay the current return in shares, a capital return is required to be paid on such shares as if they were part of the group of shares originally purchased by such parties.

     Our obligation to pay a current return to Niagara Mohawk Energy and the other investors will terminate no later than 90 days after the completion of
this offering. If we had completed this offering on             , 2000 we would
have been obligated to issue an additional        shares of Class A Common Stock
to these investors. In addition, since the amount of any capital return which may be payable to Niagara Mohawk Energy and such other investors will depend upon the trading price of our Class A Common Stock after the completion of this offering, we can not currently determine the amount of any capital return to Niagara Mohawk Energy and these other investors.

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

REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS

     Our by-laws will establish advance notice procedures with respect to stockholder proposals and to the nomination of candidates for elections as directors, other than nominations made by or at the direction of the board of directors or a committee on the board.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our Class A common stock is
                         .

LISTING

     We intend to make application for quotation of the Class A common stock on the Nasdaq National Market under the symbol "TLGY".

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

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, we will have                shares of our
Class A common stock outstanding, excluding 715,482 shares issuable upon exercise of warrants and 709,000 shares issuable upon exercise of options. For additional information on warrants and options, see "Management" and "Description of Capital Stock -- Warrants". All of the shares of common stock that we sell in this offering will be freely tradable under the Securities Act of 1933, as amended, unless acquired by one of our "affiliates" (as that term is defined under the Securities Act).

                              shares of our Class A common stock (including
shares underlying warrants) which are held by stockholders who have not entered into "lock-up" agreements with the underwriters will become eligible for sale 90 days after the date of this prospectus, subject to compliance with Rules 144 and
701 under the Securities Act.           shares of our Class A common stock
(including shares underlying warrants) which are held by stockholders who have not entered into "lock-up" agreements with the underwriters will become eligible for sale upon the completion of this offering, subject to compliance with Rules 144 and 701 under the Securities Act. Upon the expiration of the "lock-up" agreements between the underwriters and our directors and officers and our securityholders, which will occur 180 days after the date of this prospectus, the shares of our common stock (including shares underlying warrants) held by them will become eligible for sale, subject to compliance with Rules 144 and 701 under the Securities Act.

     In addition, either at the same time as this offering or immediately after it, we plan to register under the Securities Act all of the shares of our Class A common stock that are subject to options that we have granted under our ICP.
Once this registration is complete, up to                shares of our Class A
common stock will become eligible for sale upon exercise of outstanding options.

     In general under Rule 144, a person, or persons whose shares are aggregated, who has beneficially owned common stock for at least one year (including common stock held for one year after the date of exercise of a warrant) will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:

     - one percent of the number of shares of that class of common stock then outstanding, or

     - the average weekly trading volume of that class of common stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are subject to a number of requirements relating to the manner and notice of sale. Under the provisions of Rule 144 regarding the availability of current public information about Telergy, sales may not be made until 90 days after completion of this offering. A person, or persons who are aggregated for purposes of Rule 144, who is not deemed to be one of our affiliates during the three months immediately preceding the sale and who has beneficially owned "Restricted Securities" as defined in Rule 144, for at least two years is entitled to sell the shares under Rule 144(k) without regard to the limitations and requirements discussed above.

     Rule 701 under the Securities Act permits resales of shares in reliance upon Rule 144 but without compliance with certain of its restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of Telergy who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits non-affiliates to sell their Rule 701 shares without having to comply with the holding period, volume limitations, public information or notice provisions of Rule 144. All holders of Rule 701 shares who have not executed lock-up agreements in connection with this offering will be eligible to sell their Rule 701 shares beginning 90 days after the date of this prospectus.

     Holders of 1,458,297 shares of our common stock have contractual registration rights with respect to their shares. See "Description of Capital Stock -- Registration Rights". If the sale of those shares is registered those shares will be freely tradeable without restriction under the Securities Act of 1933.

                                  UNDERWRITING

     Telergy and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, CIBC World Markets Corp. and RBC Dominion Securities Corporation are the representatives of the underwriters.

                        Underwriters                          Number of Shares
                        ------------                          ----------------
Goldman, Sachs & Co. .......................................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Banc of America Securities LLC..............................
CIBC World Markets Corp.....................................
RBC Dominion Securities Corporation.........................
                                                                  --------
          Total.............................................
                                                                  ========

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from Telergy to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Telergy. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                                   Paid by Telergy
                                                             ----------------------------
                                                             No Exercise    Full Exercise
                                                             -----------    -------------
Per Share..................................................    $               $
Total......................................................    $               $

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

     Telergy and its directors, officers and securityholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

     At Telergy's request, the underwriters have reserved up to           shares
of the Class A common stock offered by this prospectus for sale, at the initial public offering price, to employees, customers and other friends of Telergy through a directed share program. The number of shares available for sale to the public will be reduced to the extent these persons purchase the reserved shares. There can be no assurance that any of the reserved shares will be so purchased. Any reserved shares not so purchased will be offered to the general public on the same basis as the shares offered hereby.

     Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among Telergy and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Telergy's historical performance, estimates of the business potential and earnings prospects of Telergy, an assessment of Telergy's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     Telergy intends to make application for quotation of the Class A common stock on the Nasdaq National Market under the symbol "TLGY".

     In connection with this offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     Telergy estimates that its total expenses for this offering, excluding
underwriting discounts and commissions, will be approximately $          .

     Telergy has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Affiliates of Banc of America Securities LLC, CIBC World Markets Corp. and RBC Dominion Securities Corporation are lenders under one of our credit facilities and have received customary fees for services provided in connection therewith. In connection with a prior credit facility, Bank of America, N.A., an affiliate of Banc of America Securities LLC, received warrants to purchase an aggregate of 65,481 shares of our Class A common stock at an exercise price of $120 per share.

                                 LEGAL MATTERS

     The validity of the shares we are offering will be passed upon for us by Shearman & Sterling. Certain regulatory matters will be passed upon by Swidler Berlin Shereff Friedman, LLP. Certain legal matters relating to the offering will be passed upon for the underwriters by Cahill Gordon & Reindel.

                                    EXPERTS

     The consolidated financial statements of Telergy, Inc. and its Subsidiaries at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 and for the period April 19, 1995 (date of inception) to December 31, 1999 appearing in this prospectus and the registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the Class A common stock offered in this offering, we refer you to the registration statement and to the attached exhibits and schedules. Statements made in this prospectus concerning the contents of any document referred to in this prospectus are not necessarily complete. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

     You may read and copy all or any portion of the registration statement or any reports and other information we file with the Commission at the public reference facilities that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 140, Citicorp Center, 50 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1 (800) SEC-0330. The Commission also maintains a web site (http://www.sec.gov) that makes available the reports and other information we have filed with the Commission.

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors..............................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Stockholders' Equity (Deficit)...  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Telergy, Inc.

     We have audited the accompanying consolidated balance sheets of Telergy, Inc. and subsidiaries (A Development Stage Company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999 and for the period April 19, 1995 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Telergy, Inc. and subsidiaries (A Development Stage Company) at December 31, 1998 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 and for the period April 19, 1995 (date of inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                /s/ Ernst & Young LLP

Syracuse, New York
March 17, 2000, except for the
second paragraph of Note 4,
as to which the date is
April 27, 2000

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  1998            1999
                                                              ------------    -------------
ASSETS
Cash and cash equivalents...................................  $  2,237,469    $     277,552
Accounts receivable, net of allowance for doubtful accounts
  of $150,000 in 1998 and $230,000 in 1999..................     1,214,914        2,433,055
Due from Telergy East LLC...................................     2,364,775          341,208
Due from affiliated companies (Note 13).....................            --          346,974
Prepaid expenses............................................       469,331        1,229,534
Other current assets........................................       388,601          793,097
                                                              ------------    -------------
Total current assets........................................     6,675,090        5,421,420
Property and equipment, net (Note 2)........................    74,509,318      201,805,530
Intangible assets and other deferred costs, net (Note 1)....     4,393,898        9,101,568
Investment in Telergy East LLC (Note 17)....................     2,281,939        3,240,605
Restricted cash (Note 15)...................................       250,000          350,000
                                                              ------------    -------------
Total assets................................................  $ 88,110,245    $ 219,919,123
                                                              ============    =============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Notes payable...............................................  $ 46,359,383    $          --
Accounts payable............................................     8,652,548       12,653,781
Current portion of long-term debt and capital lease
  obligations (Note 4)......................................       370,656      131,648,297
Due to affiliated companies (Note 13).......................        28,140           27,519
Accrued expenses and other current liabilities (Note 12)....     8,587,927       11,821,025
                                                              ------------    -------------
Total current liabilities...................................    63,998,654      156,150,622
Unearned fiber lease revenue................................     9,540,231       10,112,153
Long-term debt and capital lease obligations (Note 4).......    33,300,279       24,792,665
Redeemable common stock, Class A (Note 7)...................       809,400          809,400
Redeemable preferred stock (Note 7).........................            --          809,400
Commitments and contingencies (Note 14)
Stockholders' equity (deficit):
  Preferred Stock, Series A 8%, par value $.0001,
     authorized -- 3,000,000 shares; issued and
     outstanding -- 404,576 shares in 1999..................            --               40
  Common stock, Class A, par value $.0001, authorized --
     9,999,900 shares; issued and outstanding -- 2,822,736
     shares in 1998 and 3,383,000 shares in 1999............           282              338
  Common stock, Class C, par value $.0001, authorized,
     issued and outstanding -- 100 shares in 1998 and
     1999...................................................            --               --
  Additional paid-in-capital................................    22,406,023      198,600,814
  Deferred compensation.....................................            --      (59,251,173)
  Deficit accumulated during the development stage..........   (41,944,624)    (112,105,136)
                                                              ------------    -------------
Total stockholders' equity (deficit)........................   (19,538,319)      27,244,883
                                                              ------------    -------------
Total liabilities and stockholders' equity (deficit)........  $ 88,110,245    $ 219,919,123
                                                              ============    =============

    The accompanying notes are an integral part of the financial statements.

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                             YEAR ENDED DECEMBER 31,            CUMULATIVE FROM
                                    -----------------------------------------      INCEPTION
                                       1997           1998           1999       (APRIL 19, 1995)
                                    -----------   ------------   ------------   ----------------
Service revenue...................  $ 2,515,508   $  5,205,991   $  7,943,481    $  15,680,142
Operating expenses:
  Cost of services................    2,708,871      7,477,404     15,503,198       25,700,920
  Selling, general and
     administrative...............    4,642,506      8,997,912     19,658,898       34,213,115
  Depreciation and amortization...      320,601      1,737,048      4,587,261        6,645,619
  Non-cash stock-based
     compensation.................      123,750      5,999,000      2,686,442        8,846,567
                                    -----------   ------------   ------------    -------------
Total operating expenses..........    7,795,728     24,211,364     42,435,799       75,406,221
                                    -----------   ------------   ------------    -------------
Operating loss....................   (5,280,220)   (19,005,373)   (34,492,318)     (59,726,079)
Other income (expense):
  Interest expense................     (653,992)   (14,834,973)   (29,261,963)     (45,223,780)
  Interest income.................      131,327        209,953        382,843          734,136
  Other...........................       30,451         82,145      1,129,732        1,242,405
                                    -----------   ------------   ------------    -------------
                                       (492,214)   (14,542,875)   (27,749,388)     (43,247,239)
                                    -----------   ------------   ------------    -------------
Loss before income taxes, minority
  interest, equity in loss of
  unconsolidated investee, and
  cumulative effect adjustment....   (5,772,434)   (33,548,248)   (62,241,706)    (102,973,318)
Income tax expense................          931          1,954          2,991            6,853
                                    -----------   ------------   ------------    -------------
Loss before minority interest,
  equity in loss of unconsolidated
  investee and cumulative effect
  adjustment......................   (5,773,365)   (33,550,202)   (62,244,697)    (102,980,171)
Minority interest.................      379,425             --             --          500,000
Equity interest in loss of
  unconsolidated investee.........           --        (82,837)      (629,741)        (712,578)
                                    -----------   ------------   ------------    -------------
Net loss before cumulative effect
  adjustment......................   (5,393,940)   (33,633,039)   (62,874,438)    (103,192,749)
Cumulative effect adjustment from
  adoption of new accounting
  standard (Note 1)...............           --     (1,323,930)            --       (1,323,930)
                                    -----------   ------------   ------------    -------------
Net loss..........................  $(5,393,940)  $(34,956,969)  $(62,874,438)   $(104,516,679)
                                    ===========   ============   ============    =============
Preferred stock dividend (Note
  7)..............................           --             --       (986,677)        (986,677)
                                    -----------   ------------   ------------    -------------
Net loss available to common
  stockholders....................  $(5,393,940)  $(34,956,969)  $(63,861,115)   $(105,503,356)
                                    ===========   ============   ============    =============
Basic and diluted loss per common
  share (Note 9)..................  $     (1.97)  $     (12.69)  $     (20.31)
                                    ===========   ============   ============

    The accompanying notes are an integral part of the financial statements.

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

      PERIOD FROM APRIL 19, 1995 (DATE OF INCEPTION) TO DECEMBER 31, 1999

                                                  NUMBER OF   NUMBER OF   NUMBER OF
                                                  SERIES A     COMMON      COMMON     PREFERRED   COMMON     ADDITIONAL
                                                  PREFERRED    CLASS A     CLASS C      STOCK      STOCK      PAID-IN-
DESCRIPTION AND DATE OF TRANSACTION                SHARES      SHARES      SHARES     SERIES A    CLASS A     CAPITAL
-----------------------------------               ---------   ---------   ---------   ---------   -------    ----------
Sale of Class A common stock to KCI Long
 Distance, Inc. -- November 1, 1995 (Note 7)....        --           10       --         $--       $ --     $         --
                                                   -------    ---------      ---         --        ----     ------------
Balance December 31, 1995.......................        --           10       --         --          --               --
Stock dividend on Class A common stock -- July
 31, 1996 (Note 7)..............................        --    1,469,490       --         --         147               --
Issuance of Class A common stock -- August 23,
 1996 (Note 7)..................................        --    1,262,500       --         --         126               --
Sale of Class C common stock -- August 23,
 1996...........................................        --           --        2         --          --                2
Issuance of compensatory Class A common stock
 warrants -- September and November 1996........        --           --       --         --          --           85,041
Issuance of detachable Class A common stock
 warrants -- September 1996.....................        --           --       --         --          --          612,224
Net loss........................................        --           --       --         --          --               --
                                                   -------    ---------      ---         --        ----     ------------
Balance December 31, 1996.......................        --    2,732,000        2         --         273          697,267
Issuance of compensatory Class A common
 stock -- February 7, 1997......................        --        7,500       --         --           1          123,749
Issuance of detachable Class A common stock
 warrants -- December 1997......................        --           --       --         --          --          654,593
Exchange of Class A common stock for Class C
 common stock -- December 10, 1997..............        --          (98)      98         --          --               --
Net loss........................................        --           --       --         --          --               --
                                                   -------    ---------      ---         --        ----     ------------
Balance December 31, 1997.......................        --    2,739,402      100         --         274        1,475,609
Issuance of detachable Class A common stock
 warrants -- January through September 1998.....        --           --       --         --          --        4,931,342
Current return on Class A common stock (Note
 7).............................................        --           --       --         --          --               --
Issuance of compensatory non-qualified stock
 options -- April 1, 1998 (Note 8)..............        --           --       --         --          --        5,999,000
Sale of Class A common stock -- November 10,
 1998...........................................        --       83,334       --         --           8       10,000,072
Net loss........................................        --           --       --         --          --               --
                                                   -------    ---------      ---         --        ----     ------------
Balance December 31, 1998.......................        --    2,822,736      100         --         282       22,406,023
Current return on Class A common stock January
 through December 1999 (Note 7).................        --           --       --         --          --               --
Sale of Class A common stock -- February through
 June 1999......................................        --      309,826       --         --          31       36,608,876
Issuance of detachable Class A common stock
 warrants -- April, May, and September 1999.....        --           --       --         --          --       11,462,121
Issuance of compensatory non-qualified stock
 options -- April through December 1999 (Note
 8).............................................        --           --       --         --          --       61,937,615
Amortization of deferred stock compensation
 (Note 8).......................................        --           --       --         --          --               --
Exercise of Class A common stock warrants --
 June 25, 1999 and December 1, 1999.............        --       20,484       --         --           2          148,288
Issuance of Class A common stock upon conversion
 of long-term debt -- June 30, 1999 (Note 7)....        --      208,334       --         --          21       25,000,059
Issuance of Class A preferred stock -- September
 9, 1999........................................   404,576           --       --         40          --       37,889,156
Current return on Series A preferred stock --
 September through December 1999 (Note 7).......        --           --       --         --          --          986,678
Issuance of Class A common stock in satisfaction
 of portion of current return -- October through
 November 1999 (Note 7).........................        --       21,620       --         --           2        2,161,998
Net loss........................................        --           --       --         --          --               --
                                                   -------    ---------      ---         --        ----     ------------
Balance December 31, 1999.......................   404,576    3,383,000      100         $40       $338     $198,600,814
                                                   =======    =========      ===         ==        ====     ============

                                                                    DEFICIT
                                                                  ACCUMULATED
                                                    DEFERRED      DURING THE
                                                     STOCK        DEVELOPMENT
DESCRIPTION AND DATE OF TRANSACTION               COMPENSATION       STAGE          TOTAL
-----------------------------------               ------------    -----------       -----
Sale of Class A common stock to KCI Long
 Distance, Inc. -- November 1, 1995 (Note 7)....  $         --   $          --   $         --
                                                  ------------   -------------   ------------
Balance December 31, 1995.......................            --              --             --
Stock dividend on Class A common stock -- July
 31, 1996 (Note 7)..............................            --              --            147
Issuance of Class A common stock -- August 23,
 1996 (Note 7)..................................            --              --            126
Sale of Class C common stock -- August 23,
 1996...........................................            --              --              2
Issuance of compensatory Class A common stock
 warrants -- September and November 1996........            --              --         85,041
Issuance of detachable Class A common stock
 warrants -- September 1996.....................            --              --        612,224
Net loss........................................            --      (1,291,332)    (1,291,332)
                                                  ------------   -------------   ------------
Balance December 31, 1996.......................            --      (1,291,332)      (593,792)
Issuance of compensatory Class A common
 stock -- February 7, 1997......................            --              --        123,750
Issuance of detachable Class A common stock
 warrants -- December 1997......................            --              --        654,593
Exchange of Class A common stock for Class C
 common stock -- December 10, 1997..............            --              --             --
Net loss........................................            --      (5,393,940)    (5,393,940)
                                                  ------------   -------------   ------------
Balance December 31, 1997.......................            --      (6,685,272)    (5,209,389)
Issuance of detachable Class A common stock
 warrants -- January through September 1998.....            --              --      4,931,342
Current return on Class A common stock (Note
 7).............................................            --        (302,383)      (302,383)
Issuance of compensatory non-qualified stock
 options -- April 1, 1998 (Note 8)..............            --              --      5,999,000
Sale of Class A common stock -- November 10,
 1998...........................................            --              --     10,000,080
Net loss........................................            --     (34,956,969)   (34,956,969)
                                                  ------------   -------------   ------------
Balance December 31, 1998.......................            --     (41,944,624)   (19,538,319)
Current return on Class A common stock January
 through December 1999 (Note 7).................            --      (6,299,396)    (6,299,396)
Sale of Class A common stock -- February through
 June 1999......................................            --              --     36,608,907
Issuance of detachable Class A common stock
 warrants -- April, May, and September 1999.....            --              --     11,462,121
Issuance of compensatory non-qualified stock
 options -- April through December 1999 (Note
 8).............................................   (61,937,615)             --             --
Amortization of deferred stock compensation
 (Note 8).......................................     2,686,442              --      2,686,442
Exercise of Class A common stock warrants --
 June 25, 1999 and December 1, 1999.............            --              --        148,290
Issuance of Class A common stock upon conversion
 of long-term debt -- June 30, 1999 (Note 7)....            --              --     25,000,080
Issuance of Class A preferred stock -- September
 9, 1999........................................            --              --     37,889,196
Current return on Series A preferred stock --
 September through December 1999 (Note 7).......            --        (986,678)            --
Issuance of Class A common stock in satisfaction
 of portion of current return -- October through
 November 1999 (Note 7).........................            --              --      2,162,000
Net loss........................................            --     (62,874,438)   (62,874,438)
                                                  ------------   -------------   ------------
Balance December 31, 1999.......................  $(59,251,173)  $(112,105,136)  $ 27,244,883
                                                  ============   =============   ============

    The accompanying notes are an integral part of the financial statements.

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           YEAR ENDED DECEMBER 31,                CUMULATIVE
                                                 -------------------------------------------    FROM INCEPTION
                                                         1997           1998            1999   (APRIL 19, 1995)
                                                         ----           ----            ----   ----------------
OPERATING ACTIVITIES
Net loss.......................................  $ (5,393,940)  $(34,956,969)  $ (62,874,438)   $(104,516,679)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation.................................        93,789      1,458,913       4,154,672        5,707,917
  Amortization of intangible assets............       226,812        278,135         432,589          937,702
  Amortization of deferred financing costs.....        41,551      2,140,780       8,434,519       10,646,886
  Amortization of discount on notes payable....        50,353      3,645,825      13,138,451       17,222,824
  Provision for losses on accounts
    receivable.................................        50,000        135,002         306,427          491,429
  Minority interest............................      (379,425)            --              --         (500,000)
  Equity interest in loss of unconsolidated
    investee...................................            --         82,837         629,741          712,578
  Cumulative effect adjustment from adoption of
    new accounting standard....................            --      1,323,930              --        1,323,930
  Issuance of compensatory common stock and
    warrants...................................       123,750             --              --          161,125
  Amortization of compensatory stock options...            --      5,999,000       2,686,442        8,685,442
  Issuance of notes payable in lieu of interest
    payments (Note 4)..........................       353,864      5,317,595              --        5,671,459
  Restricted cash deposit......................            --       (250,000)       (100,000)        (350,000)
  Net increase (decrease) in cash caused by
    changes in operating assets and
    liabilities:
    Accounts receivable........................      (697,568)      (695,386)     (1,524,568)      (2,924,484)
    Due (to) from affiliated companies.........       499,168        (45,877)       (347,595)        (319,455)
    Prepaid expenses and other current
      assets...................................      (185,819)      (641,268)     (1,164,699)      (2,022,631)
    Other receivables..........................    (6,000,000)     6,000,000              --               --
    Due from Telergy East LLC..................            --     (2,364,775)      2,023,567         (341,208)
    Unearned fiber lease revenue...............    10,000,000       (229,885)        616,170       10,386,285
    Accounts payable, accrued expenses and
      other current liabilities................       799,607     (1,961,721)     (1,162,203)      (2,172,762)
                                                 ------------   ------------   -------------    -------------
Net cash used in operating activities..........      (417,858)   (14,763,864)    (34,750,925)     (51,199,642)
INVESTING ACTIVITIES
Additions to property and equipment............   (22,672,771)   (31,818,688)   (103,595,771)    (158,444,037)
Additions to intangible assets and other
  deferred costs...............................    (2,065,833)    (2,936,337)       (434,169)      (6,020,131)
Investment in Telergy East LLC.................            --     (2,364,776)     (1,588,407)      (3,953,183)
                                                 ------------   ------------   -------------    -------------
Net cash used in investing activities..........   (24,738,604)   (37,119,801)   (105,618,347)    (168,417,351)
FINANCING ACTIVITIES
Proceeds from notes payable....................     9,025,000     48,104,140      91,296,665      150,785,829
Payment of notes payable.......................    (2,360,024)    (8,880,000)   (139,545,805)    (150,785,829)
Proceeds from long-term and convertible debt...    20,000,000      5,114,844     174,595,415      199,710,259
Payment on long-term debt and capital lease
  obligations..................................       (42,530)      (134,555)    (52,802,104)     (52,979,189)
Payment of debt financing costs................      (448,161)    (2,563,303)    (11,790,609)     (14,802,073)
Issuance of common stock.......................            --     10,809,480      36,757,197       47,566,952
Issuance of preferred stock....................            --             --      39,898,596       39,898,596
Minority interest capital contribution.........            --             --              --          500,000
                                                 ------------   ------------   -------------    -------------
Net cash provided by financing activities......    26,174,285     52,450,606     138,409,355      219,894,545
                                                 ------------   ------------   -------------    -------------
Net increase (decrease) in cash................     1,017,823        566,941      (1,959,917)         277,552
Cash and cash equivalents at beginning of
  period.......................................       652,705      1,670,528       2,237,469               --
                                                 ------------   ------------   -------------    -------------
Cash and cash equivalents at end of period.....  $  1,670,528   $  2,237,469   $     277,552    $     277,552
                                                 ============   ============   =============    =============

    The accompanying notes are an integral part of the financial statements.

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  GENERAL

     Telergy, Inc. ("Telergy" or "the Company"), formerly KCI Network Services, Inc. and Niatel, Inc., was formed on April 19, 1995 for the purpose of developing and marketing telecommunications, energy and energy management services and products. Telergy commenced operations in 1996 and is in the development stage as it has devoted most of its efforts to activities such as financial planning, raising capital, acquiring rights of way, installing its fiber optic network, recruiting and training personnel, and developing its markets.

     For purposes of segment reporting, the Company operates in the telecommunications industry.

  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Telergy and its majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

     Telergy East LLC, which is 50% owned by Telergy, Inc., is an unconsolidated investee. The Company's investment in Telergy East LLC is stated at cost less the Company's portion of the accumulated losses since formation. The Company's share of the loss of the unconsolidated investee is included in consolidated net loss using the equity method. See Note 17 for summarized financial and other information on Telergy East LLC.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  PROPERTY, EQUIPMENT AND CAPITALIZED INTEREST

     Property and equipment is recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the various assets, ranging from 5 to 40 years. Maintenance and repairs are charged to operations as incurred. Property and equipment recorded under capital leases is included with the Company's owned assets. Amortization of assets recorded under capital leases is included in depreciation expense.

     Network construction costs, including interest during construction, are capitalized. Total interest costs, including the amortization of financing costs, incurred in 1997, 1998, and 1999 was approximately $4,785,000, $15,244,000 and $34,482,024, respectively. Interest capitalized in the years ended December 31, 1997, 1998 and 1999 was approximately $4,131,000, $409,000 and $5,220,000, respectively.

     In accordance with FASB Statement 121, the Company reviews its long-lived assets by comparing the undiscounted cash flows estimated to be generated by those assets with the related carrying amount of the assets. Upon an indication of impairment, a loss is recorded if the discounted cash flows projected for the assets are less than the assets' carrying value.

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  INTANGIBLE ASSETS AND OTHER DEFERRED COSTS

     Prior to 1998 certain costs incurred in connection with organization and development of the fiber network, including costs associated with negotiating rights-of-way, obtaining legal and regulatory authorizations, and developing network design, were deferred, and were to be amortized over a five year period. As the result of the adoption of a new accounting standard the costs at December 31, 1997 of $1,323,930 were charged to expense as a cumulative effect of an accounting change. See "Adoption of New Accounting Standard" below.

     The acquisition cost of customer accounts and Telergy service mark obtained from a related party, KCI Long Distance, Inc., have been deferred and are being amortized over 5 years. Acquisition costs of customer accounts and service mark at December 31, 1998 and 1999 were $1,582,403 and $1,299,302, with accumulated amortization of $502,962 and $649,581, respectively. During 1999 the Company wrote-off the unamortized balance of $132,000 relating to service lines discontinued in 1999.

     Costs incurred in connection with obtaining financing have been deferred and are being amortized as interest expense over the terms of the related debt agreements. Deferred costs relating to financing at December 31, 1998 and 1999 were $2,521,443 and $5,874,963, with accumulated amortization of $1,781,431 and $428,861, respectively.

     Costs incurred in connection with obtaining certain rights of way have been deferred and are being amortized over the terms of the related agreements. Deferred costs relating to rights of way at December 31, 1998 and 1999 were $2,576,100 and $3,010,269, respectively, with accumulated amortization of $1,655 and $4,524, at December 31, 1998 and 1999, respectively. During 1998 the Company paid $2,500,000 to Consolidated Edison Communications, Inc. in connection with the Company's nonexclusive right to use certain Consolidated Edison Co. of New York, Inc. conduit and facilities.

  ADOPTION OF NEW ACCOUNTING STANDARD

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, Reporting the Costs of Start-Up Activities, which requires that costs related to start-up activities be expensed as incurred. Prior to 1998, the Company capitalized certain deferred development costs as described above. The Company adopted the provisions of the SOP in its financial statements for the year ended December 31, 1998. The effect of adoption of SOP 98-5 was to increase loss from continuing operations in 1998 by $1,272,572 ($0.46 per share) and to record a charge for the cumulative effect of an accounting change of $1,323,930 ($0.48 per share), to expense costs that had been previously capitalized.

  EARNINGS PER SHARE

     Basic earnings per share are based on the average number of common shares outstanding. Diluted earnings per share include any dilutive effect of stock options and warrants. For the periods presented, diluted loss per share is the same as the basic calculation as any stock options and warrants outstanding would be antidilutive. Stock options for the purchase of 0, 100,000 and 518,500 shares of Class A common stock at December 31, 1997, 1998, and 1999, respectively, and warrants for the purchase of 225,024, 542,152 and 1,280,959 shares of Class A common stock at December 31, 1997, 1998 and 1999, respectively, were excluded from the computation of diluted loss per common share because inclusion of these items would be antidilutive.

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  RECOGNITION OF REVENUE

     The Company recognizes service revenue in the month services are provided. Service revenue is currently primarily derived from the resale of long distance and local telephone service and from calling cards issued to Niagara Mohawk Power Corporation ("NMPC") employees. Amounts billed in advance of the service month are recorded as deferred revenue.

     Grants of indefeasible rights of use, or IRUs, of constructed but unlit fiber, or dark fiber, in exchange for cash, are accounted for as operating leases, unless title to the fibers transfers to the lessee, in which case sales-type lease accounting would be used. Operating lease accounting requires that the cash received is recognized as revenue over the term of the IRU. In accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 43, "Real Estate Sales, an interpretation of Statement of Financial Accounting Standards ("SFAS") No. 66," issued in June 1999, dark fiber is considered integral equipment and accordingly title must transfer to a lessee in order for a lease transaction to be recorded as a sale-type lease. All IRUs entered into by the Company as of December 31, 1999 are accounted for as operating leases since title to the fiber does not transfer to the lessee.

     Revenues on contracts for maintenance of networks are deferred and amortized on a straight-line basis over the lives of the related contracts.

     The Company currently utilizes Bell Atlantic for resale of local telephone service and MCI WorldCom Network Services for resale of long distance telephone service.

  INCOME TAXES

     The Company provides for income taxes in accordance with the liability method as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade accounts receivables. At December 31, 1998, six customers comprised approximately 30% of the accounts receivable balance. At December 31, 1999, five customers comprise approximately 12% of the accounts receivable balance. The Company performs credit evaluations on customers prior to providing services. The Company has not experienced significant losses from sales to any of its significant customers.

     There were no individually significant customers in 1999 or 1998. However, nine customers accounted for approximately 30% of service revenue in 1998 and approximately 21% of service revenue in 1999, respectively.

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  RECENT ACCOUNTING STANDARDS

     The FASB issues SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard as amended, will be effective for the Company beginning January 1, 2001. This standard requires that all derivatives be recognized, at fair value, as assets or liabilities in the balance sheet. The Company does not believe it has any current transactions that would require accounting and reporting under SFAS No. 133.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." The Company does not believe that the requirements of SAB No. 101 will have any effect on or require any adjustments to the Company's results of operations and financial position.

  RECLASSIFICATION

     Certain prior year amounts have been reclassified to conform to the 1999 presentation.

2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                          DEPRECIABLE           DECEMBER 31,
                                             LIVES       ---------------------------
                                          (IN YEARS)        1998            1999
                                          -----------    -----------    ------------
Land....................................                 $   804,066    $    872,840
Buildings...............................      40           8,099,111      15,303,064
Furniture and fixtures..................      7            1,362,615       3,116,518
Computer and office equipment...........      5            2,337,207      27,480,513
Telecommunications equipment............      7            3,433,534      11,237,149
Leasehold improvements and other........  5 to 6 or          200,041       1,800,557
                                          lease term
Telecommunication network...............      20          35,488,802      52,345,031
Electronic and related equipment........      7            4,307,290      14,011,753
Networks-in-process.....................     not          20,029,895      81,344,826
                                          applicable
                                                         -----------    ------------
                                                          76,062,561     207,512,251
Less: Accumulated depreciation and
  amortization..........................                  (1,553,243)     (5,706,721)
                                                         -----------    ------------
                                                         $74,509,318    $201,805,530
                                                         ===========    ============

     Included in property and equipment is approximately $1,000,000 and $25,200,000 at December 31, 1998 and 1999, respectively, of various equipment obtained under capital lease arrangements. Accumulated amortization on these assets is approximately $200,000 and $1,050,000, respectively, at December 31, 1998 and 1999. Amortization expense is included with depreciation.

3. NOTES PAYABLE

     There were no outstanding agreements for demand notes payable or lines of credit as of December 31, 1999.

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Notes payable at December 31, 1998 and their disposition in 1999 are described below:

     Promissory notes to individual investors totaling $9,795,000. The notes bore interest at an annual stated rate of 12% (effective rate) which was payable upon the original maturity date of the notes, December 31, 1998. The effective interest rate, which includes incurred interest and amortization of the discount on warrants issued in connection with the promissory notes, was 46% in 1998. The Company extended the maturity date of the notes to March 4, 1999 at which time they were paid in full. Interest on the notes during the extension period was at an annual rate of 20%. In conjunction with the promissory notes, the Company also issued common stock warrants in 1997 and 1998 to the note holders (see Note
7).

     Working capital line of credit with a bank, due on demand and secured by accounts receivable, up to the lesser of $750,000 or 75% of eligible trade accounts receivable. The line bore interest at an annual rate of prime plus 1.75%. The Company had drawn $600,000 on the line at December 31, 1998. The outstanding balance on the working capital line was paid in full and terminated in 1999.

     Line of credit with Mastec North America, Inc. ("Mastec"), under financing agreement dated May 1998, of up to $50 million. The financing available was used by the Company primarily to fund services, materials, and equipment provided or rendered by Mastec and its subcontractors in connection with the network construction. Originally, the outstanding principal balance of the available financing drawn in each calendar year, together with all accrued interest thereon, was to be repaid in full by April 30 of the following year. At December 31, 1998 the Company had drawn $37,854,140 on the line. The borrowings under the facility were secured by a second lien security interest in shares of the Company's Class A and Class C common stock owned by two principal stockholders and by the personal guaranty of these stockholders. Certain borrowings were also secured by telecommunications equipment. The interest rate on these borrowings was at an annual stated rate of 15%. The effective interest rate, which includes incurred interest and amortization of the discount on warrants issued in connection with the notes payable, was 23% in 1998 and 56% in 1999. The outstanding principal amount of approximately $37.7 million and interest amount of approximately $800,000 was paid in full in September 1999 and the line of credit agreement was terminated.

     In conjunction with the financing agreement, during 1998, the Company issued Mastec warrants to acquire 156,250 shares of the Company's Class A common stock at an exercise price of $60 per share. As consideration for extending the repayment date of the outstanding balance, the Company issued additional warrants to Mastec to acquire 15,000 shares of the Company's Class A common stock at $60 per share. Also during 1999 the warrants issued in 1998 were terminated, and new warrants to purchase 156,250 shares of the Company's Class A common stock at an exercise price of $60 per share were issued. All of the warrants are fully exercisable by Mastec and expire on May 31, 2004. In connection with the issuance of the warrants, discounts on the financing agreements of $2,429,688 and $10,217,125 were recorded in 1998 and 1999, respectively. Since the entire outstanding balance was repaid in 1999 and the line of credit agreement was terminated, the entire unamortized discount was charged to interest expense in 1999. The charge to interest expense in connection with the Mastec warrants was $539,931 and $12,106,882 in 1998 and 1999, respectively.

     The Vice Chairman, President and Chief Executive Officer of Mastec became a Director of Telergy in September 1999.

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The weighted average effective interest rate on short-term borrowings was 13%, 30%, and 45% in 1997, 1998 and 1999, respectively, these rates include incurred interest and amortization of the discount on warrants issued in connection with the notes payable.

4. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt and capital lease obligations consist of the following:

                                                               DECEMBER 31
                                                       ----------------------------
                                                          1998            1999
                                                          ----            ----
Credit Facility (see below)..........................  $        --    $ 126,000,000
Master Equipment Lease Agreement (see below).........           --       23,789,045
Nortel Credit Agreement (see below)..................           --               --
Senior secured note (see below)......................   27,692,752               --
Mortgage note payable to bank in monthly installments
  of approximately $49,000, commencing February 1,
  1999 through December 31, 2002, including interest
  at a prime rate plus one-half percent. (Prime rate
  at December 31, 1999 was 8.5%.) Lump sum payment of
  approximately $4.2 million due January 1, 2003.
  Loan is secured by certain property and
  equipment..........................................    5,000,000        4,853,010
Capital lease obligations due in monthly installments
  through 2004. Obligations are secured by the
  related leased property............................      878,651        1,804,797
Other................................................       99,532          207,538
                                                       -----------    -------------
                                                        33,670,935      156,654,390
Less current portion.................................     (370,656)    (131,648,297)
Less discount attributable to warrants...............           --         (213,428)
                                                       -----------    -------------
                                                       $33,300,279    $  24,792,665
                                                       ===========    =============

     The credit facility is with a syndicate of financial institutions led by Bank of America, N.A. The facility, which originally provided for borrowings up to $175 million, and was subsequently increased to $200 million in March 2000, was entered into on November 19, 1999, the closing date. As noted above, the total amount of advances outstanding at December 31, 1999 is $126 million. At April 27, 2000 the outstanding balance of the facility was $178 million. The revolving credit facility bears interest at a rate equal to LIBOR plus 4% (the "LIBOR rate") or an alternate base rate (the higher of the bank's prime rate plus 3% or the federal funds rate plus 3.5%). At December 31, 1999, the Company was charged interest at the LIBOR rate of 10.2%. The facility matures and is payable in full on November 19, 2002, three years after the closing date. The facility was amended on April 27, 2000 and under the terms of the amendment the Company is required to raise a minimum of $200 million through an initial public offering of its common stock or through the issuance of public debt by September 30, 2000 to remain in compliance with a covenant of the facility. Since the Company has not completed an initial public offering or issued public debt as of April 27, 2000, the entire balance of the credit facility has been recorded as a current liability in the accompanying balance sheet. The credit facility contains various other restrictive covenants, including cross defaults to certain other indebtedness. The facility is guaranteed by the Company and some of its subsidiaries and is also secured by a first priority security interest in all capital stock of the Company's wholly owned subsidiaries,

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

except for Telergy Canada, and by substantially all assets and properties owned by the Company's wholly owned subsidiaries except for Telergy Canada and Telergy Central.

     The Company entered into a credit agreement dated February 26, 1999, providing two advancing term loan facilities with Nortel Networks Inc., a $30 million and a $15 million loan. The $30 million advancing term loan is to finance a portion of the Company's costs to purchase Nortel goods and services. The $15 million advancing term loan was used for general corporate purposes. The Company can elect to be charged interest at either a base rate or eurodollar rate. The Company borrowed $5,333,000 on the $30 million facility in 1999 and paid off this borrowing plus incurred interest in 1999, therefore no advances are outstanding at December 31, 1999. Amounts outstanding under the $30 million facility are repayable in twelve quarterly installments. If not previously repaid, principal outstanding under the $30 million facility is repayable on the sixth anniversary of the earlier of (a) the third anniversary of the date of the credit agreement (February 26, 1999) or (b) the date the facility becomes fully drawn. The Company borrowed the entire amount of the $15 million facility in 1999 and paid off this balance along with interest in 1999 and the facility was terminated. Nortel is granted a lien by the Company in all Nortel network equipment purchased and financed under the agreement. The credit agreement for this facility contains various covenants.

     The credit agreement with Nortel was simultaneously entered into along with a master purchase agreement with Nortel. The Company committed to purchase products and/or services from Nortel in the aggregate amount of $30 million. The products are to be purchased under the terms and conditions of the purchase agreement and the financing associated with such purchase shall be governed by the credit agreement. The purchase agreement is effective for a term of three years from the effective date of the agreement.

     On September 15, 1999, the Company entered into a Master Equipment Lease Agreement with GATX Telecom Investors I, L.L.C., a financing syndicate including GATX. The agreement provides for a total commitment of $35 million, with a commitment termination date of September 15, 2000. Only $25 million of the commitment is available unless and until the Company receives gross proceeds of at least $200 million from the sale of debt securities. As of December 31, 1999, the Company had drawn $24,933,913 under four separate leases covered by the lease agreement. An interim payment was made for the period from the lease date to December 31, 1999. Scheduled payments on the four leases are due quarterly with a final payment due on January 1, 2004. The computed interest rate under the four leases is 13.7%. The Agreement includes specific financial and operating covenants. The lease commitments are secured by the equipment and software financed under the agreement. In connection with the lease agreement, the Company paid an origination fee of $270,000 in 1999. This fee is recorded as deferred financing costs and is amortized over the lease term. The unamortized cost at December 31, 1999 associated with the origination fee is $254,118.

     The Company, in connection with the Master Equipment Lease Agreement, also issued warrants to the syndicate to acquire 14,583 shares of the Company's Class A common stock at an exercise price of $120 per share. The warrants are fully exercisable and expire at the later of (a) seven years after the date of grant, or (b) three years after the closing of the Company's initial public offering of its Common Stock. The warrants were valued at $226,766, which is recorded as a discount to the outstanding lease balance and is being amortized over the lease term. The unamortized discount at December 31, 1999 associated with the issuance of the warrants is $213,428.

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In conjunction with a note purchase agreement, on February 20, 1997 and as subsequently amended, Telergy issued a $20 million senior secured note to Hyperion Telecommunications of New York ("Hyperion") due January 20, 2000. Interest was payable semiannually at an annual rate of 22.5%. On interest payment dates occurring in the years 1997, 1998 and 1999, the agreement permitted Telergy to either make cash interest payments or issue additional notes equal to the interest payment. In 1997, 1998 and 1999, Telergy issued additional notes of $2,375,156, $5,317,596 and $3,115,435 in lieu of cash interest payments. The outstanding balance on the note, including the additional amount for interest, of approximately $30,808,000 was paid in full in 1999.

     On April 6, 1998 and August 12, 1998 the Company, in connection with the Hyperion senior secured note, entered into a binding letter agreement and supplemental agreement with Hyperion whereby Hyperion waived certain mandatory prepayment provisions of the senior secured note in order to allow the Company to draw $15,000,000 on a financing arrangement with Mastec to fund certain construction and right-of-way costs. In consideration for the waiver, the Company agreed to provide Hyperion 24 fiber strands in future routes to be constructed by the Company through Portland, Maine to Boston, Massachusetts and to Montreal, Canada at a stated cost per mile plus a proportionate share of the fiber cost. Hyperion will be granted either an exclusive lease or an irrevocable right to use such fiber strands for a total term equal to twenty years plus any renewal periods obtained by the Company.

     On November 10, 1998 the Company, in connection with the Hyperion senior secured note, entered into a binding letter agreement with Hyperion whereby Hyperion waived certain mandatory prepayment provisions of the senior secured note to allow the Company to sell $30 million of common stock in a private placement. In consideration for the waiver, the Company agreed to provide Hyperion the following: At Hyperion's sole option, either 1) access to four dark strands of fiber at no additional charge to Hyperion or 2) access to the 24 fiber strands described in the preceding paragraph for Hyperion at a stated cost per mile plus a proportionate share of the materials cost of Hyperion's fiber strands in the Montreal and Portland networks planned to be built and the Washington and Toronto networks in the event they are built. Hyperion also receives access to four dark fiber strands at no additional charge to Hyperion in a certain New York City fiber ring. Hyperion will be granted either exclusive lease access to and use of such fiber strands or an irrevocable right to use
(IRU) such fiber stands for a total term equal to the sum of a minimum of twenty years, plus any additional longer term available to the Company plus all renewals available to the Company.

     On January 1, 1997 Telergy acquired equipment under capital lease obligations with an unamortized cost and related liability balance of $91,199 from KCI Long Distance, Inc. The Company entered into additional capital lease obligations totaling $375,729 in 1997 and $573,766 in 1998 for the acquisition of equipment. The leases have terms of five years and require monthly payments ranging from $291 to $2,837.

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Annual maturities of long-term debt and capital lease obligations at December 31, 1999 are as follows:

2000........................................................  $  5,648,297
2001........................................................     6,334,614
2002........................................................   132,921,634
2003........................................................    11,653,024
2004........................................................        96,821
                                                              ------------
                                                              $156,654,390
                                                              ============

     Interest paid, net of amounts capitalized, in 1997, 1998 and 1999 was $281,075, $1,359,691 and $22,519,414, respectively.

5. TELERGY CENTRAL LLC

     Telergy, Inc. and Niagara Mohawk Energy, Inc. (NME) entered into a joint venture agreement, effective January 16, 1996, to form Telergy Joint Venture ("Joint Venture"). Joint Venture was formed in conjunction with the execution of a Right of Occupancy agreement with Niagara Mohawk Power Corporation (NMPC) (see
Note 6). Telergy, Inc. and NME have a 75% and 25% equity ownership, respectively. For the first two years Telergy, Inc. committed to fund the capital necessary to complete the construction of the network and any other expenditures necessary to establish the business of the Company for its interest in Joint Venture. NME made a $500,000 cash capital contribution in 1996 in connection with the agreement. In addition to the equity share, NME was granted an Indefeasible Right of Use (IRU) in 25% of the total capacity (lit capacity and dark fiber) of the Upstate New York network. Profits and losses are allocated based on the equity ownership interests.

     On April 24, 1998 Joint Venture, pursuant to an operating agreement between Telergy and NME, was converted to a limited liability company named Telergy Central LLC ("Central"). Telergy and NME continue to have membership percentages of 75% and 25%, respectively, and NME continues to have an IRU in 25% of the total capacity of the Upstate New York network, subject to certain marketing limitations. The initial capital of Central is equal to the capital of Joint Venture at the date of conversion. Subsequent to the conversion date, any additional capital contributions deemed necessary shall first be made by Telergy in the form of loans to Central of up to $100 million. Additional capital contributions required in excess of $100 million will be made by Telergy and NME proportionate to their membership percentages.

     Telergy and NME also on April 24, 1998 entered into a conversion rights agreement which provides for the conditions and terms by which NME would sell its membership interest in Central and its IRU to Telergy in the event of an initial public equity offering or other financial offering by Telergy. The conversion rights agreement also contains provisions which grant NME certain rights to purchase shares of Telergy common stock or equivalent in conjunction with the transaction.

6. RIGHT OF OCCUPANCY AGREEMENT

     On February 2, 1996 and as modified on September 25, 1997, Central entered into a Right of Occupancy agreement with NMPC. The agreement grants Central a non-exclusive right of occupancy in NMPC right of way, towers, conduit and other facilities for the construction, installation, operation, and maintenance of a backbone fiber network, local loops, and spurs, and

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

conveys certain capacity and fiber strands in upstate New York without recurring fees. NMPC granted to Telergy access to 16 strands from Scriba, New York to Clay, New York and 8 strands from Black River, New York to Lighthouse, New York in certain portions of NMPC's network.

     The agreement has an initial term of 25 years and contains provisions for two consecutive extension periods of 10 years each, exercisable at Central's option. In consideration of the granting of the right of occupancy, as modified, Central shall provide NMPC with lit fiber in the amount of five OC-3's of network capacity along the entire backbone route. This capacity shall be proportionately increased for any subsequent technological improvements or extensions that increase the original network capacity. Central must also make available for NMPC's use, at no cost to NMPC, two dark fiber strands between two NMPC facilities in the Buffalo, New York area. Additionally, NMPC shall be entitled to use four fiber optic telecommunication strands anywhere in Central's facilities that are installed in NMPC's right of way including the backbone network and any local loops or spurs at no cost to NMPC. NMPC may not use the fiber to compete with Telergy in New York State, and if NMPC desires to sell the fiber to third parties, Telergy has the right of first refusal. The Right of Occupancy agreement was approved by the New York State Public Service Commission on July 8, 1996. The modification was approved on October 27, 1997.

7. STOCKHOLDERS' EQUITY, WARRANTS AND REDEEMABLE STOCK

     Telergy was incorporated on April 19, 1995 as a subsidiary of KCI Long Distance, Inc. On August 23, 1996, KCI Long Distance, Inc., through a transaction qualifying under Internal Revenue Code Section 355, distributed all 1,469,500 shares of Telergy Class A common stock it held and owned to its stockholders. Telergy also issued on August 23, 1996 1,262,500 shares of Class A common stock as founders stock. Also, in connection with this transaction, Telergy was recapitalized in 1996 to change the authorized common stock from 200 no par shares to 3,000,000 shares consisting of 2,999,998 shares, par value $.0001, of Class A common stock and 2 shares, par value $.0001, of Class C common stock. In November 1997, the authorized common stock was increased to 10,000,000 shares, consisting of 9,999,900 shares, par value $.0001, of Class A common stock and 100 shares, par value $.0001, of Class C common stock. In September 1999 the authorized common stock was increased to 13,000,000 shares, consisting of 9,999,900 shares, par value $.0001, of Class A common stock, 100 shares, par value $.0001, of Class C common stock and 3,000,000 shares, par value $.0001 of preferred stock.

     In September 1999 the Company received approximately $40,000,000 from Global Crossing, in exchange for the issuance of 404,576 shares of Company Series A preferred stock and 564,227 warrants to purchase Company Class A common stock at $98.87 per share. The Series A preferred stock is non voting except for certain limited matters effecting their shares and has liquidation preferences over all common stock, for its stated value including all accrued and unpaid dividends. In the event that the Company is to purchase or redeem any of the outstanding Class A common stock pursuant to contractual obligations, the Company will be required to offer to redeem a like amount of Series A preferred stock and accordingly, $809,400 has been recorded as redeemable preferred stock in the accompanying consolidated balance sheet. Also, the Series A preferred stock is redeemable at the Company's option on or after two years from the date of issuance and in certain other circumstances. The Series A Preferred stock has a dividend rate of 8% per annum and is payable quarterly in cash or through increases in the stated value of the Series A preferred stock, at the Company's option, except if the Company pays any of the Class A common stock dividend in cash, then the Company must also pay the Series A Preferred stock dividend in cash from the most recent dividend payment date to the

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

date of such dividend. In 1999 the Company declared and satisfied through an increase in the stated value, a preferred stock dividend of approximately $987,000.

     A Vice Chairman and Director of Global Crossing became a Director of Telergy in September 1999.

     During 1998 and 1999 the Company, in connection with private placements, sold 90,079 and 309,826 shares of Class A common stock for gross proceeds of approximately $10,809,000 and $37,179,000, respectively. The stock purchase agreements entered into by certain investors related to these shares contain provisions for the following returns: A current return will be paid at the rate of 20% per year on the purchase price of the shares. The current return is to be paid annually on the anniversary date of the stock purchase agreement until the earliest of two events occurs as discussed below. The current return can be paid in cash or additional shares of Class A common stock at the election of the Company. In connection with the private placements, the Company declared a dividend on the Class A common stock of approximately $6,299,000, of which the Company satisfied a portion, $2,162,000, with the issuance of additional Class A common stock. In addition to the current return, the Company may be required to pay the investors a capital return at the occurrence of the earlier of one of the following events: 1) The date following an initial public offering by the Company of Class A common stock when the investor is able to sell its shares in the public market. If the fair market value of the Company's stock at that date is less than $180 per share, then the Company will pay the investor a capital return equal to the difference between the fair market value per share and $180. The shortfall can be paid in cash or additional shares of Class A common stock at the election of the investor. 2) If an initial public offering of Class A common stock does not occur prior to November 1, 2001, then the investor may require the Company to repurchase its shares at a price of $180 per share. If the Company cannot obtain sufficient funds to repurchase the shares within six months of notice, the purchaser has the right to require the Company to register the shares.

     Subsequent to the sale of the 90,079 shares in 1998 as described in the preceding paragraph, on July 15, 1999, the stock purchase agreement for 83,334 of the shares acquired by a certain investor was amended to provide that in the event the shares are put back to the Company for repurchase, the Company, at its option, can effectuate the redemption by registering the investor's shares for sale to the public rather than paying cash.

     In connection with certain term promissory notes (see Note 3), in 1996, 1997 and 1998 Telergy issued warrants to purchase 143,041, 42,096 and 160,878 shares, respectively, of Telergy's Class A common stock. The warrants issued in 1996 have an exercise price of $16.50 per share and are exercisable through September 1, 2001. The warrants issued in 1997 and 1998 have an exercise price of $60 per share and are exercisable through December 31, 2002. The warrants are redeemable by Telergy at any time after the corresponding promissory notes are paid in full. These notes were paid in full during 1999. The redemption price is equal to the fair value of the common stock in excess of the warrant exercise price. The warrant exercise price is adjusted for subsequent stock dividends, splits and other common stock transactions effected at a price below the warrant exercise price. Telergy also in 1996 issued warrants to purchase shares of Class A common stock in exchange for consulting services as follows: 28,750 at an exercise price of $5 exercisable through August 31, 2001 and 11,137 at an exercise price of $16.50 exercisable through October 31, 2001. The Company, in 1998, issued warrants to acquire 156,250 shares of Class A common stock to Mastec as discussed in Note 3.

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     During 1999, due to a change in the warrant terms, the Mastec warrants issued in 1998 were terminated and new warrants to purchase 156,250 shares of Class A common stock were issued. Also in 1999 an additional 15,000 warrants to purchase Class A common stock were issued to Mastec. The Company also in 1999 issued 100,000 warrants in connection with the issuance of $25,000,000 of convertible debt which was subsequently converted into 208,334 shares of Class A common stock. The Company also in 1999 issued 65,481 warrants in connection with a credit facility and 14,583 warrants in connection with the Master Equipment Lease Agreement. All warrants issued during 1999 are exerciseable for shares of Company Class A common stock and have exercise prices of $60 (covering 271,250 shares), $98.87 (covering 564,227 shares) or $120 per share (covering 80,064 shares). The Company used the minimum value pricing model to estimate the fair value of the warrants and used assumptions consistent with the assumptions used for the stock option disclosures required under SFAS 123 and included in Note 8 to the consolidated financial statements. During 1999, 20,484 warrants were exercised at prices of $5 per share (19,650 warrants) and $60 per share (834 warrants) for 20,484 shares of Class A common stock, no warrants were exercised during 1998, 1997 or 1996. At December 31, 1997, 1998 and 1999 the Company has reserved 225,024, 542,152 and 1,280,959 shares, respectively, of authorized Class A common stock for issuance upon warrant exercise. Additional paid-in-capital has been recorded in 1996, 1997, 1998 and 1999 for the issuance of Company warrants and common stock for services based on the estimated minimum fair value or intrinsic value of the equity instrument.

8. STOCK OPTIONS

     The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its plan and recognizes non cash compensation charges related to the intrinsic value of stock options granted to employees. If the Company had elected to recognize compensation expense based upon the fair value of the stock option at the date of grant for awards under the plan, consistent with the methodology prescribed by SFAS 23, there would be no effect on the Company's net loss and net loss per common share since the fair value is equal to the intrinsic value.

     On April 1, 1998 the Company entered into an employment agreement with a certain executive whereby the Company granted the executive options to acquire 100,000 shares of the Company's common stock at an exercise price of $.01 per share. The options are fully exercisable and expire ten years from the date of the agreement. The Company in 1998 has recorded compensation expense and additional paid-in capital of $5,999,000 representing the fair value of these options. The agreement also gives the executive the right to put a portion of the shares of common stock, acquired from the exercise of the options, back to the Company for redemption beginning on April 1, 2001. The Company at its option can effectuate the redemption by registering the investors shares for sale to the public rather than paying cash. The redemption price is equal to forty percent of the fair market value of the shares on the date the option is exercised.

     In September 1999 the Company approved the 1999 Incentive Compensation Plan (the "Plan"). The purpose of the Plan is to attract, maintain and motivate highly qualified employees, officers, directors and consultants of the Company. The Company's Compensation Committee acting as the Plan's administrator determines award terms, possible awards could include incentive stock options, non-statutory stock options, stock appreciation rights, stock awards or

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

cash. At December 31, 1999 the Company has reserved 1,000,000 shares of Class A common stock for issuance under the plan and will automatically reserve additional shares as such to equal at least five percent of the issued and outstanding shares of Class A common stock.

     During 1999 the Company entered into several agreements whereby the Company granted 418,500 Class A common stock options with exercise prices of $0.01 per share. Included in this amount are 180,000 options that vest upon an initial public offering, change in control or certain executive approval. Since none of these events have occurred as of December 31, 1999, no expense has been recognized in connection with these options. The fair value of these options is approximately $21,600,000, this amount will be recorded to expense and an offsetting equal amount will be recorded to paid in capital at the occurrence of one of the three conditions stated above. These options expire on April 1, 2008. The remaining 238,500 options granted in 1999 have ten year lives, and vest over one to three year periods, with accelerated vesting for certain options upon an initial public offering.

     The fair value of the 100,000 and 418,500 options granted during 1998 and 1999, respectively approximated $5,999,000 and $83,540,000, respectively. The fair value of the options are estimated on the date of grant using the minimum value option-pricing method with the following assumptions; risk-free interest rates of 6% in 1998 and 7% in 1999 and expected lives of 3 years in 1998 and 1999. Total expense recognized for stock option awards approximated $5,999,000 and $2,686,000 for the years ended December 31, 1998 and 1999 respectively. The difference between the fair value of options granted in 1999 and the compensation cost recognized in 1999 is due to the vesting provisions of options which results in expense recognition over a period of up to three years or at the occurrence of specific events as described above.

     The following is a summary of stock option activity for 1998 and 1999:

                                                  1998                   1999
                                           -------------------    -------------------
                                                      WEIGHTED               WEIGHTED
                                                      AVERAGE                AVERAGE
                                                      EXERCISE               EXERCISE
                                           OPTIONS     PRICE      OPTIONS     PRICE
                                           -------    --------    -------    --------
Outstanding at the beginning of the
  year...................................       --                100,000     $0.01
Options granted..........................  100,000     $0.01      418,500     $0.01
                                           -------                -------
Outstanding at the end of the year.......  100,000     $0.01      518,500     $0.01
                                           =======                =======
Exercisable at December 31...............  100,000     $0.01      115,000     $0.01
                                           =======                =======

     The weighted-average remaining contractual life of options outstanding is
9.25 years and 8.88 years at December 31, 1998 and 1999, respectively.

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9. LOSS PER SHARE

     The loss per common share computations are based on the following table:

                                                   YEAR ENDED DECEMBER 31
                                          -----------------------------------------
                                             1997           1998           1999
                                          -----------   ------------   ------------
                                                       (IN THOUSANDS)
Numerator:
  Net loss..............................  $(5,393,940)  $(34,956,969)  $(62,874,438)
  Preferred stock dividend..............           --             --       (986,677)
                                          -----------   ------------   ------------
Numerator for loss per common share.....   (5,393,940)   (34,956,969)   (63,861,115)
Denominator:
                                          -----------   ------------   ------------
Weighted average shares outstanding.....    2,738,877      2,754,855      3,144,623
                                          ===========   ============   ============
Basic and diluted net loss per share....  $     (1.97)  $     (12.69)  $     (20.31)
                                          ===========   ============   ============

     The impact of outstanding stock options and warrants is not included in the above calculation of diluted loss per share since the impact of their inclusion would be antidilutive.

10. INCOME TAXES

     The components of the provision for federal and state income taxes are as follows:

                                                           1997     1998      1999
                                                           ----     ----      ----
Current tax expense -- state.............................  $931    $1,954    $2,991
Deferred tax expense.....................................    --        --        --
                                                           ----    ------    ------
Total income tax expense.................................  $931    $1,954    $2,991
                                                           ====    ======    ======

     A reconciliation of the statutory U.S. federal income tax rate to the effective income tax rate follows:

                                                              1997    1998    1999
                                                              ----    ----    ----
Statutory income tax rate...................................  (34)%   (34)%   (34)%
Deferred tax valuation allowance............................   34      34      34
                                                              ---     ---     ---
Effective tax rate..........................................   --      --      --
                                                              ===     ===     ===

     The Company has net operating loss carryforwards of approximately $82 million at December 31, 1999 which expire in 2011 through 2019. Future significant changes in ownership, as defined by Section 382 of the Internal Revenue Code, may result in an annual limitation of the net operating loss carryforward benefit. Income taxes paid amounted to $333, $1,941, and $3,066 in 1997, 1998 and 1999, respectively.

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                   1998            1999
                                               ------------    ------------
Deferred tax assets:
  Deferred revenue...........................  $         --    $    507,461
  Book over tax amortization.................     1,070,560         192,595
  Stock compensation.........................     2,279,620       2,953,050
  Bad debt reserve...........................        57,000          58,650
  Net operating loss carryforwards...........    12,851,780      27,879,658
                                               ------------    ------------
Gross deferred tax assets....................    16,258,960      31,591,414
Valuation allowance..........................   (15,923,821)    (30,849,848)
                                               ------------    ------------
Net deferred tax assets......................       335,139         741,566
Deferred tax liabilities:
  Tax over book depreciation.................      (335,139)       (687,573)
  Prepaid real estate taxes..................            --         (53,993)
                                               ------------    ------------
                                                   (335,139)       (741,566)
                                               ============    ============
Net deferred taxes...........................  $         --    $         --
                                               ============    ============

11. OPERATING LEASES

     The Company leases office space and other equipment at various locations under operating leases. Certain leases contain renewal options. Rent expense totaled $338,112, $831,910 and $1,541,339 for 1997, 1998 and 1999, respectively.
Future minimum rental payments under noncancelable operating leases at December 31, 1999 were as follows:

2000........................................................  $1,202,328
2001........................................................   1,138,450
2002........................................................     969,464
2003........................................................     622,812
2004........................................................     381,746
Thereafter..................................................   3,361,705
                                                              ----------
Total minimum lease payments................................  $7,676,505
                                                              ==========

     The Company leases a portion of its corporate headquarters to an unrelated party with annual minimum rental payments of approximately $826,000. The original lease term expires June 30, 2003. The agreement provides for renewal periods.

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities consists of the following:

                                                             1998          1999
                                                          ----------    -----------
Customer deposits.......................................  $1,569,370    $ 1,573,370
Accrued interest........................................   5,018,789        471,967
Deferred revenue........................................     371,923        698,803
Current return on Class A common stock..................     302,383      4,439,779
Accrued financing origination fee.......................          --      1,350,000
Other...................................................   1,325,462      3,287,106
                                                          ----------    -----------
                                                          $8,587,927    $11,821,025
                                                          ==========    ===========

13. RELATED PARTY TRANSACTIONS

     The principal stockholders of Telergy are also principal stockholders of KCI Long Distance, Inc. ("KCI") and Worldnet Communications, Inc., doing business as TMS ("TMS") which are related companies with which Telergy shares common office space and management/ administrative services and also have other transactions in the ordinary course of business. TMS owns 1,899 Class A common shares of Telergy as of December 31, 1999.

     During 1997 the following significant transactions occurred between the related companies: The Company paid general expenses of KCI and TMS totaling $59,992 and $60,465, respectively. KCI paid general expenses of the Company totaling $141,438. KCI provided certain consulting services to and agreed not to compete, through December 31, 1997, with Telergy for a one-time payment of $250,000. Telergy purchased from KCI certain fixed assets and KCI's commercial customer base for $1,250,000, the Telergy service mark for $150,000, and miscellaneous assets totaling $49,241. Telergy Central allocated certain overhead costs, primarily rent, telephone, salaries and equipment expenses, to KCI in the amount of $35,991 and to TMS in the amount of $107,973. TMS provided certain consulting services to Telergy and agreed not to compete, through December 31, 1997, with Central for a one-time payment from Telergy of $200,000.

     During 1998 the following significant transactions occurred between the related companies: The Company paid general expenses of KCI and TMS totaling $80,850 and $36,134, respectively. KCI paid general expenses of the Company totaling $77,075. The Company allocated certain overhead costs, primarily rent, telephone, salaries and equipment expenses, to KCI in the amount of $21,257 and to TMS in the amount of $132,960. The Company purchased from KCI its residential customer base for $150,000 and the rights to the Telergy Canadian service mark for $150,000.

     During 1999 the following significant transactions occurred between the related companies: The Company paid general expenses of KCI and TMS totaling $5,033 and $24,106, respectively. KCI paid general expenses of the Company totaling $61,785. The Company allocated rent to TMS in the amount of $47,226. The Company provided certain consulting services to TMS for a one-time payment of $246,974.

     Transactions are settled through cash payments between the companies or KCI and TMS applying cash received directly from Telergy Central customers in payment of accounts receivable towards amounts due. Amounts due as a result of the above and other transactions

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

occurring between the related companies are reflected in the due to and due from affiliated companies amounts in the balance sheet at December 31, 1998 and 1999.

     NME has provided certain consulting services in connection with establishing the fiber optic network to the Company. These services amounted to $108,000, $4,000 and $264,000 in 1997, 1998 and 1999, respectively.
Approximately $5,000 and $68,000 of these amounts were included in accounts payable at December 31, 1998 and 1999, respectively.

     During 1998, NME purchased 83,334 shares of the Company's Class A common stock for $10,000,080 (see Note 7). During 1999, Opinac North America, Inc. ("Opinac"), an affiliate of NME, advanced approximately $25 million in exchange for an 8% convertible note for that amount and acquired 41,666 shares of Class A common stock and a warrant to purchase 100,000 shares of Class A common stock for $5 million. The principal amount of the note was subsequently converted in 1999 to 208,334 shares of Class A common stock at a conversion price of $120 per share.

     The President and Chief Executive Officer of NME and the President and Chief Operating Officer of Niagara Mohawk Holdings, Inc, became Directors of Telergy during 1999.

     The Company paid approximately $22,000, $112,000 and $304,000 for charter air services in 1997, 1998 and 1999, respectively to a company whose sole shareholder is an Officer and Director of Telergy.

     During 1999 in connection with raising equity capital the Company incurred a fee in the amount of $1,200,000 payable to a Director of Telergy, this fee was paid in January 2000. The fee was charged against additional paid-in-capital in 1999.

14. COMMITMENTS AND CONTINGENCIES

     Pursuant to a long distance telephone service resale agreement with MCI WorldCom Network Services ("WorldCom"), the Company is required to purchase a minimum of $100,000 of services from WorldCom in order to receive certain volume discounts. In the event the Company fails to meet its minimum commitment, it must pay a deficiency charge equal to the difference between the monthly commitment and the actual revenue so that WorldCom is guaranteed its $100,000 minimum monthly revenues. The Company has consistently met its minimum commitments.

     The Company is involved in certain claims and lawsuits arising in the normal course of business. Management is vigorously defending these actions. The Company does not believe that these claims or lawsuits will have a material effect on the Company's financial condition or results of operations.

15. DARK FIBER LEASE AND OTHER AGREEMENTS

     On January 31, 1997, Telergy, in its corporate capacity and as General Partner of Central, and Citizens Communications Company (Citizens) entered into a User Agreement to Lease Dark Fiber, whereby Central will lease to Citizens 12 strands of dark fiber along Central's fiber optic network for a period of 45 years. This period corresponds to the term of the NMPC Right of Occupancy agreement including the two 10-year renewal options which Central is required to exercise under the terms of the Citizens agreement. In return, Citizens paid Central $10 million in upfront user fees plus certain additional future annual fees for maintenance and other charges. Central received $4 million in February 1997 and $6 million in February 1998 from Citizens as

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

payment of the user fee. The $10 million of revenue associated with the user fees has been deferred and is being recognized over the lease term, beginning in 1998 when the network was placed in service. This agreement also permits Central to lease fiber from Citizens within a route, if constructed, from Syracuse to Pleasant Valley, New York without cost to Central.

     On February 20, 1997, Central, Telergy, Inc. and Hyperion Telecommunications of NY, Inc. (Hyperion) entered into the Fiber Construction and Operating Agreement (the Hyperion Agreement), whereby Central will lease to Hyperion 24 strands of dark fiber along Central's backbone fiber optic network as well as dark fiber strands in local loops installed in NMPC's territory, where applicable. Hyperion is required to share in the cost of local loops off of the network for which it desires dark fiber strands yet to be constructed in proportion to its share in fibers used within the loop. Hyperion agreed to pay certain maintenance charges and fees to Central.

     In October 1998 the Company entered into an agreement with Bell Canada for the lease of dark fiber strands in five Segments of the Company's network in New York State and Canada. The agreement calls for Bell Canada to pay the Company a set dollar amount per fiber mile for each strand of dark fiber leased in the segments. The term of the agreement is for a period of 20 years after Bell Canada's acceptance of the final segment of all of the segments of dark fiber. Bell Canada was required to pay a deposit of $1,567,000 in 1998 under the lease agreement. The Company received approximately $10,450,000 of the remaining minimum amount due under the lease agreement in February 2000 as a result of the delivery and acceptance of all segments. Approximately $1.3 million remains due from Bell Canada under the lease agreement. The revenue associated with this lease is being deferred and will be recognized over the lease term beginning when each segment is delivered and accepted by Bell Canada.

     In 1998 the Company entered into a non-exclusive franchise agreement with the City of New York which gives the Company the right to install and operate a telecommunications system over and under property of the City in order to provide telecommunications services which originate and/or terminate in the franchise area. The franchise is granted for a term of 15 years. In connection with this agreement, the Company was required to issue, to the benefit of the City, and has outstanding at December 31, 1999 an irrevocable standby letter of credit in the amount of $250,000. The letter of credit is secured by a $250,000 time deposit of the Company. The Company will be required to pay, upon completion of the City network, a franchise fee each year to the City equal to a set percentage of gross revenue attributable to the City network, with a minimum of $200,000. The Company is also committed to provide a certain amount of fiber capacity in the City network to the City.

     In 1998 the Company entered into a binding letter agreement with Metrix Interlink Corporation ("Metrix") to jointly build a fiber optic network from Montreal, Canada to Albany, New York using right-of-way obtained by Metrix in Canada and by the Company in New York State. The costs and expenses of constructing, installing and maintaining the network will be shared by both parties. Ownership of the conduits and fibers contained in the network shall be split between the Company and Metrix. Metrix was subsequently acquired by MCI WorldCom.

     In May 1999, the Company entered into a Master Services Agreement with Teleglobe USA, Inc. Under the agreement, both Teleglobe and Telergy established $15 million notional balances to be drawn upon by the other party. The Teleglobe balance can be drawn upon for a three year period by Telergy for network management services, customer service and technical support, other consulting services and use of Teleglobe's network at a discount off Teleglobe's standard rates. The Telergy balance can be drawn on by Teleglobe to acquire dark fiber IRUs in the

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Telergy network. Teleglobe will have the right to collocate its equipment and receive collocation services pursuant to the terms of an IRU agreement between Telergy and Teleglobe. As of December 31, 1999, no services were drawn by Telergy and no dark fiber IRUs have been acquired by Teleglobe, as such there has been no accounting treatment given to this agreement in the accompanying financial statements.

     In July 1999, the Company entered into an agreement with US Crossing, Inc. a wholly-owned subsidiary of Global Crossing. Telergy agreed to provide US Crossing with exclusive use of an IRU in 96 strands of dark fiber in Telergy's New York City ring for a minimum of 20 years. This includes delivery of an IRU in a ring around Manhattan on or before December 31, 2000 and delivery of an IRU in the entire New York city ring on or before December 31, 2002. The Company is liable for liquidated damages of $25,000 per day up to $2.5 million; if the Manhattan ring is not delivered by March 1, 2001 remedies beyond liquidated damages are available to US Crossing. In exchange for the IRUs, US Crossing has agreed to pay annual maintenance fees and to provide various forms of operational support and consulting services to Telergy. US Crossing has also agreed to provide Telergy collocation space in Telergy's operating areas in the United States where US Crossing has such space available. US Crossing has further agreed to provide Telergy capacity and services on its global network if available, at discounted prices.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          Cash and Cash Equivalents: The carrying amount reported in the balance sheets for cash and cash equivalents approximates fair value.

          Accounts Receivable and Accounts Payable: The carrying amounts reported in the balance sheets for accounts receivable and accounts payable approximate fair value.

          Notes Payable: The carrying amounts reported in the balance sheets for notes payable approximate fair value based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

          Long-Term Debt: The carrying amounts reported in the balance sheet for long-term debt approximates the fair value based on the Company's current incremental borrowing rates for similar types of borrowing arrangements or a settlement rate.

17. INVESTMENT IN TELERGY EAST LLC

     On June 10, 1998, the Company entered into an operating agreement with Energy East Telecommunications, Inc. ("Energy East Telcom"), a wholly owned subsidiary of Energy East Corporation ("Energy East"), to form a limited liability company Telergy East LLC ("Telergy East"). The Company and Energy East Telcom each have a 50% ownership interest in Telergy East. The Company's investment in Telergy East is accounted for under the equity method and is stated at cost, plus equity in subsequent earnings or loss. Telergy East will provide all forms of telecommunication products and services in geographic locations where a fiber optic network is constructed and installed, including spurs and loops, using the right-of-way of New York State Electric & Gas Corporation ("NYSEG") (a wholly owned subsidiary of Energy East). Each member is obligated to contribute the amount of capital necessary to fund 50% of the design, permitting, engineering, construction, installation and testing costs of the backbone network, between Binghamton and Auburn, New York, and spurs to be constructed in Binghamton and

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Ithaca, New York. Telergy provided funding of approximately $9,300,000 to Telergy East during the construction period of the backbone network. During 1999 Energy East made a cash contribution to Telergy East of approximately $4,650,000, representing 50% of the incurred cost. This contribution was paid to Telergy in satisfaction of 50% of the amounts due to Telergy, the remaining 50% due to Telergy was canceled in satisfaction of Telergy's required capital contribution to Telergy East. Going forward, the members shall contribute sufficient capital to fund the Ithaca and Binghamton spurs and any other construction activities mutually agreed upon by Telergy and Energy East.

     The Telergy East LLC operating agreement provides for the members to mutually decide whether to construct and install any other spurs. If one member elects not to participate in that spur, then the other member can proceed to have Telergy East construct the spur and that member would be required to make capital contributions to fund all construction costs. Such one member spurs would operate as separate divisions of Telergy East. Telergy East entered into a fiber construction agreement in June 1998 with Wilde Construction, Inc. (a subsidiary of MasTec North America, Inc.) for Wilde to serve as the primary contractor for the construction of the backbone network and spurs.

     On June 10, 1998 Telergy East entered into an agreement with NYSEG whereby Telergy East was granted the non-exclusive right-of-occupancy to install Telergy East's backbone network between Binghamton and Auburn, spurs and facilities using NYSEG's right-of-way, poles, towers, abandoned gas and propane pipeline, conduit and ducts. The initial term of the agreement is for 25 years and includes the right and option to extend the initial term of the agreement for up to two consecutive extension periods of ten years each. In consideration of the granting of the right of occupancy within the backbone network rights-of-way, Telergy East shall pay an annual fee of approximately $338 per pole for attachment for the initial construction of the backbone network. Initial backbone network will be constructed using primarily above ground poles and towers. For spurs to be constructed or installed on NYSEG right-of-way, Telergy East shall provide NYSEG with six dark fiber strands along the entire length of any such spur. NYSEG has the irrevocable right to use such dark fibers and NYSEG shall have the right to use those fibers to satisfy its own internal communication needs or may lease or transfer the dark fibers to third parties or NYSEG affiliates.

     Energy East Telcom may elect to participate in the Cornell Project and have it become part of Telergy East by making a capital contribution equal to 50% of the capital costs incurred by Telergy to construct and install the Cornell Project. The cash paid in by Energy East Telcom shall be distributed to the Company. The Company will contribute the business and assets of the Cornell Project into Telergy East.

                         TELERGY, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is summarized financial information for Telergy East as of December 31, 1998 and 1999 for the period from June 10, 1998 to December 31, 1998 and the year ended December 31, 1999.

                                                       1998          1999
                                                    ----------    ----------
Current assets....................................  $       70    $   58,984
Property and equipment, net.......................   6,566,332     9,274,566
Accounts payable and other current liabilities....   1,946,288       191,219
Due to Telergy, Inc...............................   4,729,551       341,207
Due to Energy East................................          --        68,000
Unearned fiber lease revenue......................          --     2,000,424
Partners' (deficit) equity........................    (109,439)    6,738,900
Service revenue...................................          --        69,998
Operating expenses................................     109,438     1,061,327
Net loss..........................................     109,438     1,058,028

     The Due to Telergy, Inc. balance represents amounts advanced, in excess of repayments received, to Telergy East to fund construction and operations.

18. LIQUIDITY CONSIDERATIONS

     The Company has a working capital deficit as of December 31, 1999 of approximately $151 million. As discussed in Note 4, this is the result of, among other things, the Company's credit facility being recorded as a current liability at December 31, 1999, since a covenant of the credit facility requires the Company to raise a minimum of $200 million through an initial public offering of its common stock or through the issuance of public debt by September 30, 2000. It is management's intention to complete an initial public offering by September 30, 2000; however the timely completion can not be assured. Alternatively, management plans to secure other forms of financing or increase the amount of dark fiber leased under IRUs in order to raise sufficient proceeds to pay off the outstanding balance of the credit facility at September 30, 2000. Management believes that the amount of dark fiber to be leased to pay off the credit facility would not have a significant impact on the Company's network capacity for its continuing operations.

------------------------------------------------------
------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell on the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                           -------------------------

                               TABLE OF CONTENTS

                                       Page
                                       ----
Prospectus Summary...................    1
Risk Factors.........................    6
Forward-Looking Statements...........   17
Industry Data........................   17
Use of Proceeds......................   18
Dividend Policy......................   18
Capitalization.......................   19
Dilution.............................   20
Selected Consolidated Financial
  Data...............................   21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   23
Business.............................   31
Government Regulation................   50
Management...........................   59
Principal Stockholders...............   67
Certain Relationships and Related
  Transactions.......................   71
Description of Capital Stock.........   81
Shares Eligible for Future Sale......   85
Underwriting.........................   87
Legal Matters........................   88
Experts..............................   89
Where You Can Find Additional
  Information........................   89
Index to Financial Statements........  F-1

                           -------------------------
     Through and including             , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                            Shares
                                 TELERGY, INC.
                              Class A Common Stock
                           -------------------------

                                     [LOGO]

                           -------------------------
                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                         BANC OF AMERICA SECURITIES LLC
                               CIBC WORLD MARKETS
                            RBC DOMINION SECURITIES

                      Representatives of the Underwriters

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discount, payable by Registrant in connection with the sale of common stock being registered hereby. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee........................................  $66,000
NASD fee....................................................  $25,500
Nasdaq National Market listing fee..........................
Printing and engraving expenses.............................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Blue sky fees and expenses..................................
Transfer agent fees.........................................
Miscellaneous...............................................
          Total.............................................  $

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of Registrant may and, in certain cases, must be indemnified by Registrant against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to Registrant, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

     Article 8 of our Certificate of Incorporation, as amended, provides that no director shall be liable to Registrant or its stockholders for monetary damages for breaches of the director's fiduciary duties to the fullest extent permitted by the DGCL.

     Reference is made to the underwriting agreement to be filed as Exhibit 1.1 hereto, pursuant to which the underwriters have agree to indemnify Registrant's officers and directors against certain liabilities under the Securities Act of 1933.

     Registrant has purchased directors' and officers' liability insurance in order to limit its exposure to liability for indemnification of directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since May 1, 1997, Registrant has issued unregistered securities to a limited number of people as described below. These issuances were deemed exempt from registration under the Securities Act in reliance on Rule 701 or Section 4(2) promulgated thereunder.

     (1) From December 1997 to September 1998, in connection with bridge loans of approximately $9.8 million, we issued warrants to purchase 202,974 shares of Class A common stock to certain accredited investors at an exercise price of $60.00 per share.

     (2) In October and November 1998, we issued 6,745 shares of Class A common stock at a price of $120.00 per share to a group of accredited investors for $809,400 in cash. These shares contain provisions requiring us to redeem these shares, in certain circumstances, for cash.

     (3) In November 1998, we issued 83,334 shares of Class A common stock at a price of $120.00 per share to Niagara Mohawk Energy for $10,000,080 in cash.

     (4) From February to July 1999, we issued 143,160 shares of Class A common stock at a price of $120.00 per share to a group of accredited investors for $17,179,200 in cash.

     (5) In May 1999, we issued 125,000 shares of Class A common stock to Teleglobe at a price of $120.00 and warrants to purchase 83,333 shares of Class A common stock at an exercise price of 120.00 per share for an aggregate of $15,000,000 in cash. The warrants were not exercised and expired in 1999.

     (6) In May 1999, in exchange for $30.0 million in cash, we issued to Opinac, an affiliate of Niagara Mohawk Energy, an 8% subordinated convertible note due 2001 in the principal amount of $25.0 million, 41,666 shares of Class A common stock and warrants to purchase 100,000 shares of Class A common stock at an exercise price of $60.00 per share. In June 1999, the entire outstanding principal amount of the note was converted into 208,334 shares of Class A common stock.

     (7) In May 1999, in connection with a $50.0 million revolving credit facility, we issued warrants to purchase 171,250 shares of Class A common stock to MasTec North America, Inc. at an exercise price of $60.00 per share. The warrant is exercisable at any time until May 31, 2004.

     (8) In September 1999, in connection with a $25.0 million capital lease agreement between us and GATX Telecom Investors I, L.L.C., a financing syndicate, we issued warrants to purchase an aggregate of 14,583 shares of Class A common stock to GATX Capital Corporation, Dana Commercial Credit Corporation, Pacific Century Financial Corporation and IBM Credit Corporation at an exercise price of $120.00 per share. The warrants are exercisable until the later of three years from the consummation of this offering and September 15, 2006.

     (9) In September 1999, we sold to GC Dev., a subsidiary of Global Crossing, 404,576 shares of 8% Series A preferred stock and warrants to purchase 564,227 shares of Class A redeemable common stock at an exercise price of $98.87 per share for an aggregate of $40.0 million in cash. The warrant is exercisable through the consummation of this offering.

     (10) In November 1999, in connection with a $50 million credit facility, we issued warrants to purchase 65,481 shares of Class A common stock to Bank of America at an exercise price of $120.00 per share. The warrant is exercisable at any time until November 19, 2002.

     (11) In May 2000, we sold to GPU Telcom, 52,220 shares of Series B convertible redeemable preferred stock at $383 per share and contingent warrants for an aggregate purchase price of approximately $20.0 million in cash. The Series B preferred stock will automatically convert, on a one-to-one basis, subject to adjustment, into Class A common stock upon the consummation of this offering. The contingent warrants are exercisable, at the same time that the Series B preferred stock is converted, for a number of shares of Class A common stock, if any, that will enable GPU Telcom to attain a minimum required return on its investment.

     (12) From April 1998 to May 2000, we granted to certain executive officers and directors, as part of their employment with us, options to purchase up to 637,500 shares of Class A common stock at an exercise price of $0.01 per share. The options generally vest over three years and expire 10 years after the date of issuance. Certain options will vest upon completion of this offering.

     (13) In June 1999, we issued to one of our directors under an agreement an option to purchase 30,000 shares of Class A common stock at an exercise price of $0.01 per share. The option vests upon completion of this offering and expires in April 2008.

     (14) From October 1999 to April 2000, we granted to five employees, as part of their employment with us, options to purchase 19,500 shares of Class A common stock at an exercise price of $0.01 per share. The options generally vest over three years and expire 10 years after the date of issuance.

     (15) In March 2000, we granted to an employee an option to purchase 2,000 shares of Class A common stock at an exercise price of $1.00. The option vests over three years and expires in March 2010.

     (16) In March 2000, we granted to an individual under his consulting agreement an option to purchase up to 20,000 shares of Class A common stock at an exercise price of $0.01 per share. The option vests over three years and expires in March 2010.

     The sales and issuance of securities described in paragraph (1) through
(11) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2), or Regulation D promulgated thereunder, as a transaction by an issuer not involving any public offering.

     The sales and issuance of securities described in paragraph (12) through
(16) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and Rule 701 promulgated thereunder as a transaction by an issuer not involving any public offering and a transaction either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided in Rule 701.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT    DESCRIPTION
--------   -----------
 1.1*      Form of Underwriting Agreement.
 3.1       Certificate of Incorporation of the Registrant, as amended.
 3.2       Certificate of Designations of Series B Convertible
           Redeemable Preferred Stock.
 3.3       By-laws of the Registrant.
 4.1*      Specimen certificate of Class A common stock.
 5.1*      Opinion of Shearman & Sterling.
 9.1       Voting Trust Agreement between Kevin J. Kelly, Brian P.
           Kelly and William M. Kelly, Jr. dated December 27, 1999.
 9.2       Form of Voting Trust Agreement between Kevin J. Kelly and
           certain shareholders.
10.1.1+    Right of Occupancy Agreement between the Registrant and
           Niagara Mohawk Power Corporation dated February 2, 1996.
10.1.2+    First Modification to Right of Occupancy Agreement between the Registrant and Niagara Mohawk Power Corporation dated
           September 25, 1997.
10.2.1     Stock Purchase Agreement between the Registrant and Niagara
           Mohawk Energy, Inc. dated November 10, 1998.
10.2.2     First Modification to the Stock Purchase Agreement between the Registrant and Niagara Mohawk Energy, Inc. dated May 11,
           1999.

EXHIBIT    DESCRIPTION
--------   -----------
10.3.1     Conversion Rights Agreement between the Registrant and Plum
           Street Enterprises dated April 24, 1998.
10.3.2     Amendment No. 1 to Conversion Rights Agreement between the
           Registrant and Plum Street Enterprises dated November 10,
           1998.
10.3.3     Amendment No. 2 to Conversion Rights Agreement between the
           Registrant and Plum Street Enterprises dated July 15, 1999.
10.4+      License and Operating Agreement between Telergy Metro, LLC and Consolidated Edison Company of New York, Inc. dated
           January 28, 1998.
10.5+      Right of Occupancy Agreement between Telergy East, LLC and
           New York State Electric & Gas Corporation dated June 10,
           1998.
10.6       Strategic Construction Operating Agreement between the
           Registrant and MasTec North America, Inc. dated May 6, 1998.
10.7.1     Master Purchase Agreement between Telergy Network Services,
           Inc. and Northern Telecom Inc. dated March 1, 1999.
10.7.2     Amendment No. 1 to Master Purchase Agreement between Telergy
           Network Services, Inc. and Northern Telecom, Inc. dated
           February 26, 1999.
10.7.3     Amendment No. 2 to Master Purchase Agreement between Telergy
           Network Services, Inc. and Northern Telecom, Inc. dated June
           28, 1999.
10.8.1+    Credit Agreement between the Registrant, Northern Telecom,
           Inc. and the lenders named therein dated February 26, 1999.
10.8.2     First Amendment to the Credit Agreement between the
           Registrant, Northern Telecom, Inc. and the lenders named
           therein dated November 18, 1999.
10.8.3     Second Amendment to the Credit Agreement between the
           Registrant and Nortel Networks Inc. dated December 31, 1999.
10.9       Shareholders Agreement between the Registrant and GC Dev.
           Co., Inc. dated September 9, 1999.
10.10+     IRU Agreement between U.S. Crossing, Inc. and Telergy Metro
           LLC dated September 9, 1999.
10.11.1+   Master Equipment Lease Agreement between GATX Telecom
           Investors I, LLC, Telergy Network Services, Inc. and the
           Registrant dated September 15, 1999.
10.11.2    First Amendment to Master Equipment Lease Agreement between
           Telergy Network Services, Inc., the Registrant and GATX
           Telecom Investors I, L.L.C. dated May 2, 2000.
10.12.1+   Second Amended and Restated Credit Agreement between Telergy
           Operating, Inc. and Bank Of America, N.A. dated November 19,
           1999.
10.12.2    First Amendment to Second Amended and Restated Credit
           Agreement between Telergy Operating, Inc., Bank of America and the lenders named therein dated March 30, 1999.
10.12.3    Limited Conditional Waiver and Second Amendment to Second
           Amended and Restated Credit Agreement between Telergy
           Operating, Inc. and Bank of America, N.A. and the lenders
           named therein dated April 25, 2000.
10.12.4+   Third Amendment to Second Amended and Restated Credit
           Agreement between Telergy Operating, Inc., Bank of America,
           N.A. and the lenders named therein dated April 27, 2000.
10.13      Construction Operating Agreement between Telergy
           MidAtlantic, LLC and GPU Telcom Services, Inc. dated April
           7, 2000.

EXHIBIT    DESCRIPTION
--------   -----------
10.14      Operating Agreement of Telergy Central, LLC between the
           Registrant and Plum Street Enterprises, Inc. dated April 24,
           1998.
10.15+     Operating Agreement of Telergy East, LLC between the
           Registrant and Energy East Telecommunications, Inc. dated
           June 10, 1998.
10.16      Operating Agreement of Telergy MidAtlantic, LLC between
           Telergy Network           Services, Inc. and GPU Telcom
           Services, Inc. dated April 7, 2000.
10.17      1999 Incentive Compensation Plan.
10.18.1    Employment Agreement between the Registrant and J. Patrick
           Barrett effective April 1, 1998.
10.18.2    Amendment to Employment Agreement between the Registrant and
           J. Patrick Barrett effective May 28, 1999.
21.1       Subsidiaries of the Registrant.
23.1*      Consent of Shearman & Sterling (included in Exhibit 5.1).
23.2       Consent of Ernst and Young LLP.
24.1       Power of Attorney (included in the signature page of the
           Registration Statement).
27.1       Financial Data Schedule.
99.1       Report of Independent Auditors on Financial Statement
           Schedule -- Valuation and Qualifying Accounts.

---------------
*  To be filed by amendment.
+ Confidential treatment requested as to certain portions.

     (b) Financial Statement Schedule

          Schedule II -- Valuation and Qualifying Accounts may be found at
     Exhibit 99.1.

          Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or related notes.

ITEM 17.  UNDERTAKINGS

     The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the DGCL, our Certificate of Incorporation or our by-laws, the underwriting agreement or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake that:

          1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Syracuse, New York, on May 10, 2000.

                                          TELERGY, INC.

                                          By:
                                            ------------------------------------
                                              Brian P. Kelly
                                              Chairman of the Board and
                                              Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Steven D. Rubin and Kevin J. Kelly, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                       NAME                                        TITLE                     DATE
                       ----                                        -----                     ----
                                                       Chairman of the Board and         May 10, 2000
---------------------------------------------------      Chief Executive Officer
                  Brian P. Kelly                         (Principal Executive
                                                         Officer)

                                                       President and Director            May 10, 2000
---------------------------------------------------
                J. Patrick Barrett

                                                       Vice Chairman and Executive       May 10, 2000
---------------------------------------------------      Vice President
                  Kevin J. Kelly

                                                       Executive Vice President and      May 10, 2000
---------------------------------------------------      Director
               William M. Kelly, Jr.

                       NAME                                        TITLE                     DATE
                       ----                                        -----                     ----
                                                       Chief Financial Officer           May 10, 2000
---------------------------------------------------      (Principal Accounting
                Nicholas A. Merrick                      Officer)

                                                       Director                          May 10, 2000
---------------------------------------------------
                  John F. O'Mara

                                                       Director                          May 10, 2000
---------------------------------------------------
                 J. Philip Frazier

                                                       Director                          May 10, 2000
---------------------------------------------------
                Frank J. Zaccanelli

                                                       Director                          May 10, 2000
---------------------------------------------------
                 Albert J. Budney

                                                       Director                          May 10, 2000
---------------------------------------------------
                 Joel-Tomas Citron

                                                       Director                          May 10, 2000
---------------------------------------------------
               Terence R. McAuliffe

                                                       Director                          May 10, 2000
---------------------------------------------------
                 Vincent F. Spina

                                 EXHIBIT INDEX

EXHIBIT    DESCRIPTION
--------   -----------
 1.1*      Form of Underwriting Agreement.
 3.1       Certificate of Incorporation of the Registrant, as amended.
 3.2       Certificate of Designations of Series B Convertible
           Redeemable Preferred Stock.
 3.3       By-laws of the Registrant.
 4.1*      Specimen certificate of Class A common stock.
 5.1*      Opinion of Shearman & Sterling.
 9.1       Voting Trust Agreement between Kevin J. Kelly, Brian P.
           Kelly and William M. Kelly, Jr. dated December 27, 1999.
 9.2       Form of Voting Trust Agreement between Kevin J. Kelly and
           certain shareholders.
10.1.1+    Right of Occupancy Agreement between the Registrant and
           Niagara Mohawk Power Corporation dated February 2, 1996.
10.1.2+    First Modification to Right of Occupancy Agreement between the Registrant and Niagara Mohawk Power Corporation dated
           September 25, 1997.
10.2.1     Stock Purchase Agreement between the Registrant and Niagara
           Mohawk Energy, Inc. dated November 10, 1998.
10.2.2     First Modification to the Stock Purchase Agreement between the Registrant and Niagara Mohawk Energy, Inc. dated May 11,
           1999.
10.3.1     Conversion Rights Agreement between the Registrant and Plum
           Street Enterprises dated April 24, 1998.
10.3.2     Amendment No. 1 to Conversion Rights Agreement between the
           Registrant and Plum Street Enterprises dated November 10,
           1998.
10.3.3     Amendment No. 2 to Conversion Rights Agreement between the
           Registrant and Plum Street Enterprises dated July 15, 1999.
10.4+      License and Operating Agreement between Telergy Metro, LLC and Consolidated Edison Company of New York, Inc. dated
           January 28 1998.
10.5+      Right of Occupancy Agreement between Telergy East, LLC and
           New York State Electric & Gas Corporation dated June 10,
           1998.
10.6       Strategic Construction Operating Agreement between the
           Registrant and MasTec North America, Inc. dated May 6, 1998.
10.7.1     Master Purchase Agreement between Telergy Network Services,
           Inc. and Northern Telecom Inc. dated March 1, 1999.
10.7.2     Amendment No. 1 to Master Purchase Agreement between Telergy
           Network Services, Inc. and Northern Telecom, Inc. dated
           February 26, 1999.
10.7.3     Amendment No. 2 to Master Purchase Agreement between Telergy
           Network Services, Inc. and Northern Telecom, Inc. dated June
           28, 1999.
10.8.1+    Credit Agreement between Telergy Network Services, Inc.,
           Northern Telecom, Inc. and the lenders named therein dated
           February 26, 1999.
10.8.2     First Amendment to the Credit Agreement between Telergy
           Network Services, Inc., Northern Telecom, Inc. and the
           lenders named therein dated November 18, 1999.
10.8.3     Second Amendment to the Credit Agreement between the
           Registrant and Nortel Networks Inc. dated December 31, 1999.
10.9       Shareholders Agreement between the Registrant and GC Dev.
           Co., Inc. dated September 9, 1999.

10.10*     Warrant, between the Registrant and GC Dev. Co., Inc. dated September 9, 1999.
10.11*     Registration Rights Agreement, between the Registrant and GC Dev. Co., Inc.
           dated September 9, 1999.
10.12+     IRU Agreement between U.S. Crossing, Inc. and Telergy Metro LLC dated
           September 9, 1999.
10.13.1+   Master Equipment Lease Agreement between GATX Telecom Investors I, LLC,
           Telergy Network Services, Inc. and the Registrant dated September 15, 1999.
10.13.2    First Amendment to Master Equipment Lease Agreement between Telergy Network
           Services, Inc., the Registrant and GATX Telecom Investors I, L.L.C. dated May
           2, 2000.
10.14.1+   Second Amended and Restated Credit Agreement between Telergy Operating, Inc.
           and Bank Of America, N.A. dated November 19, 1999.
10.14.2    First Amendment to Second Amended and Restated Credit Agreement between
           Telergy Operating, Inc., Bank of America and the lenders named therein dated
           March   , 1999.
10.14.3    Limited Conditional Waiver and Second Amendment to Second Amended and Restated
           Credit Agreement between Telergy Operating, Inc. and Bank of America, N.A. and
           the lenders named therein dated April   , 2000.
10.14.4+   Third Amendment to Second Amended and Restated Credit Agreement between
           Telergy Operating, Inc., Bank of America, N.A. and the lenders named therein
           dated April   , 2000.
10.15      Construction Operating Agreement between Telergy MidAtlantic, LLC and GPU
           Telcom Services, Inc. dated April 7, 2000.
10.16      Operating Agreement of Telergy Central, LLC between the Registrant and Plum
           Street Enterprises, Inc. dated April 24, 1998.
10.17+     Operating Agreement of Telergy East, LLC between the Registrant and Energy
           East Telecommunications, Inc. dated June 10, 1998.
10.18      Operating Agreement of Telergy MidAtlantic, LLC between Telergy Network
                     Services, Inc. and GPU Telcom Services, Inc. dated April 7, 2000.
10.19      1999 Incentive Compensation Plan.
10.20.1    Employment Agreement between the Registrant and J. Patrick Barrett effective
           April 1, 1998.
10.20.2    Amendment to Employment Agreement between the Registrant and J. Patrick
           Barrett effective May 28, 1999.
21.1       Subsidiaries of the Registrant.
23.1*      Consent of Shearman & Sterling (included in Exhibit 5.1).
23.2       Consent of Ernst and Young LLP.
24.1       Power of Attorney (included in the signature page of the Registration
           Statement).
27.1       Financial Data Schedule.
99.1       Report of Independent Accountants on Financial Data Schedule -- Valuation and
           qualifying accounts.

---------------
*  To be filed by amendment.
+ Confidential treatment requested as to certain portions.